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SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

Filed by the Registrant /x/
Filed by a Party other than the Registrant / /
Check the appropriate box:
/ /	Preliminary Proxy Statement
/ /	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/x/	Definitive Proxy Statement
/ /	Definitive Additional Materials
/ /	Soliciting Material Pursuant to §240.14a-12
BYL BANCORP 1875 North Tustin Street Orange, California 92865
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
/ /	No fee required
/ /	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
/x/	Fee paid previously with preliminary materials.
/ /	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid: None
	(2)	Form, Schedule or Registration Statement No.: None
	(3)	Filing Party: None
	(4)	Date Filed: None

August 8, 2001

Dear Shareholder:

    You are cordially invited to attend the 2001 annual meeting of shareholders of BYL Bancorp ("BYL") on Wednesday, September 26, 2001 at 9:00 a.m. at Yorba Linda Community Center, Club Room, 4501 Casa Loma Avenue, Yorba Linda, California.

    As you have probably read, we have signed an Agreement and Plan of Reorganization with First Banks America, Inc. ("FBA") and its subsidiary, First Bank and Trust ("FB&T") ("Merger Agreement") in which BYL would be merged with a wholly-owned subsidiary of FBA; and BYL's wholly-owned subsidiary, BYL Bank Group, would be merged into FB&T. The term "merger" includes the merger of BYL with a wholly-owned subsidiary of FBA and BYL Bank's merger into FB&T. In the proposed merger, you will receive $18.50 in cash for each share of BYL common stock that you own. The merger will be a taxable transaction to stockholders generally. Stockholders of BYL will have no equity interest in either BYL or FBA after completion of the merger. The closing price of BYL common stock as reported on the Nasdaq Stock Market on June 21, 2001, the last full trading day prior to public announcement of the merger, was $14.65.

    We believe the merger is in your best interests as shareholders and we hope you will support it. Information about the proposed merger is included in the enclosed proxy statement. We will also be voting on the election of four individuals to BYL's board of directors to serve until the merger is completed or until the 2003 annual shareholders meeting. Please give these proxy materials your careful attention.

    The merger cannot be completed until shareholders of BYL approve the proposed merger and the merger agreement. Your vote is very important. Whether or not you plan to attend the meeting, please take the time to vote by completing and mailing the enclosed proxy card to us.

    Your board of directors has unanimously approved the merger and the merger agreement, and recommends that you vote to approve it as well.

Sincerely,

H. Rhoads Martin, Jr. Chairman of the Board	Barry J. Moore Acting President and Chief Executive Officer

    Please do not send in your stock certificates at this time. If the merger is consummated, you will be sent instructions regarding the surrender of your stock certificates.

BYL BANCORP
1875 North Tustin Street
Orange, California 92865
Phone: (714) 685-1317
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON SEPTEMBER 26, 2001

    Notice is hereby given that the annual meeting of the shareholders of BYL Bancorp ("BYL"), will be held at 9:00 a.m. on Wednesday, September 26, 2001, at the Yorba Linda Community Center, Club Room, 4501 Casa Loma Avenue, Yorba Linda, California (the "meeting" or "annual meeting").

    At the meeting, you will be asked to consider and vote on the following:

  1.
  A proposal to approve the Agreement and Plan of Reorganization dated as of June 22, 2001 (the "merger agreement") as well as the principal terms of the merger (as defined below) and the other transactions contemplated thereby. A copy of the merger agreement is attached as Appendix A to the proxy statement. Under the merger agreement,

  •
  each outstanding share of BYL will be converted into the right to receive $18.50 in cash;

  •
  BYL will be merged with a wholly-owned subsidiary of First Banks America, Inc. ("FBA"), and BYL Bank Group will be merged with and into First Bank and Trust ("FB&T") (the term "merger" includes the merger of BYL with a wholly-owned subsidiary of FBA, and BYL Bank Group being merged with and into FB&T).

  •
  a copy of the merger agreement is attached as Appendix A to the proxy statement.

  2.
  The election of the following four directors to BYL to serve as directors of BYL:

Henry C. Cox II	Neil F. Hatcher
Seymour M. Jacobs	H. Rhoads Martin, Jr.

    In order to assist BYL in complying with the merger agreement, all of the directors of BYL will resign upon the closing of the merger and be replaced by representatives of FBA. In the event the merger is not consummated, the persons elected as directors at this meeting will continue to serve as directors of BYL until the 2003 Annual Meeting of Shareholders.

  3.
  Such other business as may properly come before the annual meeting or any adjournments or postponements thereof.

    The board of directors has fixed the close of business on August 1, 2001 as the record date for the determination of the shareholders entitled to have notice of and to vote at BYL's annual meeting and any adjournments or postponements thereof.

    Your board of directors recommends a vote "FOR" the merger agreement and the merger, and "FOR" the candidates who have been nominated.

    Your vote is very important.  Please mark, sign, date and return your proxy promptly, whether or not you plan to attend the annual meeting. Your proxy will be revocable, either in writing or by voting in person at the meeting, at any time prior to its exercise, by following the procedure described in the proxy statement.

    If you would like to attend the BYL annual meeting and your shares are held by a broker, bank or other nominee, you must bring to the meeting a recent brokerage statement or a letter from the nominee confirming your beneficial ownership of the shares. You must also bring a form of personal identification. In order to vote your shares at the annual meeting, you must obtain from the nominee a proxy issued in your name.

By Order of the Board of Directors,
August 8, 2001 Orange, California	John F. Myers Secretary

BYL Bancorp
1875 North Tustin Street
Orange, California 92865

PROXY STATEMENT

    This proxy statement is furnished to the holders of outstanding shares of common stock of BYL Bancorp ("BYL"), in connection with the solicitation of proxies by BYL to approve and adopt the Agreement and Plan of Reorganization involving BYL and its wholly-owned subsidiary, BYL Bank Group, First Banks America, Inc. ("FBA") and its wholly owned subsidiary, First Bank and Trust ("FB&T") dated June 22, 2001 (the "merger agreement").

    If the merger contemplated by the merger agreement is completed, FBA will pay $18.50 in cash for each share of BYL common stock you own, and BYL by virtue of the transactions contemplated by the merger agreement will be merged with a wholly-owned subsidiary of FBA, and BYL Bank Group ("BYL Bank") will be merged into FB&T and cease to exist (the "merger").

    THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER.

    We have scheduled the 2001 annual meeting of our shareholders to vote on the merger agreement and the merger. This meeting will be held at the Yorba Linda Community Center, Club Room, 4501 Casa Loma Avenue, Yorba Linda, California, on Wednesday, September 26, 2001 at 9:00 a.m., local time. At the annual meeting, we also intend to elect the following four BYL directors to serve until the completion of the merger or until the 2003 annual shareholders meeting:

Henry C. Cox II	Neil F. Hatcher
Seymour M. Jacobs	H. Rhoads Martin, Jr.

    Whether or not you plan to attend the meeting, please take the time to vote by completing and signing the enclosed proxy card and mailing it to us. If you complete, sign and mail your proxy without indicating how you want to vote, your proxy will be counted as a vote in favor of the merger agreement and the merger. If you abstain or do not vote, this will have the effect of a vote against the merger agreement and the merger. The merger agreement and the merger must be approved by not less than a majority of the outstanding shares of common stock of BYL. Therefore, your vote is very important.

    This proxy statement provides you with detailed information about the merger. We encourage you to read this entire document carefully.

    The Securities and Exchange Commission has not passed upon the accuracy or adequacy of this proxy statement. Any representation to the contrary is unlawful.

    This proxy statement, the accompanying notice of annual meeting and the accompanying form of proxy are first being mailed to BYL's shareholders on or about August 8, 2001.

INFORMATION ABOUT BYL BANCORP AND BYL BANK GROUP	31
General	31
Additional Information Concerning BYL	31
INFORMATION ABOUT FIRST BANKS AMERICA, INC. AND FIRST BANK & TRUST	31
General	31
FORWARD-LOOKING STATEMENTS	32
PROPOSAL 2: ELECTION OF DIRECTORS	33
Number of Directors and Division of Directors into Classes	33
Nominees for Election as Directors	33
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	35
The Board of Directors and Committees	38
Executive Officers	39
Director Compensation	39
Executive Compensation	40
Employment Agreements	41
Compensation Committee Interlocks and Insider Participation	42
Compensation Committee Report	42
CEO Compensation	43
Compensation Committee	43
Performance Graph	44
Salary Continuation Agreements	45
BYL Bank Bonus Pool	46
401(k) Plan	46
BYL 1997 Stock Option Plan	46
Certain Transactions	48
Relationship With Independent Accountants	49
OTHER BUSINESS	49
APPENDICES
APPENDIX A Agreement and Plan of Reorganization	A-1
APPENDIX B Fairness Opinion of Endicott Financial Advisors, LLC dated June 22, 2001	B-1
APPENDIX C Dissenter's Rights—Chapter 13 of California Corporations Code	C-1

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:
What is happening in this transaction?

A:
BYL is merging with and into a wholly-owned subsidiary of FBA. At the same time, BYL's banking subsidiary, BYL Bank Group, is merging with and into FBA's banking subsidiary, FB&T. The combined enterprise will consist of one holding company and one bank. For convenience, we refer to the entire transaction in this proxy statement as simply "the merger."

Q:
Why is this merger proposed?

A:
BYL is proposing this merger because its board of directors has concluded that this merger is in the best interests of BYL and its shareholders.

Q:
Why have you sent me this document?

A:
This proxy statement contains important information regarding the proposed merger, as well as information about BYL and FBA and their respective banking subsidiaries. It also contains important information about what the BYL board of directors and management considered when evaluating this proposed merger. We urge you to read this proxy statement carefully, including its appendices.

Q:
What will I receive in this merger?

A:
Under the merger agreement, you will have the right to receive cash in the amount of $18.50, for each share of the BYL common stock that you own.

Q:
What are the federal tax consequences of the merger to me?

A:
The exchange in shares of BYL common stock for cash in the merger will be treated as a sale of those shares for federal income tax purposes. Each shareholder will realize gain or loss measured by the difference between (i) the shareholder's adjusted tax basis in the shares exchanged in the merger, and (ii) the amount of cash received therefor. You should consult your tax adviser for a full understanding of the consequences of the merger to you.

Q:
What if I object to the merger?

A:
If you vote against the merger and follow the other steps required by law to perfect your dissenter's rights, and a sufficient number of shareholders also vote against the merger, you will be entitled to receive cash for your BYL shares equal to the fair market value of such BYL shares as of June 21, 2001. If you would like to know more about dissenters' rights, please see "The Merger—Dissenters' Rights," along with Appendix C.

Q:
How do I vote?

A:
Simply indicate on your proxy card how you want to vote and then sign and mail your proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at BYL's annual meeting.

Q:
If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A:
Your broker will not vote your shares for you unless you provide instructions to your broker on how to vote. It is important therefore that you follow the directions provided by your broker regarding how to instruct your broker to vote your shares. If you fail to instruct your broker how to vote your shares, the effect will be the same as a vote against the merger agreement.

Q:
What happens if I don't vote?

A:
If you don't vote, your shares will not be counted to establish a quorum at the annual shareholders meeting. Not voting also has the same effect as voting against the merger.

Q:
Can I change my vote after I have mailed my signed proxy card?

A:
Yes. You may change your vote at any time before your proxy is voted at the annual meeting. If your shares are held in your name you may do this in one of three ways. First, you may send a written instrument to the Secretary of BYL revoking your proxy.

  Second, you may complete and submit a new proxy card bearing a later date. If you choose either of these two methods, you must submit your notice of revocation or your new proxy card to BYL at the address at the top of the BYL's notice of annual meeting. Third, you may attend the meeting and vote in person if you tell the Secretary that you want to cancel your proxy and vote in person. Simply attending the annual meeting, however, will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote or to vote at BYL's meeting.

Q:
Should I send in my certificates now?

A:
No. After the merger is completed, we will send you written instructions for exchanging your stock certificates.

Q:
When do you expect this merger to be completed?

  We are working toward completing this merger as quickly as possible. We currently expect to complete this merger in the fourth quarter of 2001.

  If you have more questions about the merger or the meeting, you should contact:
  Mr. Barry J. Moore
  Acting President and
  Chief Executive Officer
  BYL Bancorp
  1875 North Tustin Street
  Orange, California 92865

SUMMARY

    This brief summary, together with the "Questions and Answers" on the preceding page, highlights selected information from the proxy statement. It does not contain all of the information that is important to you. We urge you to read carefully the entire proxy statement. Each item in this summary refers to the page where that subject is discussed in more detail.

The Merger (Page 9 and Appendix A)

    This transaction includes two mergers, which are intended to occur simultaneously. In the holding company merger, BYL will merge with a wholly-owned subsidiary of FBA. In the bank merger, BYL Bank Group, BYL's banking subsidiary, will merge with and into FB&T, FBA's banking subsidiary. We have attached the merger agreement as Appendix A at the back of this proxy statement. We encourage you to read the merger agreement, as it is the legal document that governs the merger.

    In the merger, FB&T will be the surviving bank. The separate existence BYL Bank will end with the merger.

Information Regarding the Parties to the Merger (Page 31)

  First Banks America, Inc.
  600 James S. McDonnell Boulevard
  Mail Stop 014
  Hazelwood, Missouri 63042
  Phone: (314) 592-6627

    FBA is a Delaware corporation incorporated in 1978 and is registered as a bank holding company under the Federal Reserve Act, as amended. FBA operates through its subsidiary bank holding company, The San Francisco Company ("SFC") which is headquartered in San Francisco, California, and SFC's subsidiary bank, First Bank & Trust ("FB&T"), which is also headquartered in San Francisco, California. At June 30, 2001, FBA had total consolidated assets of approximately $2.6 billion, total consolidated deposits of approximately $2.2 billion, and total consolidated shareholders' equity of approximately $219.7 million.

    FB&T is a California bank headquartered in San Francisco, California, which originally commenced operations in 1978. It currently operates 18 banking offices in Northern California, 25 banking offices in Southern California and 6 banking offices in Texas.

  BYL Bancorp
  1875 North Tustin Street
  Orange, California 92865
  Phone: (714) 685-1317

    BYL is a California corporation and is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. BYL operates BYL Bank, which is its wholly-owned subsidiary. At June 30, 2001, BYL had total consolidated assets of approximately $278.3 million, total Consolidated deposits of approximately $246.1 million, and total consolidated shareholders' equity of approximately $30.2 million.

    BYL Bank is a California state-chartered bank headquartered in Orange, California. BYL Bank's main office is located at 1875 North Tustin Street, Orange, California, and operates seven full-service banking centers in its primary market areas of Orange and Riverside counties, California. In addition to conducting its regular community banking activities, BYL Bank also originates and sells non-conforming residential real estate loans and SBA guaranteed loans. BYL Bank provides personalized quality banking products and services to small- and medium-size businesses, including professionals. At

June 30, 2001, BYL Bank had total assets of approximately $278.3 million, total deposits of approximately $246.1 million, and total shareholders' equity of approximately $30.1 million.

    Additional information about BYL, including financial statements and management's discussion and analysis thereof, are included in its Form 10-K for the year ended December 31, 2000 and its Form 10-Q for the quarters ended March 31, 2001 and June 30, 2001. These documents are incorporated by reference into this proxy statement. If you want to obtain copies of these documents or other information concerning BYL, please see "INFORMATION ABOUT BYL BANCORP AND BYL BANK GROUP" at page 31.

You Will Receive Cash for Your Shares of BYL Common Stock in the Merger (Page 9)

    When the merger is completed, you will receive cash in the amount of $18.50 for each share of BYL common stock that you hold when the merger closes ("Merger Consideration"). In the merger, a wholly-owned subsidiary of FBA will merge with and into BYL. This two step transaction will be referred as the merger. Upon consummation of the merger, there will be no further public market for BYL common stock. In addition, at the time the merger is completed, BYL Bank will merge with and into FB&T.

The Merger Will be Taxable to You (Page 21)

    The merger will be taxable to BYL shareholders for federal income tax purposes. The rates at which you will be taxed will depend upon the period of time during which you held the stock. There will not be any corporate tax in this transaction in order to maximize the value to the shareholders. Therefore, the merger will be tax-free to FBA, FB&T, BYL and BYL Bank for federal income tax purposes. However, because tax matters are complicated, and tax results may vary among shareholders, we urge you to contact your own tax advisor to understand fully how the merger will affect you.

Our Board Recommends That You Approve the Merger (Page 13)

    BYL's and BYL Bank's boards of directors believe that the merger is in your best interest and that of BYL and BYL Bank. The boards believe that BYL must grow in order to compete with larger, more efficient financial institutions within its marketplace. The need has become more acute with recent consolidations in the banking industry. New regulatory requirements, the BYL and BYL Bank regulatory enforcement actions and competition from larger banks will make the future more difficult for relatively small financial institutions like BYL. At this time, the boards of directors believe the merger represents a better opportunity for the BYL shareholders than pursuing a strategy of increasing business on its own. The boards of directors have unanimously approved the merger agreement and recommend that you vote FOR the merger and the merger agreement.

Financial Advisor Gives its Opinion That Consideration is Fair to You (Page 13 and Appendix B)

    In deciding to approve the merger, BYL's board of directors considered the opinion of its financial advisor, Endicott Financial Advisors, LLC, dated as of June 22, 2001 and confirmed on June 22, 2001, as to the fairness of the merger consideration to BYL's shareholders from a financial point of view. This opinion is attached as Appendix B to this proxy statement. We encourage you to read this opinion carefully. Endicott Financial Advisors, LLC was paid for providing its opinion.

Annual Meeting to be Held on September 26, 2001 (Page 8)

    The 2001 annual meeting of BYL's shareholders will be held at 9:00 a.m. on Wednesday, September 26, 2001, at Yorba Linda Community Center, Club Room, 4501 Casa Loma Avenue, Yorba Linda, California. At the annual meeting, you will be asked to vote to approve the merger agreement and the merger. You will also be asked to elect four (4) directors for the forthcoming two years.

Record Date Set at August 1, 2001 (Page 8)

    You may vote at the annual meeting if you owned BYL common stock at the close of business on August 1, 2001. As of that date, there were 2,542,835 shares of BYL common stock outstanding and entitled to vote at the meeting. Each holder of BYL common stock is entitled to one vote per share on all matters that may properly come before the meeting, except that a shareholder may elect cumulative voting in the election of directors.

Majority Vote of Outstanding Shares Required for Approval (Page 8)

    Approval of the merger requires the affirmative vote of a majority of the outstanding shares of BYL common stock.

You May Exercise Dissenters' Rights (Page 19 and Appendix C)

    Holders of BYL common stock who vote against the merger and who have fully complied with all applicable provisions of Chapter 13 of the California Corporations Code have the right to demand from FBA the fair market value of the shares provided 5% or more of the BYL common stock make such a written demand. In order for any BYL shareholder that voted against the merger to exercise Dissenters' Rights, a notice must be sent by such BYL shareholder and received by BYL on or before the date of the annual meeting. Failure to send such notice and vote against the merger will result in a waiver of such shareholder's dissenter's rights. See "The Merger—Dissenters' Rights."

FBA to Use Purchase Accounting Treatment (Page 21)

    FBA will account for the merger as a purchase transaction for financial reporting purposes.

Benefits to Certain Officers and Directors in the Merger (Page 29)

    When considering the recommendation of the BYL board of directors, you should be aware that some BYL and BYL Bank directors and officers have interests in the merger that differ from the interests of other BYL shareholders. These interests include:

  •
  certain officers and directors have stock options which are exercisable in full prior to the merger;

  •
  certain officers have employment, release, consulting and salary continuation agreements; and

  •
  directors and officers have continuing insurance protection under directors' and officers' liability insurance, and are indemnified from certain liability for five years from the close of the transaction.

    The BYL board of directors was aware of these interests and considered them before approving the merger agreement.

Things We Must Do for the Merger to Occur (Page 26)

    Completion of the merger is subject to various conditions, including:

  •
  approval of the merger agreement and the merger by the BYL shareholders;

  •
  receipt of all governmental and other consents and approvals that are necessary to permit completion of the merger;

  •
  other customary conditions.

    Certain of these other customary conditions to the merger may be waived by FBA or BYL, as applicable.

Regulatory Approvals We Must Obtain for the Merger (Page 26)

    We cannot complete the merger unless it is approved by the Federal Reserve Board, the FDIC and the Department of Financial Institutions.

    Although we do not know of any reason why we cannot obtain these regulatory approvals in a timely manner, we cannot be certain when, or if, we will obtain them.

We Expect the Merger to Occur in the Fourth Quarter of 2001 (Page 19)

    The merger will occur shortly after all of the conditions to its completion have been satisfied. We currently anticipate that the merger will occur in the fourth quarter of 2001.

Termination of the Merger Agreement (Page 27)

    The merger agreement may be terminated at any time prior to the effective time of the merger:

  •
  by mutual consent of the parties;

  •
  by any party if any material breach or default by another party is not cured within 30 business days after notice thereof;

  •
  by any party if any governmental or regulatory consent is not obtained or if any governmental or regulatory authority denies or refuses to grant any approval, consent or authorization required to be obtained to consummate the transactions contemplated by the merger agreement or contain conditions which are materially adverse to the economic or business prospects of the merger in the reasonable opinion of FBA;

  •
  by BYL, if any of the conditions to its performance of the merger agreement shall not have been met, or by FBA, if any of the conditions to its performance of the merger agreement shall not have been met;

  •
  by any party if shareholders of BYL do not approve the merger agreement; or

  •
  by any party if the merger does not occur by February 17, 2002.

Termination Fees Between FBA and BYL (Page 28)

    Certain cash payments may be made under the merger agreement in the event that a party terminates the merger agreement in certain situations.

BYL SELECTED FINANCIAL DATA

    The following table presents selected historical financial data, including per share information, for BYL. The following financial data should be read in conjunction with the financial statements of BYL, including the notes, contained elsewhere in this proxy statement. (Dollars in thousands, except per share data.)

	At or For the Period Ended June 30,		At or For the Year Ended December 31,
	2001	2000	2000	1999	1998	1997	1996
Summary of Operations:
Interest Income	$11,347	$14,649	$27,953	$27,528	$24,016	$18,455	$12,642
Interest Expense	4,018	5,614	10,267	11,586	8,406	6,057	3,840

Net Interest Income	7,329	9,035	17,686	15,942	15,610	12,398	8,802
Provision for Loan Losses	0	200	600	694	755	778	364

Net Interest Income After Provision for Loan Losses	7,329	8,835	17,086	15,248	14,855	11,620	8,438
Noninterest Income	6,800	9,411	16,728	24,049	23,408	15,920	8,752
Noninterest Expense	12,115	17,859	32,791	33,891	30,870	22,717	14,045

Income Before Income Taxes	2,014	387	1,023	5,406	7,393	4,823	3,145
Income Taxes	690	220	445	2,330	3,277	1,968	1,229

Net Income	$1,324	$167	$578	$3,076	$4,116	$2,855	$1,916

Dividends on Common Stock	$—	$—	$—	$760	$467	$502	$168
Per Share Data:
Net Income—Basic	$0.52	$0.07	$0.23	$1.21	$1.63	$1.19	$0.98
Net Income—Diluted	$0.51	$0.07	$0.23	$1.21	$1.55	$1.12	$0.96
Book Value	$11.89	$11.44	$11.48	$11.51	$10.62	$9.01	$8.10
Balance Sheet Summary:
Total Assets	$278,254	$322,320	$286,398	$353,736	$318,013	$238,086	$183,755
Total Deposits	246,059	292,345	254,355	322,973	287,206	207,935	162,058
Loans Held for Sale	45,202	33,291	22,439	69,756	74,598	47,150	24,363
Total Loans	151,282	179,299	165,495	196,675	165,199	139,002	106,019
Allowance for Loan Losses (ALLL)	2,173	2,639	2,295	2,610	2,300	1,923	1,616
Total Shareholders' Equity	30,222	29,032	29,185	29,200	26,882	22,550	19,434
Selected Ratios:
Return on Average Assets	0.95%	0.10%	0.18%	0.88%	1.49%	1.31%	1.23%
Return on Average Equity	8.91%	1.15%	1.97%	11.05%	17.03%	13.80%	12.81%
Net Interest Margin	6.12%	6.38%	6.43%	5.38%	6.40%	6.46%	6.47%
Dividend Payout Ratio—Common Stock	0.00%	0.00%	0.00%	24.79%	11.04%	17.65%	9.18%
Non-performing Loans to Total Loans	0.72%	1.62%	0.78%	0.84%	1.23%	0.92%	1.15%
Non-performing Assets to Total Assets	0.72%	1.16%	0.75%	0.55%	0.94%	0.93%	1.57%
ALLL to Non-performing Loans	199.36%	90.56%	177.63%	157.04%	113.30%	150.35%	132.68%
Average Shareholder's Equity to Average Assets	10.65%	8.39%	9.06%	8.00%	8.75%	9.49%	9.63%

THE ANNUAL MEETING OF BYL BANCORP

General

    The 2001 annual meeting of the shareholders of BYL will be held at the Yorba Linda Community Center, Club Room, 4501 Casa Loma Avenue, Yorba Linda, California on Wednesday, September 26, 2001, at 9:00 a.m., local time. At the meeting, the holders of the common stock of BYL will vote on the approval of the merger agreement and the merger, the election of four (4) persons to serve as directors until the 2003 annual meeting or until the merger is completed, and such other business as may properly come before the meeting or any adjournments or postponements thereof. This proxy statement is expected to be mailed to the shareholders on or about August 8, 2001.

Record Date; Solicitation of Proxies

    The close of business on August 1, 2001 has been selected as the record date for the determination of shareholders entitled to notice of, and to vote at, the annual meeting. At that date, there were 2,542,835 outstanding shares of BYL common stock entitled to vote at the meeting.

    In addition to soliciting proxies by mail, officers, directors and employees of BYL, without receiving any additional compensation, may solicit proxies by telephone, fax, in person or by other means. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries to forward proxy solicitation materials to the beneficial owners of BYL common stock held of record by such persons, and BYL will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith. BYL will pay all expenses related to printing and filing this proxy statement, including all filing fees of the Securities and Exchange Commission.

Quorum and Voting

    The required quorum for the transaction of business at the annual meeting is a majority of the shares of BYL common stock entitled to vote at the annual meeting. Shares voted on a matter are treated as being present for purposes of establishing a quorum. Abstentions and broker non-votes will be counted for determining a quorum, but will not be counted for purposes of determining the number of shares cast for or against any matter.

Revocability of Proxies

    Any holder of BYL common stock may revoke a proxy at any time before it is voted by filing with the Secretary of BYL an instrument revoking the proxy or by returning a duly executed proxy bearing a later date, or by attending the meeting and voting in person, provided the shareholder notifies the Secretary before voting begins that the shareholders revoking his or her proxy and voting in person. Any written notice of revocation or new proxy should be made to the attention of the Secretary, BYL Bancorp, 1875 North Tustin Street, Orange, California 92865. Attendance at the meeting will not by itself constitute revocation of a proxy.

Matters to be Considered at the Meeting

    Proposal No. 1—Approval of the Merger. At the annual meeting, you will be asked to approve the principal terms of the merger and the merger agreement. A vote of a majority of the outstanding shares of BYL common stock entitled to be cast at the annual meeting is required to approve the merger. After careful consideration, BYL's board of directors, by unanimous vote of the directors, has determined that the merger is fair to and in the best interest of the shareholders of BYL. Accordingly, the BYL board has unanimously approved the merger. Your board of directors recommends a vote "for" this proposal.

    Proposal No. 2—Election of Directors. At the annual meeting, you will be asked to elect four (4) persons to serve as directors until the earlier of 2003 annual meeting of shareholders, or until the closing of the merger.

    The board of directors has nominated the following persons to serve as directors:

Henry C. Cox II	Neil F. Hatcher
Seymour M. Jacobs	H. Rhoads Martin, Jr.

Security Ownership

    As of the record date, directors and executive officers of BYL and BYL Bank held in the aggregate and were entitled to vote 527,037 shares or approximately 20.49% of the common stock (see "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT").

PROPOSAL 1: THE MERGER

General

    The boards of directors of BYL and BYL Bank have approved the merger agreement and the merger, which provides for the merger of BYL with a wholly-owned subsidiary of FBA, and BYL's wholly-owned subsidiary, BYL Bank Group, would be merged into FB&T. The term "merger" includes the merger of BYL with a wholly-owned subsidiary of FBA and BYL Bank's merger into FB&T.

    This section of the proxy statement describes certain aspects of the merger, including the background of the merger and BYL's reasons for the merger.

Merger Consideration

    In accordance with the merger agreement, each share of BYL common stock issued and outstanding immediately before the merger, except perfected dissenters shares, will be converted into the right to receive $18.50 in cash at the effective time of merger.

    With respect to BYL stock options, each holder of a BYL stock option with an exercise price less than $18.50 per share will be provided with the opportunity to exercise such stock option prior to the consummation of the merger. If such stock option is not exercised, such stock options will be terminated and FBA will pay the difference between the merger consideration and the exercise price for each stock option.

Background and Reasons for the Merger

    In 1998, the board of directors of BYL evaluated the banking marketplace, the economic cycle and the historical acquisition prices being paid for financial institutions of BYL's size. The board of directors was concerned about the rapid changes occurring in the banking industry in southern California. Tremendous consolidation had taken place. To effectively compete with other, more efficient financial institutions, BYL's board of directors and management knew that BYL had to continue to increase its core deposit base as well as its loan portfolio and to continue to improve its efficiency in order to compete successfully. Although the board believed that BYL was in a position to do this, the board determined that BYL should be receptive to offers that would maximize shareholder value.

    During mid-1999 the board again considered the strategic alternatives available to BYL. After extensive discussion, the board decided to engage a financial advisor to assist and advise the board. The board selected Sutro & Co. ("Sutro"), which firm was engaged as BYL's financial advisor on May 28, 1999. The engagement agreement with Sutro was amended and restated on February 24, 2000.

    At the board's request, Sutro prepared a confidential memorandum which discussed the merger environment and the strategic alternatives available to BYL, with particular emphasis on a sale. Sutro confidentially surveyed 54 institutions which might have an interest in acquiring BYL. Of this number the board and Sutro reduced the list to 36 institutions, all of whom were confidentially contacted by Sutro. Of this number, 18 institutions did express interest in BYL and offers were received from 3 institutions. After further discussion late in the first quarter of 2000, the offers were narrowed to two institutions and of these, PBOC Holdings, Inc. ("PBOC") made a better final offer. Based upon this, the board authorized Sutro and BYL's legal counsel to complete due diligence and to negotiate the terms of a definitive agreement based upon the terms discussed. In the following weeks, various discussions occurred between Sutro and PBOC as well as BYL's legal counsel and PBOC's legal counsel concerning the provisions of the merger agreement and the other related documents.

    During the course of negotiations, all parties conducted due diligence of the other parties to the transaction.

    On September 13, 2000, PBOC provided BYL with a nonbinding proposal for a cash price of $15.00 per share, subject to several conditions, including the completion of due diligence, board of director approval, and a negotiation of a definitive purchase agreement. Over the next several weeks, various discussions again occurred between Sutro and PBOC, as well as BYL's and PBOC's legal counsel concerning the terms and conditions of the merger agreement.

    On October 31, 2000, the BYL's and BYL Bank's boards held a meeting to discuss and review, with the assistance of its legal counsel and Sutro, the draft merger agreement and the related documents. These documents included the shareholders' agreements and stock option agreement. A representative of Sutro reviewed financial information concerning the PBOC transaction. Sutro also delivered to the board of directors of BYL its oral opinion that, as of such date, the consideration to be received by the BYL shareholders in the merger was fair from a financial point of view, which was then confirmed in writing. Based upon the review and discussion by the BYL board of the merger agreement, its terms and conditions and the related documents, the opinion of Sutro, as well as other relevant factors, the BYL board, by unanimous vote of all directors, authorized and approved the merger and the execution of the merger agreement. The merger agreement was executed as of November 1, 2000.

    On December 11, 2000, PBOC announced that it had executed an agreement dated December 8, 2000 in which it agreed to be acquired by FBOP Corp., a $5.4 billion bank and savings and loan holding company headquartered in Oak Park, Illinois. FBOP Corp. own banks in California, Illinois and Texas. Under the terms of the agreement between FBOP Corp. and PBOC, FBOP Corp. agreed to acquire PBOC, and California National Bank, a subsidiary of FBOP Corp., agreed to acquire People's Bank of California. The acquisition of PBOC by FBOP Corp. was completed on April 30, 2001.

    On March 21, 2001, at a special meeting of shareholders, BYL's shareholders approved the principal terms of the PBOC agreement.

    On May 2, 2001, a letter was received from PBOC stating that the PBOC agreement was being terminated because regulatory approval from the Office of Thrift Supervision had not been received by May 1, 2001. On May 4, 2001, BYL sent a letter to PBOC rejecting the ability of PBOC to terminate the PBOC agreement, with BYL itself terminating the PBOC agreement for several reasons, including PBOC's failure to properly obtain all necessary regulatory approvals and demanding that PBOC pay damages to BYL. On May 16, 2001, PBOC's attorney sent a letter to BYL's attorneys indicating that the failure to obtain regulatory approval was due to BYL's breach of the representations, warranties and covenants in the PBOC agreement and demanding that BYL pay damages to PBOC.

    Following termination of the engagement agreement with Sutro, on May 7, 2001, representatives of Endicott Financial Advisors, L.L.C. ("Endicott") met with the Merger and Acquisition Committee of BYL's board of directors (the "M&A Committee") regarding the potential need for BYL to hire a financial advisor to work with BYL's board, management and legal counsel. On May 9, 2001, Endicott was retained by BYL to provide valuation and transaction services to BYL and consider strategic options with the goal of maximizing shareholder value. At a meeting of the M&A Committee held on May 17, 2001, Endicott reviewed its preliminary findings regarding the valuation of BYL and summary information of parties who may be interested in pursuing a merger transaction. At a May 21, 2001 meeting of the BYL board of directors, Endicott reviewed an analysis of the valuation of BYL and a summary of the interested merger parties. At this meeting the board determined that, due to new competitors entering the industry, financial reform legislation, increasing technology requirements, poor recent performance trends of BYL and their impact on shareholder value, failure to consummate the PBOC transaction, the fraud uncovered at BYL's mortgage division, the administrative order entered into by BYL with the FDIC effective as of July 10, 2000, the Memorandum of Understanding entered into by BYL and the FRB on August 10, 2000, the increased regulatory scrutiny of BYL's securitization and servicing related assets and other factors, remaining independent was no longer a viable option for BYL. The board of directors resolved to pursue a merger transaction.

    The board of directors authorized and instructed Endicott to contact seven potential acquirors of BYL who had either expressed interest in a possible transaction with BYL in the past or may represent an in-market strategic acquiror. From May 22, 2001 to May 24, 2001 Endicott contacted the selected seven parties and Confidentiality Agreements were executed with each party. Upon execution of the Confidentiality Agreement, each party received a detailed package of confidential information (the "Preliminary Diligence Material") from Endicott. Additionally, from May 22, 2001 to June 1, 2001 representatives of Endicott and the management team of BYL were made available, either telephonically or in person, to answer questions regarding the Preliminary Diligence Material received by the seven parties. Throughout this period, four of the interested parties directed detailed inquiries to Endicott, two of the interested parties visited with management at BYL's offices and one interested party had a conference call with management. In the cover letter accompanying its Preliminary Diligence Material, Endicott requested that preliminary expressions of interest be communicated to Endicott by June 4, 2001. Endicott received three preliminary expressions of interest and reviewed the expressions of interest on a conference call with the M&A Committee on June 5, 2001.

    The first expression of interest was from a large regional banking company headquartered outside of the state of California for either stock or cash as merger consideration. This expression of interest was below the pricing received in the failed PBOC merger and was not competitive with the two other expressions of interest. The second expression of interest was from a regional community bank headquartered in California that contemplated a shareholder election for a cash/stock mix as merger consideration (the "Competing Proposal"). The third expression of interest was received from First Banks America, Inc. (the "FBA Offer") and contemplated cash as merger consideration. The Competing Proposal and the FBA Offer were very close in value. The M&A Committee, in consultation with Endicott, analyzed the stock component of the Competing Proposal. The M&A Committee concluded that the potential value of the stock component coupled with the shareholder cash/stock election feature of the Competing Proposal was of added value. The M&A Committee instructed Endicott to contact both parties to see if either could distinguish their offers before the next meeting of the M&A Committee that was scheduled for June 7, 2001. After numerous conversations, both parties submitted revised proposals. At its meeting on June 7, 2001, the M&A Committee, in consultation with its financial and legal advisors, determined that the revised FBA Offer was superior to the revised Competing Proposal. The M&A Committee authorized and instructed Endicott to schedule a formal due diligence investigation of BYL by FBA and to work with legal counsel to negotiate the terms and conditions of a definitive agreement.

    Various draft agreements were negotiated with FBA and its counsel, the details of which were discussed at great length at various meetings of the M&A Committee, management, Endicott and legal counsel, and the board of directors held several meetings between June 8, 2001 and June 22, 2001.

During this time period FBA completed its due diligence review of BYL and formalized its offer of $18.50 per share payable in cash to each holder of BYL common stock, (the "Merger Consideration"). Additionally, during this period Endicott completed a due diligence review of FBA including discussions with senior management that concentrated on FBA's ability to fund the transaction and receive swift regulatory approval.

    On June 22, 2001, the board of directors of BYL met to review the proposal of FBA to acquire all of the issued and outstanding shares of BYL for the Merger Consideration and confirmed the M&A Committee's conclusion that the FBA transaction was superior to the Competing Proposal. BYL's counsel, and Endicott, its financial advisor, attended this meeting to review with the board the potential financial and strategic benefits of the transaction, the financial valuation analyses, and the terms and conditions of the FBA definitive agreement. Endicott presented detailed analyses of the financial terms and conditions, including valuation comparisons with recent transactions of a similar nature. Counsel assisted the board of directors with a thorough analysis of the terms and conditions of the proposed definitive agreement and the legal implications of the transaction. In addition, a representative of Endicott discussed the results of the due diligence review of FBA. At this meeting the board of directors unanimously approved the proposed Agreement and Plan of Reorganization (the "Merger Agreement") following a presentation by Endicott of its oral opinion that the merger is fair to BYL's shareholders from a financial point of view. Mr. Ucciferri executed the Agreement and Plan of Merger on behalf of BYL on June 22, 2001.

    In determining whether to approve the merger and the Agreement and Plan of Merger, the board of directors considered a number of factors, including the following principal factors:

  (i)
  the poor recent performance trends of BYL and their impact on shareholder value, failure to consummate the PBOC transaction, the fraud uncovered at BYL's mortgage division, the administrative order entered into by BYL with the FDIC effective as of July 10, 2000, the Memorandum of Understanding entered into by BYL and the FRB on August 10, 2000, the increased regulatory scrutiny of BYL's securitization and servicing related assets, and other factors, affecting the shareholders of BYL;

  (ii)
  the Merger Consideration to be received by the shareholders of BYL in the merger and the board of directors' view of the likelihood that the merger would deliver value to the shareholders of BYL exceeding the value that could be expected in connection with continued independence;

  (iii)
  the oral presentation of Endicott, followed by written confirmation, with respect to its determination as to the fairness of the merger, from a financial point of view, to BYL's shareholders, and the analyses, methodologies and conclusions underlying such determination (see "THE MERGER—Opinion of BYL Bancorp's Financial Advisor");

  (iv)
  the premium of $3.85 per share or approximately 26%, which represents the difference between the Merger Consideration and the last reported sale price of the common stock as reported by NASDAQ on June 21, 2001 ($14.65 per share), the last day stock traded prior to the June 22, 2001 announcement of the merger;

  (v)
  the historical and recent earnings performance of BYL and the trading prices of its common stock;

  (vi)
  BYL's future prospects and uncertainties in the business in which BYL engages;

  (vii)
  conditions in the banking industry, including increased competition and consolidation in that industry;

  (viii)
  comparisons to the prices and multiples of certain valuations in recent acquisitions of companies deemed to be similar in certain respects to BYL (see "THE MERGER AGREEMENT—Opinion of BYL Bancorp's Financial Advisor");

  (ix)
  the likelihood that the merger could be consummated, noting the timing of and conditions to the merger, and the expected effect of the announcement of the merger on relationships with BYL's customers, employees, service providers and suppliers; and

  (x)
  the terms and conditions set forth in the Agreement and Plan of Reorganization, including, but not limited to, the provisions in the Agreement and Plan of Reorganization permitting the board of directors to consider and respond to unsolicited bona fide third-party offers to acquire BYL, subject to certain limitations (see "THE MERGER AGREEMENT—Business Pending the Merger and Other Covenants").

    The description of the information and factors considered by the board of directors of BYL above is not meant to be exhaustive but is believed to include all material factors considered by the board of directors of BYL. The board of directors did not quantify or attach any particular weight to the various factors that it considered in reaching its determination that the Agreement and Plan of Reorganization is advisable, and in the best interest of, the shareholders of BYL. Rather, the board of directors made its determination based on the total mix of information available to it, and the judgments of individual directors may have been influenced to a greater or lesser degree by different factors. In considering the recommendation of the board of directors of BYL with respect to the merger, shareholders of BYL should be aware that the interests of certain directors and executive officers with respect to the merger are or may be different from or in addition to the interest of the shareholders of BYL generally. The board of directors was aware of these interests and took them into account in making its recommendation. (See "THE MERGER AGREEMENT—Interests of Certain Persons in the Merger.")

Recommendation of the Board of Directors

    For the reasons set forth above, BYL's board of directors has unanimously approved the merger and the merger agreement as in the best interest of BYL and its shareholders and unanimously recommends that the BYL's shareholders approve the merger and the merger agreement.

Opinion of BYL Bancorp's Financial Advisor

    The terms of the merger, including the Merger Consideration, were determined by arms-length negotiation between BYL and FBA. The board of directors of BYL retained Endicott to deliver an opinion to it as to the fairness of the Merger Consideration to BYL's shareholders. Endicott delivered to the board of directors of BYL its written opinion, dated as of June 22, 2001, to the effect that, as of that date and based upon and subject to the various considerations described therein, the Merger Consideration of $18.50 in cash to be received by the holders of BYL common stock pursuant to the Agreement and Plan of Reorganization is fair to such shareholders from a financial point of view. As set forth in its opinion, Endicott assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by it for the purposes of its opinion. Endicott did not make or obtain an independent evaluation or appraisal of the assets or liabilities of BYL.

    At the June 22, 2001 meeting of BYL's board of directors, at which the board of directors reviewed and considered the terms of the merger, Endicott made a presentation discussing the factors that it considered in evaluating the proposed terms of the transaction and delivered its oral opinion that the merger consideration was fair to holders of common stock from a financial point of view. The presentation included a discussion of the basis for, and the methodologies used by Endicott to reach its oral opinion. Endicott subsequently delivered to BYL's board of directors its written opinion, dated as of June 22, 2001, confirming its oral opinion.

    The full text of Endicott's opinion, which sets forth the assumptions made, procedures followed and matters considered in, and the limitations on, the review undertaken in connection with its opinion, is attached as Appendix B and is incorporated in this document by reference. The summary of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. The opinion was provided for the information and assistance of BYL's board of directors in connection with its consideration of the transaction contemplated by the Agreement and Plan of Reorganization and the opinion does not constitute a recommendation as to how holders of BYL's common stock should vote with respect to the merger.

    In connection with the opinion, Endicott reviewed, among other things, the following:

  (i)
  the Agreement and Plan of Reorganization, including other exhibits and schedules;

  (ii)
  audited consolidated financial statements and management's discussion and analysis of the financial condition and results of operations for BYL for the three fiscal years ended December 31, 2000 together with the notes thereto, included in BYL's Annual Report on Form 10-K;

  (iii)
  audited consolidated financial statements and management's discussion and analysis of the financial condition and results of operations for FBA for the three fiscal years ended December 31, 2000 together with the notes thereto, included in FBA's Annual Report on Form 10-K;

  (iv)
  unaudited consolidated financial statements and management's discussion and analysis of the financial condition and results of operations for each of BYL and FBA for the quarter ended March 31, 2001 together with the notes thereto, included in BYL's and FBA's Quarterly Report on Form 10-Q;

  (v)
  financial analyses and forecasts for BYL and for FBA;

  (vi)
  the views of senior management of BYL and FBA of their respective past and current business operations, results thereof, financial condition and future prospects;

  (vii)
  certain reported price and trading activity for BYL, including a comparison of certain financial and stock market information with similar information for certain other companies the securities of which are publicly traded;

  (viii)
  the financial terms of recent business combinations in the banking industry;

  (ix)
  the pro forma impact of the transaction on FBA;

  (x)
  the current market environment generally and the banking environment in particular; and

  (xi)
  such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant.

    Endicott also held discussions with members of senior management of BYL regarding the rationale for the merger and the past and current business operations, financial condition and future prospects of BYL. In preparing the opinion, Endicott performed a variety of financial and comparative analyses and made assumptions in conjunction with BYL with respect to assets, financial conditions and other matters, many of which are beyond the control of BYL. The estimates of value arrived at by Endicott based on such analyses and the valuation results determined from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, and are inherently subject to substantial uncertainty.

    The following paragraphs summarize the most significant quantitative and qualitative analyses performed by Endicott in arriving at its opinion and reviewed by BYL's board of directors.

Discounted Cash Flow Analysis

    Endicott performed a discounted cash flow analysis of future income streams of BYL, based on management's internal projections of net income for 2001, 2002 and 2003 assuming four different scenarios. Scenario I—Consolidated Base Case, assumed that the mortgage division remained as a subsidiary of BYL Bank. Scenario II—Conservative, assumed a spin-off of the mortgage division, the annual reduction of non-interest expenses by $1.5 million and the reinvestment of the liquidity from the mortgage division spin-off in securities yielding 5.25%. Scenario III—Moderate, Scenario II assumptions with a share repurchase for 30% of the outstanding shares at $15.00 per share. Scenario IV—Aggressive, Scenario III assumptions with additional annual reductions of non-interest expenses by $750,000 and the reinvestment of the liquidity from the mortgage division spin-off in loans yielding 8.00%. It should be noted that management and the board agreed that a successful spin-off of the mortgage division was potentially necessary to enhance BYL's risk profile. Additionally, a spin-off of the mortgage division could be necessary to meet future regulatory requirements which could be similar in scope to the administrative order entered into by BYL with the FDIC effective as of July 10, 2000 and the Memorandum of Understanding entered into by BYL and the FRB on August 10, 2000. In discussions with management Endicott concluded that a spin-off of the mortgage division would result in approximately $2.25 million in one-time pre-tax expenses and the reduced risk profile after the mortgage division spin-off would allow BYL to reduce its regulatory capital ratios through the share repurchase program. This analysis assumed BYL was not acquired but remained independent for three years.

    For Scenario I—Consolidated Base Case, the projected earnings multiples were calculated by applying various multiples to BYL's earnings stream based on the business mix of earnings being derived 70% from community banking and 30% from mortgage banking. To determine the trading multiple for BYL Bank's earnings, Endicott discounted the peer trading multiples of 10.00x to 11.00x earnings by 20% to 8.00x earnings to account for BYL's recent operating history and formal regulatory agreements. To determine the trading multiple for the mortgage division's earnings, Endicott applied a 4.00x earnings multiple due to the lack of peers and the recent fraud suffered by the mortgage division. When 8.00x earnings was applied to 70% of BYL's earnings and 4.00x earnings was applied to the remainder a weighted average trading multiple of 6.80x earnings was calculated. To determine the merger and acquisition multiple for BYL Bank's earnings, Endicott discounted the peer merger and acquisition multiples of 18.00x to 20.00x earnings by 20% to 15.00x earnings, to account for BYL's recent operating history and formal regulatory agreements. To determine the merger and acquisition multiple for the mortgage divisions earnings, Endicott applied 6.00x earnings due to the lack of peer transactions and the recent fraud suffered by the mortgage division. When 15.00x earnings was applied to 70% of BYL's earnings and 6.00x earnings was applied to the remainder a weighted average merger and acquisition multiple of 12.30x earnings was calculated.

    Based on these assumptions, Endicott determined the theoretical value of a share of BYL common stock at the end of the three year period by applying terminal multiples (ranging from 5.00 to 15.00 times earnings and 100% to 250% of tangible book value) and discount rates (ranging from 10% to 20%) that Endicott viewed as appropriate for a company with BYL's particular risk characteristics. Based on earnings multiples Endicott derived a range of Net Present Value ("NPV") between $4.03 and $16.13 per share. At the weighted-average trading multiple of approximately 7.00x earnings calculated by Endicott and a discount rate of 14%, viewed as appropriate for a company with BYL's operating history that was subject to regulatory agreements, Endicott calculated a NPV per share of $6.70. At the weighted-average merger and acquisition multiple of approximately 12.00x earnings calculated by Endicott and a discount rate of 14%, Endicott calculated a NPV per share of $11.49. Based on terminal price-to-tangible book value multiples Endicott derived a range of NPV between $8.45 and $28.20 per share. At the median peer trading multiple of 145% of tangible book value and a discount rate of 14%, Endicott calculated a NPV per share of $14.56. At the median peer merger and acquisition multiple for nationwide transactions of 205% of tangible book value and a discount rate of 14%, Endicott calculated a NPV per share of $20.58.

    Since Scenarios II-IV contemplate the spin-off of the mortgage division, Endicott calculated the net present value per BYL share of the mortgage division spin-off assuming a hypothetical sale. Endicott determined the theoretical value of the mortgage division to a shareholder of BYL at the end of the three year period by applying terminal price-to-earnings multiples and discounting the future value of the mortgage division to the present based on varied discount rates to determine the NPV of the mortgage division per BYL share. Endicott applied a range of earning multiples from (3.00x to 13.00x earnings) and discount rates (ranging from 20% to 30%) that Endicott viewed as appropriate for a company with the mortgage division's particular risk characteristics. Based on terminal price-to-earnings multiples for the mortgage division Endicott derived a range of NPV for the mortgage division to BYL shareholders of between $1.15 and $3.76 per share. At a 6.00x earnings multiple and a discount rate of 24% viewed as appropriate for a mortgage division that had recently suffered a significant fraud, Endicott calculated a NPV of the mortgage division per BYL share of $1.93.

    Based on the operating assumptions for Scenarios II-IV, Endicott determined the theoretical NPV per share of BYL common stock at the end of the three year period by applying terminal multiples (ranging from 10.00x to 20.00x earnings and 100% to 300% of tangible book value) and discount rates (ranging from 10% to 24%) that Endicott viewed as appropriate for a company with BYL's particular risk characteristics that would need to successfully complete a restructuring of its business. Utilizing these ranges of terminal multiples and discount rates, Endicott calculated the following ranges of NPV per BYL share.

	Multiples	Scenario II	Scenario III	Scenario IV
Price-to-Earnings	10.00x-20.00x	$5.34-$15.99	$6.14-$18.37	$7.94-$23.76
Price-to-Tangible Book Value	100%-300%	$6.80-$30.52	$6.46-$28.98	$6.99-$31.38

    Utilizing a 15% discount rate that Endicott believed to be appropriate given the recent operating history of BYL and median nationwide peer trading (approximately 12.00x earnings and 120% of tangible book value) and merger and acquisition multiples (approximately 18.00x earnings and 240% of tangible book value), Endicott calculated the following ranges of NPV per BYL share.

	Multiples	Scenario II	Scenario III	Scenario IV
Price-to-Earnings	12.00x-18.00x	$8.30-$12.44	$9.53-$14.29	$12.33-$18.49
Price-to-Tangible Book Value	120%-240%	$10.55-$21.11	$10.02-$20.05	$10.85-$21.71

    If approximately $2.00 per share is realized by the shareholders of BYL through the hypothetical spin-off of the mortgage division, the adjusted valuation ranges would increase to:

	Multiples	Scenario II	Scenario III	Scenario IV
Price-to-Earnings	12.00x-18.00x	$10.30-$14.44	$11.53-$16.29	$14.33-$20.49
Price-to-Tangible Book Value	120%-220%	$12.55-$23.11	$12.02-$22.05	$12.85-$23.71

Pro Forma Analysis

    Endicott performed pro forma merger analyses that combined BYL's and FBA's balance sheet and the regulatory balance sheet of BYL and FBA's California subsidiary First Bank & Trust based on earnings forecasts through closing provided by the managements of BYL and FBA, respectively. For BYL, Endicott assumed Scenario I—Consolidated Case earnings projections and noted that FBA and its subsidiary First Bank & Trust will maintain "well capitalized" status under regulatory guidelines after giving effect to the Merger. Assumptions and analyses of the accounting treatment, acquisition adjustments, operating efficiencies and other adjustments were made to arrive at a base case pro forma analysis to determine the effect of the transaction on both FBA and First Bank & Trust. Endicott noted that based on the $18.50 Merger Consideration for each share of BYL Common Stock, the Merger will be accretive to FBA's earnings per share during the first full year of combined pro forma operations.

Adjusted Tangible Book Value Analysis

    Endicott performed an adjusted book value analysis that calculated tangible book value per share based upon negative after-tax adjustments of $1.2 million for intangible assets, $1.3 million for expenses related to the sale of the mortgage division, and additional negative pre-tax adjustments for BYL's securitization and servicing related assets. For purposes of its analysis, Endicott varied the amount for the negative pre-tax adjustment to the securitization and servicing related assets from $0 to $5 million and calculated adjusted book value per share which ranged from $10.68 assuming $0 million in adjustments to $9.54 assuming $5 million in adjustments to the securitization and servicing related assets. Endicott then applied varied core deposit premiums ranging from 0% to 15% to the adjusted book value per share assuming varied adjustments to the securitization and servicing related assets. The ranges are summarized in the table below:

Core Deposit Premium	$0 Million Additional Adjustment	$2.5 Million Additional Adjustment	$5 Million Additional Adjustment
0%	$10.68	$10.11	$9.54
5%	$14.84	$14.27	$13.69
10%	$18.99	$18.42	$17.85
15%	$23.14	$22.57	$22.00

Comparable Companies Analysis

    Endicott analyzed publicly available information to compare selected financial and market information for three groups of peer companies that Endicott selected and deemed to be relevant for this purpose. The three peer groups were:

  1.
  California Commercial Banks between $200-$500 million in assets—18 companies.

  2.
  National Commercial Banks between $200-$300 million in assets— 38 companies.

  3.
  National Commercial Banks with between $200-$500 million in assets and a Return on Equity greater than 15%—28 companies.

    The financial information Endicott analyzed included book value, tangible book value, earnings, asset quality ratios, loan loss reserve levels, profitability and capital adequacy for BYL and the median value for each of the peer groups for each year since 1996 and the quarter ending March 31, 2001. Endicott calculated median stock market valuation multiples for BYL and each of the groups using price-to-earnings, price-to-book value and price-to-tangible book value. It should be noted that since BYL had minimal net earnings in 2000, that calculating a value based upon price-to-earnings multiples for the latest twelve months is not meaningful ("NM"). It should also be noted that the non-performing assets ("NPA's") to total assets ratio for BYL for the quarter ending March 31, 2001 was moderately higher than the median for the groups. The efficiency ratio for the year 2000 was significantly above the median for groups. The results of this analysis are summarized in the following table:

	BYL	Group 1		Group 2		Group 3
Price-to-2000 Earnings	NM	9.69	x	10.34	x	9.85	x
Price-to-Book Value	113.21%	140.75%		119.37%		177.57%
Price-to-Tangible Book Value	117.86%	145.01%		119.83%		177.37%
NPA's to Total Assets	0.63%	0.26%		0.25%		.19%
Efficiency Ratio 2000	78.96%	63.79%		65.53%		58.31%

Analysis of Selected Merger Transactions

    Endicott reviewed merger and acquisition transactions announced since January 1, 1990 involving publicly traded commercial banks and thrifts each as acquirees and having transaction value over $5 million (each a "Transaction"). Among those reviewed were Transactions involving four groups of commercial banks in 1999 and 2000:

  1.
  California Commercial Banks with less than $500 million in Assets announced in 2000 and 2001.

  2.
  National Commercial Banks with less than $500 million in Assets announced in 2000 and 2001.

  3.
  National Commercial Banks announced in 2000 and 2001.

    For each of the transactions in the four groups, Endicott calculated, among other things, the multiples of the transaction value to book value, tangible book value and last twelve months net income. Endicott also calculated the core deposit premium (defined as the transaction value minus tangible book value divided by core deposits, excluding certificates of deposit with balances equal to or greater than $100,000). Endicott's computations yielded the following multiples:

Commercial Bank Groups	Number of Transactions	Price-to Book Value	Tangible Book Value	Earnings	Core Deposit Premium
1	15	241%	241%	20.16x	15.47%
2	123	196%	202%	18.54x	13.10%
3	191	196%	207%	18.14x	14.20%

    Endicott then applied these ranges of multiples derived from these analyses to comparable data for BYL, substituting adjusted earnings per share for stated last twelve months earnings, and calculated the following range of imputed values:

Group	Price-to- Book Value	Tangible Book Value	Earnings	Core Dep. Premium
1	$28.09	$26.98	$11.49	$24.04
2	$22.79	$22.61	$10.57	$22.07
3	$22.86	$23.21	$10.34	$22.98

    No company or transaction, however, used in this analysis is identical to BYL, FBA or the Merger. Accordingly, an analysis of the foregoing is not mathematically precise; rather it involves complex considerations and judgments concerning differences in the financial and operating characteristics of the companies and other factors that affect the public trading values of the companies or company to which they are being compared.

    Endicott has served as financial advisor to BYL since May 9, 2001 pursuant to the terms of the retainer agreement between the parties (the "Endicott Retainer Agreement"). As required by the terms of the Endicott Retainer Agreement, BYL paid Endicott a fee of $50,000 for rendering the Fairness Opinion. In addition, and pursuant to the terms of the Endicott Retainer Agreement, BYL will pay Endicott a transaction fee equal to $441,000 payable upon the consummation of the Merger.

    BYL has also agreed to reimburse Endicott for its reasonable out-of-pocket expenses in connection with its engagement and to indemnify Endicott and its affiliates and their respective partners, directors, officers, employees, agents and controlling persons against certain expenses and liabilities, including liabilities under securities laws. In addition, during the year 2001, BYL will pay Endicott retainer fees totaling $10,000 for advisory services.

Effective Time; Closing Date

    In order to consummate the first step of the merger, BYL will merge with a wholly-owned subsidiary of FBA pursuant to an agreement of merger that must be filed with the California Secretary of State. The filing with the California Secretary of State will occur only after the receipt of all regulatory approvals and the approval and adoption of the merger and the merger agreement by BYL shareholders and the satisfaction or waiver of all other conditions to the merger. See "The Merger Agreement—Conditions to the Merger". The effective time of the merger will be as of the filing by the California Secretary of State. The closing of the merger will take place on either (i) one of the last five days of the month or (ii) the first business day of the month following the month during which each of the conditions to the merger is satisfied or waived by the appropriate party, or such other date as BYL and FBA may agree. The closing of the merger will occur following receipt of all necessary regulatory or governmental approvals and consents and the expiration of all statutory waiting periods and is currently expected to take place during the fourth quarter of 2001. The merger of BYL Bank with and into FB&T, is expected to take place on the same day as the closing of the merger of BYL and the wholly-owned subsidiary of FBA.

Exchange of Certificates by BYL's Shareholders

    At the effective time of the merger, FBA shall deposit the aggregate merger consideration with Mellon Investor Services, LLC or another acceptable exchange agent (the "exchange agent"). As soon as reasonably practicable after the effective time of the merger, FBA shall cause the exchange agent to mail to each holder of record of BYL common stock a letter of transmittal and instructions for use in effecting the surrender of the certificate(s) in exchange for the merger consideration in cash into which the shares represented by the certificate(s) will have been converted in accordance with the merger agreement. Shareholders should not send in their certificates until they receive the transmittal materials from the exchange agent.

    Following the consummation of the merger, upon the proper surrender by a BYL shareholder to the exchange agent of all necessary transmittal materials and the certificate(s), the BYL shareholder will be entitled to receive a check for the merger consideration to which the shareholder is entitled and the certificate(s) will be canceled. No interest will be paid or will accrue on any cash payment payable to a holder of BYL's stock certificate(s). Payment may be made to a person other than the person in whose name a surrendered certificate is registered only if the certificate is properly endorsed or accompanied by an appropriate instrument of transfer and otherwise in proper form for transfer together with appropriate documentation demonstrating the payment of all required taxes, if necessary.

    After the effective time of the merger, there will be no transfer on the stock transfer books of BYL of shares of common stock issued and outstanding immediately before the effective time of the merger.

    Until properly surrendered, each outstanding certificate formerly representing shares of BYL common stock will be deemed to evidence solely the right to receive the merger consideration to which the shareholder is entitled under the merger agreement, without interest. If any certificate evidencing the common stock has been lost, stolen or destroyed, the shareholder must submit to the exchange agent an affidavit of lost, stolen or destroyed certificate and post a bond in an amount the exchange agent determines to be reasonably necessary as indemnity against claims that may be made against that certificate. The exchange agent will issue in exchange for the foregoing the applicable merger consideration.

Dissenters' Rights

    Because BYL common stock is traded on the Nasdaq market, dissenters' rights will be available to BYL Shareholders only if the holders of five percent (5%) or more of BYL common stock make a written demand upon BYL for the purchase of dissenting shares in accordance with Chapter 13 of the California Corporations Code. If this condition is satisfied and the merger is consummated, BYL shareholders who dissent from the merger by complying with the procedures set forth in Chapter 13 may be entitled to receive an amount equal to the fair market value of their shares as of June 21, 2001, the day before the public announcement of the merger. The high, low and closing sales prices for BYL common stock on June 21, 2001 were $14.65, $14.40 and $14.65, respectively. A copy of Chapter 13 of the California Law is attached hereto as Appendix C and should be read for more complete information concerning dissenters' rights. THE REQUIRED PROCEDURE SET FORTH IN CHAPTER 13 OF THE CALIFORNIA LAW MUST BE FOLLOWED EXACTLY OR ANY DISSENTERS' RIGHTS MAY BE LOST. The information set forth below is a general summary of dissenters' rights as they apply to BYL shareholders and is qualified in its entirety by reference to Appendix C.

    In order to be entitled to exercise dissenters' rights, a BYL shareholder must vote "Against" the merger. Thus, any BYL shareholder who wishes to dissent and executes and returns a proxy in the accompanying form must specify that his or her shares are to be voted "Against" the merger. If a BYL shareholder returns a proxy without voting instructions or with instructions to vote "For" the merger, his or her shares will automatically be voted in favor of the merger and the BYL shareholder will lose any dissenters' rights. In addition, if the BYL shareholder abstains from voting his or her shares, the BYL shareholder will lose his or her dissenters' rights.

    Furthermore, in order to preserve his or her dissenters' rights, a BYL shareholder must make a written demand upon BYL for the purchase of dissenting shares and payment to such BYL shareholder of their fair market value, specifying the number of shares held of record by such BYL shareholder and a statement of what the BYL shareholder claims to be the fair market value of those shares as of June 21, 2001. Such demand must be addressed to BYL Bancorp, 1875 North Tustin Street, Orange, California 92865; Attention: Barry J. Moore, and must be received by BYL not later than the date of the BYL annual meeting. A vote "Against" the merger does not constitute such written demand.

    If the holders of five percent (5%) or more of the outstanding shares of BYL common stock have submitted a written demand for BYL to purchase their shares, these demands are received by BYL on or before the date of the BYL annual meeting and the merger is approved by the BYL shareholders, BYL will have ten days after such approval to send to those BYL shareholders who have voted against the approval of the merger written notice of such approval accompanied by a copy of Chapter 13 of the California General Corporation Law, a statement of the price determined by BYL to represent the fair market value of the dissenting shares as of June 21, 2001, and a brief description of the procedure to be followed if a BYL shareholder desires to exercise dissenters' rights. Within 30 days after the date on which the notice of the approval of the merger is mailed, the dissenting shareholder must surrender to BYL, at the office designated in the notice of approval, the certificates representing the dissenting shares to be stamped or endorsed with a statement that they are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed. Any shares of BYL common stock that are transferred prior to their submission for endorsement lose their status as dissenting shares.

    If BYL and the dissenting shareholder agree that the surrendered shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder will be entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Payment of the fair market value of the dissenting shares shall be made within 30 days after the amount thereof has been agreed upon or 30 days after any statutory or contractual conditions to the merger have been agreed upon or 30 days after any statutory or contractual conditions to the merger have been satisfied, whichever is later, subject to the surrender of the certificates therefor, unless provided otherwise by agreement.

    If BYL denies that the shares surrendered are dissenting shares, or BYL and the dissenting shareholder fail to agree upon a fair market value of such shares of BYL common stock, then the dissenting shareholder of BYL must, within six months after the notice of approval is mailed, file a complaint at the Superior Court of the proper county requesting the court to make such determinations or intervene in any pending action brought by any other dissenting shareholder. If the complaint is not filed or intervention in a pending action is not made within the specified six-month period, the dissenters' rights are lost. If the fair market value of the dissenting shares, is at issue, the court will determine, or will appoint one or more impartial appraisers to determine, such fair market value.

    A dissenting shareholder may not withdraw his or her dissent or demand for payment unless BYL consents to such withdrawal.

Accounting Treatment

    It is intended that the merger will be accounted for under the purchase method of accounting in accordance with generally accepted accounting principles. Currently, under the purchase method of accounting, the excess of purchase price paid over the fair market value of assets and liabilities acquired (goodwill) is recorded as an intangible asset and such asset is amortized as an expense over the period estimated to be benefited. Under the purchase method of accounting, the reported income of FBA will include the results of operations of BYL only as of and from the effective date of the merger.

Federal Income Tax Consequences of the Merger

    The following is a summary description of the material federal income tax consequences of the merger. This summary is not a complete description of all the consequences of the merger. Each shareholder's individual circumstances may affect the tax consequences of the merger to such shareholder. In addition, no information is provided herein with respect to the tax consequences of the merger under applicable foreign, state or local laws. Consequently, each BYL shareholder is advised to consult his or her own tax advisor as to the specific tax consequences of the acquisition.

    Neither BYL nor FBA has requested or will receive an advance ruling from the Internal Revenue Service or a tax opinion as to the tax consequences of the merger.

    In regards to the BYL shareholders, the exchange of shares of BYL common stock for cash in the merger will be treated as a sale of those shares for federal income tax purposes. Each shareholder will realize gain or loss measured by the difference between (i) the shareholder's adjusted tax basis in the shares exchanged in the merger and (ii) the amount of cash received therefor. Gain or loss realized by each shareholder from the merger will be reportable in full in the taxable year of the shareholder in which the merger occurs and will be capital gain or loss assuming that the shares exchanged are capital assets in the hands of the shareholder. The capital gain or loss will be long-term with respect to those shares that are held by the shareholder as of the effective time of the merger for more than one year and short-term with respect to those shares that are held for one year or less.

    The discussion assumes that each stockholder holds shares of common stock as a capital asset within the meaning of Section 1221 of the Code. However, shareholders who are directors of BYL may not be entitled to treat cash payments in lieu of options which they may have acquired from BYL as capital assets and, as such, they will be required to report any such gain as ordinary compensation income.

    For non-corporate taxpayers, the tax rate on long-term capital gains depends on the type of asset sold. If the asset is stock, other than small business stock under Section 1202 of the Code, the rate is generally 20%. However the maximum tax rate on ordinary income and short-term capital gains is 39.6%. Taxpayers may be limited in their ability to deduct net capital losses, which may be deducted in full against capital gains, against ordinary income. For corporate taxpayers, net capital gains, which is the excess of net long-term capital gain over net short-term capital loss, and ordinary income are taxed at the same rate.

    The receipts of cash for shares of common stock may be subject to backup withholding at the rate of 31% unless the holder:

  •
  is a corporation or comes within other exempt categories; or

  •
  provides a certified taxpayer identification number and otherwise complies with the back-up withholding rules.

    Back-up withholding is not an additional tax; any amounts withheld may be credited against the federal income tax liability of the person subject to the withholding. There is no assurance that applicable tax laws will not change after the date of this proxy statement.

    The foregoing discussion of the expected federal income tax consequences of the merger is based on current authorities. There is no assurance that legislative or administrative changes or court decisions may not be forthcoming that would significantly change these expected consequences. Any such changes may or may not be retroactive with respect to transactions prior to the date of such changes.

THE MERGER AGREEMENT

    The merger agreement provides that FBA will form a wholly-owned subsidiary which will merge with and into BYL. The merger is referred to herein as the "merger." As part of the merger, BYL Bank will be merged directly with and into FB&T, with FB&T being the surviving bank.

    At the effective time of merger, each share of common stock of BYL (except for dissenters' shares, if any, which shall then or thereafter constitute perfected dissenting shares within the meaning of Chapter 13 of the California Corporations Code, or shares owned by FBA) shall be converted into the right to receive $18.50 per share in cash.

    Each BYL stock option with an exercise price less than $18.50 that is outstanding and unexercised immediately prior to the Effective Time shall be terminated and each optionee shall be entitled to receive an amount in cash computed by multiplying (i) the difference between the merger consideration and the per share exercise price applicable for such BYL stock option, by (ii) the number of such shares of BYL common stock subject to such BYL option.

Representations and Warranties

    BYL and BYL Bank make representations and warranties to FBA in the merger agreement customary for this type of a transaction, among other things: (i) incorporation, standing and power; (ii) capitalization; (iii) authorization; (iv) subsidiaries; (v) financial information; (vi) absence of changes; (vii) regulatory enforcement matters; (viii) tax matters; (ix) litigation; (x) properties, contracts, employee benefit plans and other agreements; (xi) reports; (xii) investment portfolio; (xiii) loan portfolio; (xiv) employee matters and ERISA; (xv) title to properties, licenses and insurance; (xvi) environmental matters; (xvii) compliance with laws and regulations; (xviii) commitments and contracts; (xix) brokerage; (xx) material interest of certain persons; and (xxi) conduct to date.

    In addition, FBA and FB&T make representations and warranties to BYL relating to: (i) incorporation and power; (ii) authorization; (iii) financial information; (iv) absence of changes; (v) litigation and proceedings; (vi) access to funds; and (vii) regulatory approvals.

    As the transaction is a cash merger, more extensive representations and warranties were required of BYL than of FBA. For a detailed presentation of the respective representations and warranties of the parties see Article II and Article III of the merger agreement (attached as Appendix A).

    It is a condition of the closing that each party's representations and warranties in the merger agreement or any related documents be true and correct as of the date of the merger agreement and also as of the effective time, subject to conditions in the merger agreement. As of the date of this proxy statement, BYL and BYL Bank do not have any knowledge that the conditions will not be satisfied as of the effective time.

Business Pending the Merger and Other Covenants

    The merger agreement provides that until the effective time of the merger, BYL and BYL Bank shall carry on their respective businesses in the usual, regular and ordinary course of business as heretofore conducted. BYL and BYL Bank have also agreed that they will not:

  •
  declare or pay any dividends or make any other distribution to shareholders, except for dividends of BYL Bank payable to BYL or a BYL subsidiary;

  •
  issue any BYL stock or other capital stock or any options, warrants or other rights as described for or purchase BYL stock or any other capital stock;

  •
  directly or indirectly redeem, purchase or otherwise acquire any common stock or other capital stock of BYL or BYL Bank;

  •
  effect a reclassification, recapitalization, split up, exchange of shares, readjustment or other similar change in or to any capital stock, or otherwise reorganize or recapitalize; or

  •
  change its articles of incorporation or bylaws, nor enter into any agreement to merge or consolidate with, or sell a significant portion of its assets to, any person or entity.

    BYL and BYL Bank have also agreed that, pending the closing date, and without the prior consent of FBA, they will not:

  •
  grant any increase (other than ordinary normal increases consistent with past practices) in the compensation payable or to become payable to officers or salaried employees, grant any stock options or adopt or make any change in any bonus, insurance, pension or any other employee plan;

  •
  borrow or agree to borrow any amount of funds except in the ordinary course of business, or directly or indirectly guarantee or agree to guarantee any obligations of others;

  •
  make or commit to make any new loan or letter of credit for any new or additional discretionary advance under any existing line of credit, in principal amounts in excess of $1 million or that would increase the aggregate credit outstanding to any one borrower to more than $2 million;

  •
  purchase or otherwise acquire any investment security for its own account having an average remaining life to maturity greater than 5 years or any asset-backed securities other than those issued or guaranteed by the Government National Mortgage Association, the Federal National Mortgage Association or the Federal Home Loan Mortgage Corporation;

  •
  enter into any agreement, contract or commitment having a term in excess of three months other than letters of credit, loan agreements, credit and deposit agreements and documents, in each case in the ordinary course of business;

  •
  except in the ordinary course of business, place on any of its assets or properties any mortgage, pledge, lien, charge, or other encumbrance;

  •
  except in the ordinary course of business, cancel or accelerate any material indebtedness owing to BYL or BYL Bank or any claim which BYL or BYL Bank may possess, or waive any material rights of substantial value;

  •
  sell or otherwise dispose of any real property or any material amount of any tangible or intangible personal property, other than properties acquired in foreclosure or otherwise in the ordinary collection of indebtedness;

  •
  foreclose upon or otherwise take title to or possession or control of any real property without first obtaining a Phase 1 environmental report which indicates that the property is free of pollutants, contaminants or hazardous or toxic waste materials;

  •
  commit any act or fail to do any act which will cause a breach of any agreement, contract or commitment and which will have a material adverse effect on the business, financial condition or earnings of BYL or BYL Bank;

  •
  violate any law, statute, rule, governmental regulation or order, which violation might have a material adverse effect on the business, financial condition, or earnings of BYL or BYL Bank;

  •
  purchase a single piece of real or personal property or make any other single capital expenditure with the amount paid or committed therefor that is in excess of $75,000; or

  •
  increase or decrease the rate of interest paid on time deposits, except in the manner consistent with past practices.

    BYL and BYL Bank also agreed that they shall not, without the prior written consent of FBA, engage in any transaction or take any action that would render untrue in any material respect any of the representations and warranties of BYL and BYL Bank contained in the merger agreement. In addition, BYL shall promptly notify FBA of the occurrence of any matter or event known to or directly involving BYL that is materially adverse to the business, operations, properties, assets or condition (financial or otherwise) of BYL and BYL Bank, taken as a whole.

    BYL has also agreed not to solicit or encourage, or except to the extent determined by BYL's board of directors, after consulting with outside counsel, to be required by applicable law, hold discussions and negotiations with and provide information to any person or entity in connection with any proposal for the acquisition of all or a substantial portion of the business, assets, shares of BYL common stock or other securities or assets of BYL or BYL Bank.

    BYL has agreed as soon as practicable (i) prepare and file with the SEC a proxy statement for a meeting of its shareholders for approval of the merger agreement and the merger, and (ii) promptly cause the shareholders' meeting to be duly called and held.

    BYL and BYL Bank have also agreed to provide FBA, not later than 45 days after the date of the agreement, a report of a Phase 1 environmental investigation on all real property owned, leased or operated by BYL or by BYL Bank as of the date of the agreement, and within ten days after the acquisition or lease of any real property acquired or leased by BYL or BYL Bank after the date hereof. If required by the Phase 1 investigation, in FBA's reasonable opinion, BYL shall obtain and provide to FBA a report of a Phase 2 investigation on properties requiring such additional study. Should the cost of taking on remedial and corrective actions and measures with respect to any real property owned by BYL or BYL Bank (i) required by applicable law or (ii) recommended or suggested by such report or prudent in light of serious life, health or safety concerns, in the aggregate, exceed the sum of $400,000 as reasonably estimated by an environmental expert retained for such purpose by FBA and reasonably acceptable to BYL, or if the cost of such actions and measures cannot be so reasonably estimated by such expert to be $400,000 or less with any reasonable degree of certainty, FBA shall have the right for a period of ten days upon receipt of such estimate or indication that the cost of such actions and measures cannot be so reasonably estimated, to terminate the agreement, which shall be FBA's sole remedy in such event.

    BYL and BYL Bank have also agreed to permit FBA reasonable access, in a manner which will avoid undue disruption or interference with their normal operations, to the properties and shall cause BYL Bank to provide FBA comparable access to its properties. BYL and BYL Bank shall also disclose and make available to FBA all books, documents, papers and records relating to the assets, stock ownership, properties, operations, obligations and liabilities of BYL and BYL Bank.

    BYL and BYL Bank have also agreed to use their best efforts to obtain all consents of third parties necessary or desirable for the consummation of the transactions contemplated by the agreement. BYL and BYL Bank have also agreed that as soon as available after the date of the agreement, BYL shall deliver to FBA the monthly unaudited consolidated balance sheets and profit and loss statements of BYL, a report of condition and income of BYL Bank for each quarterly period completed prior to closing, and all other financial reports or statements submitted to regulatory authorities after the date hereof. The parties have also agreed to cooperate with each other and promptly prepare and file all necessary documentation and regulatory applications and obtain as promptly as practical all regulatory permits and approvals which are necessary to consummate the transactions contemplated by the merger agreement.

    FBA and FB&T have agreed to promptly file all regulatory applications required in order to consummate the merger, including all necessary applications for prior approval of the Federal Reserve Board. FBA and FB&T have also agreed to use their best efforts to perform and fulfill all conditions and obligations on their parts to be performed or fulfilled under the agreement, and to effect the merger in accordance with the terms and conditions of the agreement. FBA has also agreed to provide certain employee benefits to the persons who remain an employee of BYL or BYL Bank following the closing date. As provided in the agreement, each such employee shall be entitled, as a new employee of a subsidiary of FBA, to participate in such employee benefit plans or any nonqualified employee benefit plans or deferred compensation, stock option, bonus or incentive plans or other employee benefit or fringe benefit programs as may be in effect generally for employees of all of FBA's subsidiaries, and as a continued employee shall be eligible and, if required, selected for participation therein. FBA has also agreed to credit each continued employee with his or her term of service with BYL for purposes of vesting in any age or period of service requirements or commencement of participation with respect to any FBA plan in which continued employee may participate.

    FBA has also agreed that for five years after the closing date, FBA shall cause BYL to indemnify, defend and hold harmless the present and former officers, directors, employees and agents of BYL and BYL Bank against all losses, expenses, claims, damages or liabilities arising out of actions or omissions related to their positions at BYL or BYL Bank occurring on or prior to the closing date to the extent permitted by applicable corporate laws and as required by BYL's articles of incorporation as in effect on May 31, 2001.

    In addition, FBA and FB&T have agreed to permit BYL and BYL Bank and its representatives access to its properties, personnel, books, papers and records relating to FBA and FB&T.

    FBA and FB&T have also agreed to assume:

  •
  the employment agreements as amended with Mr. Barry J. Moore, Ms. Gloria Van Kampen, Mr. Michael Mullarky and Mr. Gary Strachn;

  •
  the executive salary continuation agreements and any necessary amendments with Mr. Robert Ucciferri, Mr. Barry J. Moore, Mr. Michael Mullarky and Ms. Gloria Van Kampen;

  •
  the consulting agreement with Mr. Robert Ucciferri; and

  •
  the change of control agreements as amended with the co-managers of the mortgage division.

    BYL shall also be permitted to maintain its directors and officers liability insurance coverage, and to purchase an extension of the claims reporting period for a period of four years following the effective time.

    In the event that any of the parties determines that a condition to consummate the transactions contemplated by the merger agreement can not be fulfilled, it will promptly notify the other party or parties.

Conditions to the Merger

    The obligations of FBA and FB&T to consummate the merger are also subject to the fulfillment of certain other conditions, including the following:

  •
  The representations and warranties made by BYL and BYL Bank in the agreement shall be true in all material respects on and as of the closing date with the same effect as though such representations and warranties had been made or given on or as of the closing date;

  •
  BYL and BYL Bank shall have performed and complied in all material respects with all of its obligations and agreements required to be performed prior to the closing date;

  •
  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger shall be in effect, nor shall any proceeding by any regulatory authority or any other person seeking any of the foregoing be pending. There shall not be any action taken, or statute, rule or regulation or order enacted which makes the consummation of the merger thereof illegal;

  •
  All necessary approvals, consents and authorizations required by law for consummation of the merger, including the requisite approvals of the shareholders of BYL and all legally required regulatory approvals, shall have been obtained, and all waiting periods required by law shall have expired;

  •
  FBA shall have received the environmental reports required by the agreement and shall not have elected to terminate the agreement;

  •
  FBA shall have received all documents required to be received from BYL, all in form and substance reasonably satisfactory to FBA; and

  •
  The merger of BYL Bank and FB&T shall have been authorized by all necessary parties, and any regulatory approvals required in connection therewith shall have been granted.

    The obligations of BYL and BYL Bank to consummate the merger are also subject to fulfillment of certain other conditions, including the following:

  •
  The representations and warranties made by FBA and FB&T in this agreement shall be true in all material respects on and as of the closing date with the same effect as though such representations and warranties had been made or given on the closing date;

  •
  FBA shall have performed and complied in all material respects with all of its obligations and agreements hereunder required to be performed prior to the closing date;

  •
  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger shall be in effect, nor shall any proceeding of any bank regulatory authority or other person seeking any of the foregoing be pending;

  •
  Any necessary approvals, consents and authorizations required by law for consummation of the merger, including the requisite approvals of the shareholders of BYL and all legally required regulatory approvals, shall have been obtained, and all waiting periods required by law shall have expired; and

  •
  BYL shall have received all documents required to be received from FBA on or prior to the closing date, all in form and substance reasonably satisfactory to BYL.

Termination

    The merger agreement may be terminated at any time prior to the effective time of the merger:

  •
  by mutual consent of the parties;

  •
  by any party if a material breach or default by any other party is not cured within 30 business days after notice thereof. FBA and FB&T acknowledge that the institution by PBOC or an affiliate or a successor of any legal proceedings against BYL or BYL Bank related to the transactions contemplated by the PBOC agreement, shall not constitute a material breach of the representations and warranties of BYL or BYL Bank, entitling FBA and FB&T to terminate the agreement;

  •
  If any of the conditions to the obligations of a party are not satisfied or waived on or prior to the closing date, then such party may, regardless of whether approval of transactions contemplated by the agreement by shareholders of BYL shall have previously been obtained, terminate and cancel this agreement by delivery or written notices of such action to the other parties;

  •
  If any regulatory application filed should be finally denied or disapproved and the agreement shall be terminated, except that a request for additional information or undertaking by FBA, as a condition for approval, shall not be deemed to be a denial or disapproval so long as FBA diligently provides the requested information or undertaking;

  •
  FBA may terminate the agreement to the extent provided in the agreement for environmental reports by giving written notice of such termination to BYL;

  •
  In the event that BYL or BYL Bank shall become a party or subject to any material written agreement, memorandum of understanding, cease and desist order, imposition of civil money penalties or other regulatory enforcement action or proceeding with a regulatory authority after the date of the agreement, then FBA may terminate the agreement by giving written notice of such termination to BYL; or

  •
  If the closing date shall not have occurred on or prior to the day which is 240 days (or February 17, 2002) after the date of the agreement.

Expenses and Termination Fees

    In the event of termination of the merger agreement as a result of a breach of a representation, warranty, covenant or undertaking, the party committing such breach shall be liable for $2.5 million to the other party. BYL may terminate the agreement if the board of directors shall have approved an acquisition proposal after determining, upon the basis of written legal advice of outside counsel, that such approval is required in the exercise of its fiduciary obligations under applicable law.

    BYL has agreed to pay FBA a fee in the amount of $2.5 million following the occurrence of a purchase event provided that the right to receive the fee shall terminate if any of the following ("a fee termination event") occurs prior to the occurrence of a purchase event:

  •
  The effective time of the merger;

  •
  Termination of the agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of a preliminary purchase event, except a termination by FBA as a result of a breach of the agreement by BYL; or

  •
  The expiration of 18 months after the termination of this agreement if such termination follows the occurrence of a preliminary purchase event or a termination by FBA as a result of a breach by BYL (provided that if a preliminary purchase event continues or occurs beyond such termination, the fee termination event should be 18 months after the expiration of the last preliminary purchase event but in no event more than 24 months after such termination.

    The term preliminary purchase event shall mean any of the following:

  •
  BYL, without FBA's prior written consent, shall have entered into an agreement to engage in any acquisition transaction with any person, as defined in the agreement, or the board of directors shall have approved or recommended that the shareholders of BYL approve or accept any acquisition transaction with any person other than FBA or FB&T. For purposes of the agreement, acquisition transaction shall mean (i) a merger, consolidation or similar transaction involving BYL, (ii) a purchase, lease or other acquisition of all or substantially all the assets of BYL, (iii) a purchase or other acquisition in compliance with applicable laws and regulations having securities representing 10% or more of the voting power of BYL, or (iv) any transactions substantially similar in effect to any of the foregoing;

  •
  Any person other than FBA or James F. Dierberg (the Chairman and Chief Executive Officer of FBA and its parent, First Banks, Inc., or any member of Dierberg's immediate family or any entity controlled by Dierberg or a member of Dierberg's immediately family, shall have acquired beneficial ownership of the right to acquire beneficial ownership of 10% or more of any class of voting securities of BYL other than a group of which FBA or a FBA subsidiary is a member, shall have informed it beneficially owns 10% or more of any class of voting securities of BYL or BYL Bank;

  •
  Any person other than FBA or a FBA subsidiary shall have made a bona fide proposal to BYL or its shareholders, by public announcement or written communication, to engage in an acquisition transaction;

  •
  After a proposal is made by a third party to BYL or its shareholders to engage in an acquisition transaction, BYL shall have breached any covenant or obligation contained in the agreement, such breach would entitle FBA to terminate the agreement, and such breach shall not been cured within thirty days after written notice from FBA;

  •
  Any person other than FBA or a FBA subsidiary, other than in connection with a transaction to which FBA has given its prior written consent, shall have filed an application or notice with a governmental authority or regulatory administrative agency or a commission, domestic or foreign, for approval to engage in an acquisition transaction; or

  •
  The holders of BYL common stock shall not have approved the agreement at the meeting of the shareholders held for purposes of voting on the agreement if such meeting shall not been held or shall have been cancelled or adjourned prior to termination of this agreement, or BYL's board of directors shall have withdrawn or modified in a manner adverse to FBA the recommendation of BYL's board of directors with respect to the agreement, and each case after any person (other than FBA or a FBA subsidiary) shall have made or disclosed an intention to make a proposal to (a) engage in an acquisition transaction, or (b) commence a tender offer or exchange offer.

    The term "purchase event" shall mean either the following events or transactions occurring after the date hereof:

  •
  The acquisition by any person, other than FBA or a FBA subsidiary, alone or together with such person's affiliates and associates, or any group of beneficial ownership of 25% or more of the then outstanding voting shares of BYL; or

  •
  A purchase or other acquisition in compliance with applicable laws and regulations of securities representing 25% or more of the voting power of BYL or a BYL subsidiary.

Interests of Certain Persons in the Merger

    FBA has agreed to provide employees of BYL and BYL Bank who are retained by FBA and become employees of FB&T after the effective time of the merger with the types and levels of employee benefits maintained by FBA for similarly situated employees. BYL and BYL Bank employees will participate in FBA's benefit plans giving all of the continuing BYL and BYL Bank employees full credit for all "years of service" for eligibility and vesting purposes. Employees of BYL and BYL Bank, other than the executive officers, who do not continue to be employed by FB&T, will receive severance compensation equal to six weeks, plus one week for each year of service at BYL or BYL Bank, up to a maximum of six months compensation. BYL has also entered into retention bonus agreements with certain key employees.

    FBA and FB&T, as appropriate, shall assume the following agreements:

  •
  the employment agreements, as amended, with Mr. Barry J. Moore, Ms. Gloria Van Kampen, Mr. Michael Mullarky and Mr. Gary Strachn;

  •
  the executive salary continuation agreements, as amended, with Mr. Robert Ucciferri, Mr. Barry J. Moore, Mr. Michael Mullarky and Ms. Gloria Van Kampen;

  •
  the consulting agreement with Mr. Robert Ucciferri; and

  •
  the change of control agreement as amended with the Co-Managers of the mortgage division.

    BYL Bank has filed an application with the FDIC to enter into a second amendment of the employment agreements with Messrs. Moore, Mullarky and Strachn, and Ms. Van Kampen, in order to provide for certain constructive termination provisions in the event such individuals are terminated by FBA or FB&T. In addition, effective upon the appointment of Mr. Moore as President and Chief Executive Officer, BYL Bank has also received a no objection from the FDIC to enter into a mutual release, an amended salary continuation agreement and a consulting agreement with Mr. Ucciferri in which Mr. Ucciferri would receive payments of $64,700 per year under the consulting agreement, and upon reaching age 67, will receive $64,700 in annual payments under his salary continuation agreement, as amended.

    The directors, officers and employees of BYL and BYL Bank will be entitled to certain indemnification by FBA and FB&T on claims made after the consummation of the merger. Finally, BYL will purchase director and officer insurance for each of its directors and officers currently covered by directors' and officers' liability insurance policy maintained by BYL Bank and to purchase an extension of the claims reporting period for the policy providing for a period of four years following the effective time which is intended to provide coverage after the closing for actions taken or omitted to be taken before the closing. The cost of such coverage may not exceed $40,000.

    The directors, officers and employees of BYL and BYL Bank held stock options covering an aggregate of 309,219 shares of common stock as of the date of the merger agreement. The merger agreement provides that upon the consummation of the merger all outstanding stock options not exercised prior thereto will terminate and each optionee shall be entitled to receive, in lieu of each share of BYL common stock that would have otherwise been issuable upon exercise thereof, an amount in cash computed by multiplying (i) the difference between the merger consideration and the per share exercise price applicable to such BYL stock option, by (ii) the number of shares of BYL common stock subject to such BYL stock option. The 309,219 stock options have an average exercise price of $12.308 per share.

INFORMATION ABOUT BYL BANCORP AND BYL BANK GROUP

General

    For purposes of this section captioned "INFORMATION ABOUT BYL BANCORP AND BYL BANK GROUP" references to "we" or "our" refer only to BYL and BYL Bank, and not to FBA or FB&T.

    BYL was incorporated under the laws of the State of California in 1997 and commenced operations in November 1997 as a bank holding company of BYL Bank, which changed its name from Bank of Yorba Linda in June 1998. Other than its investment in BYL Bank, BYL currently conducts no other significant business activities. As of June 30, 2001, BYL had total consolidated assets of approximately $278.3 million, total consolidated deposits of $246.1 million and total consolidated shareholders' equity of $30.2 million.

    BYL Bank was incorporated under the laws of the State of California in 1979 and was licensed by the California State Banking Department, now known as of the California Department of Financial Institutions, and commenced operations as a California state-chartered bank on March 3, 1980. BYL Bank's accounts are insured by the FDIC, but like most banks of its size in California, BYL Bank is not a member of the Federal Reserve Bank.

    BYL Bank is a California commercial bank that operates from its main office in Orange, California and operates seven full-service banking centers in BYL Bank's primary market areas of Orange and Riverside counties, California. In addition to conducting its regular community banking activities, BYL Bank also originates and sells non-conforming residential real estate loans and SBA guaranteed loans. BYL Bank's principal office is located at 1875 North Tustin Street, Orange, California. BYL Bank's Mortgage Division is currently located in Tustin, California. BYL Bank also has mortgage origination offices in the states of Colorado, Indiana, Florida, Kansas, Northern California, Nevada, Utah and Washington.

Additional Information Concerning BYL

    Information concerning directors and executive officers, executive compensation, principal stockholders, certain relationships and related transactions and other related matters concerning BYL is included or incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 2000. Additionally, financial statements and information as well as management's discussion and analysis thereof are included in the Form 10-K and in its Form 10-Q for the quarters ended March 31, 2001 and June 30, 2001. These documents are incorporated by reference into this proxy statement.

INFORMATION ABOUT FIRST BANKS AMERICA, INC. AND FIRST BANK & TRUST

General

    FBA is a Delaware corporation incorporated in 1978 and is registered as a bank holding company under the Federal Reserve Act, as amended. FBA operates through its subsidiary bank holding company, The San Francisco Company ("SFC") which is headquartered in San Francisco, California, and SFC's subsidiary bank, First Bank & Trust ("FB&T"), which is also headquartered in San Francisco, California. At June 30, 2001, FBA had total consolidated assets of approximately $2.6 billion, total consolidated deposits of approximately $2.2 billion, and total consolidated shareholders' equity of approximately $219.7 million.

    FB&T is a California bank headquartered in San Francisco, California, which originally commenced operations in 1978. It currently operates 18 banking offices in Northern California, 25 banking offices in Southern California and 6 banking offices in Texas.

FORWARD-LOOKING STATEMENTS

    Certain statements contained in this proxy statement or in documents incorporated herein by reference, including, without limitation, statements containing the words "believes," "anticipates," "intends," "expects" and words of similar import, constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements, including among others those found in "QUESTIONS AND ANSWERS ABOUT THE MERGER," "SUMMARY," and "THE MERGER" involve known and the unknown risk, uncertainties and other factors that may cause the actual results, performance or achievements of the combined companies to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

BYL Commission Filings (File No. 000-23257)	Period
Annual Report on Form 10-K	Year ended December 31, 2000
Quarterly Report on Form 10-Q	Quarter ended June 30, 2001
Current Reports on Form 8-K	Dated: June 25, 2001 May 17, 2001 March 7, 2001 November 3, 2000 September 8, 2000 July 13, 2000 August 12, 1999

    BYL incorporates by reference any additional documents that it may file with the Commission between the date of this proxy statement and the date of the meeting. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

    FBA has supplied all information contained or incorporated by reference in the proxy statement relating to FBA and BYL, and BYL has supplied also such information relating to BYL.

    This proxy statement incorporates by reference documents relating to BYL which are not presented in this proxy statement or delivered herewith. Those documents are available from BYL without charge, excluding all exhibits unless specifically incorporated by reference in this proxy statement, by requesting them in writing or by telephone from:

Mr. Barry J. Moore
Acting President and Chief Executive Officer
BYL Bancorp
1875 North Tustin Street
Orange, California 92865
(949) 685-1317

    A copy of those documents will then be sent by BYL by first class mail within one business day of receipt of such request. If you would like to request documents, please do so by September 15, 2001 to receive them before the meeting.

    In deciding how to vote on the merger, you should rely only on the information contained or incorporated by reference in this proxy statement. Neither FBA nor BYL has authorized any person to provide you with any information that is different from what is contained in this proxy statement. This proxy statement is dated August 8, 2001. You should not assume that the information contained in this proxy statement is accurate as of any date other than such date, and neither the mailing to you of this proxy statement nor the issuance to you of shares will create any implication to the contrary. This proxy statement does not constitute an offer to sell or a solicitation of any offer to buy any securities, or the solicitation of a proxy in any jurisdiction in which, or to any person to whom, it is unlawful.

PROPOSAL 2: ELECTION OF DIRECTORS

Number of Directors and Division of Directors into Classes

    The Articles of Incorporation and Bylaws of BYL provide that the number of directors of BYL may be no less than six (6) and no more than eleven (11), with the exact number to be fixed by a resolution of the board of directors or the shareholders. The board of directors has fixed the number of directors at eight (8).

    At the 1997 Special Meeting of Shareholders of BYL Bank, the shareholders approved the formation of BYL as a bank holding company for Bank of Yorba Linda, now known as BYL Bank Group. BYL's Articles of Incorporation provides that as a "listed corporation," i.e., a corporation with outstanding securities designated as qualified for trading as a national market system security on NASDAQ, the directors are divided into two classes, Class I and Class II, with the directors to be divided between the classes as equally as possible. The Articles of Incorporation also provides that the directors selected for Class I would be elected at the 1998 Annual Meeting of Shareholders for a two (2) year term, the directors selected for Class II would be elected at the 1999 Annual Meeting of Shareholders for a two (2) year term, and the directors selected for Class I would be elected at the 2000 Annual Meeting of Shareholders for a two (2) year term. As a result, the directors selected for Class II will be elected for a two (2) year term at the 2001 Annual Meeting of Shareholders.

Nominees for Election as Directors

    The board of directors has selected Messrs. Cox, Hatcher, Jacobs, and Martin as the directors of Class II, who if elected at the 2001 Annual Meeting of Shareholders, will hold office until the 2003 Annual Meeting of Shareholders, or until the consummation of the merger transaction with FBA. Effective July 31, 2001, Mr. Ucciferri retired as President and Chief Executive Officer and resigned from the board of directors of BYL and BYL Bank. The board of directors has also selected Messrs. Fischer, Moore Myers and Wahlberg as the directors of Class I, who were elected at the 2000 Annual Meeting of Shareholders and will hold office until the 2002 Annual Meeting of Shareholders.

    If any nominee should become unable or unwilling to serve as a director, the proxies will be voted for such substitute nominee as shall be designated by the board of directors. The board of directors presently has no knowledge that any of the nominees will be unable or unwilling to serve. Additional nominations can be made only by complying with the notice provisions included in the Notice of Meeting. This Bylaw provision is designed to give the board of directors advance notice of competing nominations, if any, and the qualifications of nominees, and may have the effect of precluding third-party nominations if not followed. The four (4) nominees receiving the highest number of Common Stock votes at the Meeting shall be elected.

    The following table provides certain information as of the Record Date with respect to each person nominated and recommended to be elected by the current board of directors of BYL, as well as all other Directors. Reference is made to the section entitled "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT" for information pertaining to stock ownership of the nominees.

Name of Director and Offices Held (other than Director)	Age(1)	Business Experience During Past 5 Years	Year First Appointed or Elected Director of BYL Bank	Year First Appointed or Elected Director of BYL
Henry C. Cox II	62	President and CEO, Jurupa Western	1998	1998
Eddie R. Fischer	65	CEO, Vista Paints	1998	1998
Neil F. Hatcher	63	Retired, former President and CEO of DANB	1998	1998
Seymour M. Jacobs	40	Principal of Jacobs Asset Management, LLC, Principal of JAM Managers, LLC, the General Partner of JAM Partners, LP	2000	2000
H. Rhoads Martin, Jr.	54	President, Martin Companies, a real estate investment and property management firm	1990	1997
John F. Myers Secretary	64	Retired Pharmacist, former owner, B&B Pharmacy	1990	1997
Barry J. Moore Acting President and Chief Executive Officer	52	Banker(2)	1996	1997
Brent W. Wahlberg	80	Retired (formerly Vice President of Eadington Fruit Company)	1979	1997

    There are no family relationships between any of the directors or executive officers of BYL.

    THE BOARD OF DIRECTORS INTENDS TO VOTE ALL PROXIES HELD BY IT IN FAVOR OF ELECTION OF EACH OF THE NOMINEES. YOU ARE URGED TO VOTE FOR PROPOSAL 2: TO ELECT THE FOUR (4) NOMINEES SET FORTH HEREIN TO SERVE UNTIL THE COMPLETION OF THE MERGER TRANSACTION WITH FBA OR THE 2003 ANNUAL MEETING OF SHAREHOLDERS AND UNTIL THEIR RESPECTIVE SUCCESSORS SHALL BE ELECTED AND QUALIFIED: HENRY C. COX II, NEIL F. HATCHER, SEYMOUR M. JACOBS AND H. RHOADS MARTIN, JR.

(1)
Ages are as of August 11, 2001.

(2)
Mr. Moore was first employed by the BYL Bank in 1980 as Vice President Branch Manager/Commercial Lender. He left shortly thereafter to relocate to San Diego (Torrey Pines Bank). He returned to BYL Bank in 1986 as Executive Vice President/Credit Administrator. Mr. Moore was appointed Chief Financial Officer in 1991 and has served as a Director since January 1996. Mr. Moore was appointed Acting President and Chief Executive Officer of both BYL and BYL Bank effective August 1, 2001.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth information as of August 1, 2001 pertaining to beneficial ownership of BYL's common stock by persons known to BYL to own five percent (5%) or more of such stock, current directors and Executive Officers of BYL, and all directors and Executive Officers 1of BYL and BYL Bank as a group. The information contained herein has been obtained from BYL's records and from information furnished directly by the individual or entity to BYL. All shares are held with shared voting and investment power except as otherwise indicated. All addresses of directors and Executive Officers are in care of BYL at 1875 North Tustin Street, Orange, California.

    The table should be read with the understanding that more than one (l) person may be the beneficial owner or possess certain attributes of beneficial ownership with respect to the same securities. In addition, shares of common stock issuable pursuant to options which may be exercised within sixty (60) days of August 1, 2001 are deemed to be issued and outstanding and have been treated as outstanding in calculating the percentage ownership of those individuals possessing such interest.

(1)
As used throughout this Proxy Statement, the term "officer" or "executive officer" refers to the Acting President and Chief Executive Officer of BYL, and the Acting President and Chief Executive Officer, the Senior Executive Vice President/Chief Operating Officer, the Executive Vice President/Chief Credit Officer, the Executive Vice President/Chief Administrative Officer and the Senior Vice President/Chief Financial Officer of BYL Bank.

		Beneficial Ownership(2) of Common Stock on August 1, 2001
Name	Title
		Shares		Percent
Henry C. Cox II(3)	Director	117,688	(4)	4.47%
Eddie R. Fischer(5)	Director	78,717	(6)	2.99%
Neil F. Hatcher(7)	Director	109,176	(8)	4.15%
Seymour M. Jacobs(9)	Director	125,400	(10)	4.76%
H. Rhoads Martin, Jr.	Director	16,249	(11)	0.62%
Barry J. Moore(12)	Acting President and Chief Executive Officer of BYL Bank; Acting President and Chief Executive Officer of BYL	45,901	(13)	1.74%
Michael H. Mullarky	Executive Vice President and Chief Credit Officer of BYL Bank	31,333	(14)	1.19%
John F. Myers	Director, Secretary	16,366	(15)	0.62%
Gary Strachn(16)	Senior Vice President and Chief Financial Officer of BYL Bank	2,000	(17)	0.08%
Tidal Insurance Limited(18)	Shareholder	180,300		6.85%
Gloria J. Van Kampen(19)	Executive Vice President/Chief Administrative Officer of BYL Bank	49,671	(20)	1.89%
Brent W. Wahlberg	Director	17,771	(21)	0.68%
All Directors and Executive Officers as a Group (11 in number)		609,873	(22)	23.19%

(2)
Beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (a) voting power which includes the power to vote, or to direct the voting of such security; and/or the investment power, which includes the power to dispose, or to direct the disposition, of such security. Beneficial owner also includes any person who has the right to acquire beneficial ownership of such security as defined above within sixty (60) days of January 16, 2001.

(3)
Mr. Cox was appointed to the board of directors of BYL and BYL Bank upon the merger of DNB Financial with BYL on May 29, 1998.

(4)
Includes 600 shares of common stock which may be acquired by Mr. Cox upon exercise of stock options.

(5)
Mr. Fischer was appointed to the board of directors of BYL and BYL Bank upon the merger of DNB Financial with BYL on May 29, 1998.

(6)
Includes 600 shares of common stock which may be acquired by Mr. Fischer upon exercise of stock options.

(7)
Mr. Hatcher was appointed to the board of directors of BYL and BYL Bank upon the merger of DNB Financial with BYL on May 29, 1998.

(8)
Includes 600 shares of common stock which may be acquired by Mr. Hatcher upon exercise of stock options.

(9)
Following the receipt of all necessary regulatory approvals or non-objections, Mr. Jacobs was appointed to the board of directors of BYL on November 21, 2000, and to the board of directors of BYL Bank on October 31, 2000 pursuant to an agreement dated September 7, 2000.

(10)
Mr. Jacobs is a principal of Jacobs Asset Management, LLC, and a principal of JAM Managers, LLC, the general partner of JAM Partners, LP. Mr. Jacobs holds 8,500 shares of BYL in his own name, with 116,900 shares of BYL held by JAM Partners, LP.

(11)
Includes 8,700 shares of common stock which may be acquired by Mr. Martin upon exercise of stock options.

(12)
On July 31, 2001, Mr. Moore was appointed Acting President and Chief Executive Officer of BYL and BYL Bank. Mr. Moore succeeds Mr. Robert Ucciferri, who retired on July 31, 2001 and became a consultant of BYL and BYL Bank.

(13)
Includes 45,401 shares of common stock which may be acquired by Mr. Moore upon exercise of stock options.

(14)
Includes 16,335 shares of Common Stock which may be acquired by Mr. Mullarky upon exercise of stock options.

(15)
Includes 6,900 shares of common stock which may be acquired by Mr. Myers upon exercise of stock options.

(16)
Mr. Strachn is not on the board of BYL or BYL Bank, but was appointed as Senior Vice President/Chief Financial Officer of its wholly-owned subsidiary on September 22, 1999.

(17)
All of the shares attributed to Mr. Strachn are owned by him directly.

(18)
Tidal Insurance Limited is beneficially owned by Mr. James F. Dierberg, the Chairman of the Board, President and Chief Executive Officer of FBA. Mr. Dierberg and members of his immediate family are also the controlling shareholders of First Banks, Inc., the parent company of FBA.

(19)
Ms. Van Kampen is not on the board of BYL or BYL Bank, but was appointed an Executive Vice President/Chief Administrative Officer of its wholly-owned subsidiary upon the merger of DNBF Financial with BYL on May 29, 1998.

(20)
Includes 3,200 shares of common stock which may be acquired by Ms. Van Kampen upon exercise of stock options.

(21)
Includes 6,900 shares of common stock which may be acquired by Mr. Wahlberg upon exercise of stock options.

(22)
Includes 89,236 shares of common stock which may be acquired upon exercise of stock options.

The Board of Directors and Committees

    During 2000, the board of directors of BYL held twelve (12) regular meetings and four (4) special meetings. In addition, during 2000, the board of directors of BYL Bank held twelve (12) regular meetings and eight (8) special meetings. In addition to meeting as a group to review BYL's business, certain members of the board of directors of BYL also devoted their time and talents to the following standing committees:

    BYL Bank's Asset & Liability Management Committee is currently composed of Director Moore (Chairman) and Executive Officers Mike Mullarky, Gary Strachn and Gloria Van Kampen. This Committee, which met twelve (12) times in 2000, is charged with managing BYL Bank's assets and liabilities, including the management of interest and repricing opportunities and maturity elements.

    BYL Bank's Audit Committee, currently composed of Directors Hatcher (Chairman), Fischer, Martin, Myers, and Wahlberg, met five (5) times in 2000. The purpose of this Committee is to direct the audits and credit review activities and to make certain that these functions are performed with the necessary freedom and independence to insure the examination of all records, and to recommend to the board of directors the appointment of an outside accounting firm and to meet with and review the reports of the accounting firm.

    BYL Bank's Compensation Committee, currently composed of Directors Cox (Chairman), Martin and Myers, met two (2) times in 2000. This Committee makes recommendations to the board of directors regarding compensation matters, some of which may be delegated to this Committee.

    BYL Bank's Facilities Committee, currently composed of Directors Fischer (Chairman) and Moore and officers Gary Strachn and Gloria Van Kampen, met three (3) times in 2000. This Committee reviews BYL Bank's leases and mortgages and makes recommendations to the board of directors regarding renegotiating leases, refinancing mortgages, selling real property housing branches or divisions of BYL Bank, and relocations of said branches/divisions.

    BYL Bank's Investment Committee is composed of Directors Wahlberg (Chairman) and Moore and Executive Officer Gary Strachn, met three (3) times in 2000. This committee is charged with managing BYL Bank's investment portfolio.

    BYL's Mergers & Acquisitions Committee, currently composed of Directors Cox (Chairman), Martin and, Moore, met eight (8) times in 2000. This Committee makes recommendations to the board of directors regarding possible mergers, acquisitions and sales with or by other financial institutions.

    BYL's Stockholders Committee is currently composed of Director Myers (Chairman). This Committee monitors BYL stock purchases and sales by directors and executive officers and makes recommendations to the board of directors regarding how to enhance stockholders' value. It met two (2) times in 2000.

    BYL's Stock Option Committee is currently composed of Directors Wahlberg (Chairman), Hatcher and Martin. The Committee, which has the responsibility of recommending stock repurchases, increasing the number of stock options and changes to BYL's Stock Option Plan, met one (1) time in 2000.

    BYL Bank's Technology Steering Committee, currently composed of Directors Moore (Chairman) and Myers and key bank executives, met eight (8) times in 2000. This Committee oversees the implementation of technology throughout BYL Bank and approves policies and procedures related to the use and purchase of technology.

    BYL does not have a standing Nominating Committee, but the full board of directors acts as a Nominating Committee.

    None of the incumbent Directors attended less than seventy-five percent (75%) of all board and committee meetings held during the period for which he has been a Director.

Executive Officers

    The following table sets forth as to each of the persons who currently serves as an executive officer of BYL, such person's age, principal, occupation, current position with BYL and/or BYL Bank, and the period during which the person has served in such position.

Name and Position	Age	Business Experience During Past Five Years	BYL Bank Executive Officer Since	BYL Executive Officer Since
Barry J. Moore	52	Acting President and Chief Executive Officer of BYL Bank; Acting President and Chief Executive Officer of BYL	1986	1997
Michael H. Mullarky(1)	55	Executive Vice President and Chief Credit Officer of BYL Bank	1990	Not Applicable
Gary Strachn(2)	57	Vice President and Chief Financial Officer of BYL Bank	1999	Not Applicable
Gloria Van Kampen(3)	54	Executive Vice President and Chief Administrative Officer of BYL Bank	1998	Not Applicable

(1)
Executive Vice President and Chief Credit Officer Michael Mullarky joined BYL Bank in 1991. Mr. Mullarky has a total of 27 years of banking experience, primarily in lending and credit administration. He served at Citizens Bank of Costa Mesa for 9 years as part of senior management and was the S.V.P./Loan Administrator at the time he left to join BYL Bank.

(2)
Senior Vice President and Chief Financial Officer Gary R. Strachn joined BYL's wholly-owned subsidiary on October 29, 1998. Mr. Strachn has a total of 21 years experience in banking in California, serving as Chief Financial Officer of various organizations over the last 19 years. Mr. Strachn also has 7 years experience with local and national CPA firms.

(3)
Executive Vice President and Chief Administrative Officer Gloria Van Kampen joined BYL's wholly-owned subsidiary on May 29, 1998 as a result of the acquisition of DNB Financial by BYL. Ms. Van Kampen previously served as Executive Vice President of DNB Financial ("DNBF") and its wholly-owned subsidiary, De Anza National Bank ("DANB"), since June 1994. Prior to that time, Ms. Van Kampen served as Senior Vice President of DANB and DNBF from June 1988 until June 1994, and as Assistant Vice President of DANB from June 1982 until June 1984, and as Vice President from July 1984 until 1988. Ms. Van Kampen served as Chief Financial Officer of DANB since June 1984 and of DNBF since June 1988.

Director Compensation

    During 2000, the paid compensation equal to $2,000 per month for each director minus the amount of medical insurance premium payments paid on behalf of each director if a director elects to be covered under BYL's medical insurance plan, except that Messrs. Ucciferri and Moore received $500 per month.

Executive Compensation

    Executive officers receive no compensation for their services on behalf of BYL. The following summary compensation table sets forth, for the last three (3) completed fiscal years, the cash and certain other compensation paid by BYL Bank to BYL Bank's President and Chief Executive Officer and the other Executive Officers of BYL Bank whose total annual salary and bonus for the fiscal year ended December 31, 2000 exceed $100,000.

		Annual Compensation			Long-Term Compensation	All Other Compensation
(A)	(B)	(C)(1)	(D)(2)	(E)(3)
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Other Annual Compensation	Awards Stock Options (#)	$
Robert Ucciferri	2000	$200,000	$-0-	$-0-	-0-	$58,686	(4)
	1999	$216,666	$-0-	$-0-	-0-	$56,330	(5)
	1998	$200,000	$366,405	$-0-	7,000	$56,453	(6)
Barry J. Moore	2000	$175,000	$-0-	$-0-	-0-	$28,996	(7)
	1999	$175,000	$-0-	$-0-	-0-	$27,264	(8)
	1998	$159,000	$182,115	$-0-	8,500	$25,861	(9)
Michael H. Mullarky	2000	$103,000	$-0-	$-0-	-0-	$25,042	(10)
	1999	$103,000	$-0-	$-0-	-0-	$23,496	(11)
	1998	$103,700	$121,893	$-0-	7,500	$18,980	(12)
Gary Strachn	2000	$98,000	$-0-	$-0-	-0-	$6,825	(13)
	1999	$77,583	$-0-	$-0-	-0-	$12,118	(14)
Gloria Van Kampen	2000	$130,000	$-0-	$-0-	-0-	$22,742	(15)
	1999	$130,000	$-0-	$-0-	-0-	$12,688	(16)
	1998	$112,000	$76,885	$-0-	8,000	$2,346	(17)

(1)
Total base salary paid for fiscal years 2000, 1999 and 1998 for BYL Bank.

(2)
The chart reflects the following bonuses earned in 1998 and paid in 1999; Mr. Ucciferri ($366,405), Mr. Moore ($182,115), Mr. Mullarky ($121,893) and Ms. Van Kampen ($76,885).

(3)
Represents the dollar value of other annual compensation not properly categorized as salary or bonus; including (i) perquisites and other personal benefits, securities or property unless the aggregate amount of such compensation is the lesser of either $50,000 or 10% of the total annual salary and bonus reported for the named executive officer in columns (C) and (D); (ii) above-market or preferential earnings on restricted stock, options, stock appreciation rights ("SARs") or deferred compensation paid during the fiscal year or payable during that period but deferred at the election of the named executive officer; (iii) earnings on long-term incentive plan ("LTIP") compensation paid during the fiscal year or payable during that period but deferred at the election of the named executive officer; (iv) amounts reimbursed during the fiscal year for the payment of taxes; and (v) the dollar value of the difference between the price paid by a named executive officer for any security of BYL Bank purchased from BYL Bank (through deferral of salary or bonus, or otherwise), and the fair market value of such security at the date of purchase, unless that discount is available generally, either to all security holders or to all salaried employees of the registrant. None of the named officers had other annual compensation in excess of 10% of the total annual salary and bonus reported for any of the last three fiscal years.

(4)
Includes $6,000 received from BYL Bank as directors' fees, $39,661 Salary Continuation Agreement accruals, and $12,245 in health insurance premiums.

(5)
Includes $6,000 received from BYL Bank as director's fees, $39,661 Salary Continuation Agreement accruals, and $9,889 in health and life insurance premiums.

(6)
Includes $6,000 received from BYL Bank as director's fees, $39,661 Salary Continuation Agreement accruals, and $10,012 in health and life insurance premiums.

(7)
Includes $6,000 received from BYL Bank as director's fees, $8,668 Salary Continuation Agreement accruals, and $13,548 in health and life insurance premiums.

(8)
Includes $6,000 received from BYL Bank as director's fees, $8,668 Salary Continuation Agreement accruals, and $11,816 in health and life insurance premiums.

(9)
Includes $6,000 received from BYL Bank as director's fees, $8,668 Salary Continuation Agreement accruals, and $10,413 in health and life insurance premiums.

(10)
Includes $10,740 received in Salary Continuation Agreement accruals, and $13,522 in health and life insurance premiums.

(11)
Includes $11,976 in health and life insurance premiums and $10,740 Salary Continuation Agreement accruals.

(12)
Includes $11,040 in health and life insurance premiums and $7,160 Salary Continuation Agreement accruals.

(13)
Includes $6,045 in health and life insurance premiums.

(14)
Includes $1,318 in health and life insurance premiums and an auto allowance of $10,800.

(15)
Includes $7,740 Salary Continuation Agreement accruals, and $10,384 in health and life insurance premiums and an auto allowance of $4,618.

(16)
Includes $5,920 Salary Continuation Agreement accruals, and $6,768 in health and life insurance premiums.

(17)
Includes $6,768 in health and life insurance premiums and $5,920 Salary Continuation Agreement accruals.

Employment Agreements

    On November 28, 1995, BYL Bank and Mr. Ucciferri executed a five (5) year employment agreement commencing January 1, 1996 at a base salary of $120,000 per annum, which will be reviewed annually by the board. Mr. Ucciferri's base salary for 2000 was $200,000. Mr. Ucciferri is also entitled to the use of a car, and Mr. Ucciferri may also participate in any bonus, pension or profit sharing plan or other employee benefit plan that is or may be adopted by BYL Bank. Mr. Ucciferri is also entitled to five (5) weeks vacation per year and appropriate medical and dental insurance. If Mr. Ucciferri is terminated without cause, he will be entitled to twelve (12) months severance pay, and if Mr. Ucciferri is terminated within nine (9) months of a merger, or change of control of more than 25% of the issued and outstanding stock of BYL Bank, Mr. Ucciferri will be entitled to twenty-four (24) months severance pay. The agreement also contains provisions regarding disability and dispute resolution procedures. On July 31, 2001, Mr. Ucciferri retired as President and Chief Executive Officer of BYL and BYL Bank. BYL Bank and Mr. Ucciferri have terminated his employment agreement, and Mr. Ucciferri is currently a consultant to BYL Bank.

    On November 28, 1995, amended effective July 13, 2001, BYL Bank and Mr. Moore executed a five (5) year employment agreement commencing January 1, 1996 at a base salary of $85,000 per annum, which will be reviewed annually by the board. Mr. Moore's base salary for 2000 was $175,000. Mr. Moore is also entitled to the use of a car, and Mr. Moore may also participate in any bonus, pension or profit sharing plan or other employee benefit plan that is or may be adopted by BYL Bank. Mr. Moore is also entitled to five (5) weeks vacation per year and appropriate medical and dental insurance. If Mr. Moore is terminated without cause, he will be entitled to twelve (12) months severance pay, and if Mr. Moore is terminated within nine (9) months of a merger, or change of control of more than 25% of the issued and outstanding stock of BYL Bank, Mr. Moore will be entitled to twenty-four (24) months severance pay. The agreement also contains provisions regarding disability and dispute resolution procedures.

    On November 28, 1995, amended effective July 13, 2001, BYL Bank and Mr. Mullarky executed a five (5) year employment agreement commencing January 1, 1996 at a base salary of $85,000 per annum, which will be reviewed annually by the board. Mr. Mullarky's base salary for 2000 was $103,000. Mr. Mullarky is also entitled to the use of a car, and Mr. Mullarky may also participate in any bonus, pension or profit sharing plan or other employee benefit plan that is or may be adopted by BYL Bank. Mr. Mullarky is also entitled to five (5) weeks vacation per year and appropriate medical and dental insurance. If Mr. Mullarky is terminated without cause, he will be entitled to twelve (12)

months severance pay, and if Mr. Mullarky is terminated within nine (9) months of a merger, or change of control of more than 25% of the issued and outstanding stock of BYL Bank, Mr. Mullarky will be entitled to twenty-four (24) months severance pay. The agreement also contains provisions regarding disability and dispute resolution procedures.

    On May 29, 1998, amended effective July 13, 2001, BYL Bank and Ms. Van Kampen executed a three (3) year employment agreement commencing May 29, 1998 at a base salary of $112,000 per annum, which shall be reviewed annually by the board. Ms. Van Kampen's base salary for 2000 was $130,000. Ms. Van Kampen is also entitled to the use of a car, and Ms. Van Kampen may also participate in any bonus, pension or profit sharing plan or other employee benefit plan that is or may be adopted by BYL Bank. Ms. Van Kampen is also entitled to five (5) weeks vacation per year and appropriate medical and dental insurance. If Ms. Van Kampen is terminated without cause, she will be entitled to twelve (12) months severance pay, and if Ms. Van Kampen is terminated within nine (9) months of a merger, or change of control of more than 25% of the issued and outstanding stock of BYL Bank, Ms. Van Kampen will be entitled to twenty four (24) months severance pay. The agreement also contains provisions regarding disability and dispute resolution procedures.

    On December 22, 1999, amended effective July 13, 2001, BYL Bank and Mr. Strachn executed a one (1) year employment agreement commencing December 22, 1999 at a base salary of $85,000 per annum, which shall be reviewed annually by the board. Mr. Strachn's base salary for 2000 was $115,000. Mr. Strachn is also entitled to the use of a car, and Mr. Strachn may also participate in any bonus, pension or profit sharing plan or other employee benefit plan that is or may be adopted by BYL Bank. Mr. Strachn is also entitled to five (5) weeks vacation per year and appropriate medical and dental insurance. If Mr. Strachn is terminated without cause, he will be entitled to nine (9) months severance pay, and if Mr. Strachn is terminated within nine (9) months of a merger, or change of control of more than 25% of the issued and outstanding stock of BYL Bank, Mr. Strachn will be entitled to twenty-four (24) months severance pay. The agreement also contains provisions regarding disability and dispute resolution procedures.

Compensation Committee Interlocks and Insider Participation

    BYL Bank's Compensation Committee is comprised of directors Cox (Chairman), Martin and Myers. Mr. Ucciferri served as an executive officer of BYL Bank during 2000. All of the above directors have had loans outstanding from BYL Bank during 2000, except for Mr. Ucciferri.

    Mr. Ucciferri did not participate in the discussion of his respective compensation or performance when such matter was addressed by the committee.

Compensation Committee Report

    The compensation committee meets annually to review the salaries and bonuses of all executive and senior officers of BYL Bank. Upon their recommendation, BYL Bank's full board then approves salary modifications and bonuses, if any, for all BYL Bank executive officers. While all officers are reviewed, particular emphasis is placed upon the salaries paid to executive officers.

    The goal of the compensation program is to align compensation with business objective and performance, and to enable BYL Bank to attract and reward executive officers whose contributions are critical to the long-term success of BYL Bank. BYL Bank is committed to maintaining a pay program that helps attract and retain the best people in the industry. To ensure that pay is competitive, BYL Bank regularly compares its pay practices with those of other leading independent banks and sets its pay parameters based upon this review.

    Executive officers are rewarded based upon corporate performance and individual contribution. Bank performance is evaluated by reviewing the extent to which strategic and business plan goals have been met. Individual contribution is evaluated by reviewing the progress of BYL Bank against set objectives in the individuals area of responsibility.

CEO Compensation

    Robert Ucciferri has been President and Chief Executive Officer ("CEO") of BYL Bank since 1990, and President and CEO of BYL since it was formed in 1997, until his retirement on July 31, 2001. In setting Mr. Ucciferri's compensation, the Compensation Committee made an overall assessment of Mr. Ucciferri's leadership in achieving BYL's long-term strategic and business goals. During 2000, particular emphasis was placed on enhancing shareholders' value. The Committee paid specific attention to variation in budget projections as well as executive compensation surveys from the California Banking Association, Department of Financial Institutions and banks headquartered in BYL's local market area. Mr. Ucciferri's salary reflects a consideration of both competitive forces and BYL's performance.

Compensation Committee

  Henry C. Cox II
  H. Rhoads Martin, Jr.
  John F. Myers
  Barry J. Moore

Performance Graph

    The chart shown below compares BYL's cumulative total shareholder return from June 11, 1996 with both the NASDAQ Composite Index and an index developed by SNL Securities LC that represents Western Banks.

Total Return Performance

	Period Ending
Index	06/11/96	12/31/96	12/31/97	12/31/98	12/31/99	12/31/00
BYL Bancorp	100.00	125.55	233.95	203.03	105.54	174.60
NASDAQ—Total US*	100.00	104.76	128.30	180.94	336.26	202.36
SNL Western Bank Index	100.00	122.35	180.36	184.81	190.99	252.87
*
Source: CRSP, Center for Research in Security Prices, Graduate School of Business, The University of Chicago, 2000. Used with permission. All rights reserved. crsp.com

Salary Continuation Agreements

    On November 28, 1995, BYL Bank approved a Salary Continuation Agreement for Mr. Ucciferri effective January 1, 1996, amended July 25, 2001, that would provide an annual sum of $64,700 in equal monthly installments over a ten (10) year period upon his retirement at age 67. BYL Bank has purchased single premium life insurance to cover the retirement benefits. BYL Bank must accrue increasing amounts every year in order to fund various provisions of the Agreement, including provisions regarding death after retirement, death prior to retirement, and disability prior to retirement provisions. In 2000, BYL Bank accrued $39,661 for Mr. Ucciferri's benefit, and BYL Bank has accrued a total of $198,305 through December 31, 2000 for Mr. Ucciferri's benefit. If Mr. Ucciferri is terminated without cause, Mr. Ucciferri will begin receiving the amount accrued in the year of termination at age sixty-seven (67) in equal monthly installments spread over ten (10) years. Mr. Ucciferri will receive no benefits under the Agreement if Mr. Ucciferri's employment is terminated for cause. On July 25, 2001, Mr. Ucciferri executed an amendment to his salary continuation agreement in which Mr. Ucciferri will commence receiving payments under the salary continuation agreement after December 31, 2003.

    On November 28, 1995, BYL Bank approved a Salary Continuation Agreement for Mr. Moore effective January 1, 1996 that would provide an annual sum of $64,800 in equal monthly installments over a ten (10) year period upon his retirement at age sixty-five (65). BYL Bank has purchased single premium life insurance to cover the retirement benefits. BYL Bank must accrue increasing amounts every year in order to fund various provisions of the Agreement, including provisions regarding death after retirement, death prior to retirement, and disability prior to retirement provisions. In 2000, BYL Bank accrued $8,668 for Mr. Moore's benefit, and BYL Bank has accrued a total of $43,340 through December 31, 2000 for Mr. Moore's benefit. If Mr. Moore voluntarily terminates his employment, he will receive the accrued amount under the Agreement within two (2) years of the termination. If Mr. Moore is terminated without cause, Mr. Moore will begin receiving the amount accrued in the year of termination at age sixty-five (65) in equal monthly installments spread over ten (10) years. Mr. Moore will receive no benefits under the Agreement if Mr. Moore's employment is terminated for cause.

    Effective July 21, 1998, BYL Bank entered into a Salary Continuation Agreement for Mr. Mullarky that would provide an annual sum of $60,100 in equal monthly installments over a ten (10) year period upon his retirement at age sixty-five (65). BYL Bank has purchased single premium life insurance to cover the retirement benefits. BYL Bank must accrue increasing amounts every year in order to fund various provisions of the Agreement, including provisions regarding death after retirement, death prior to retirement, and disability prior to retirement provisions. In 2000, BYL Bank accrued $10,740 for Mr. Mullarky's benefit, and BYL Bank has accrued a total of $28,640 through December 31, 2000 for Mr. Mullarky's benefit. If Mr. Mullarky voluntarily terminates his employment, he will receive the accrued amount under the Agreement within two (2) years of the termination. If Mr. Mullarky is terminated without cause, Mr. Mullarky will begin receiving the amount accrued in the year of termination at age sixty-five (65) in equal monthly installments spread over ten (10) years. Mr. Mullarky will receive no benefits under the Agreement if Mr. Mullarky's employment is terminated for cause.

    On August 25, 1999, BYL Bank approved a Salary Continuation Agreement for Ms. Van Kampen effective August 27, 1999 that would provide an annual sum of $60,000 in equal monthly installments over a ten (10) year period upon her retirement at age sixty-five (65). BYL Bank has purchased single premium life insurance to cover the retirement benefits. BYL Bank must accrue increasing amounts every year in order to fund various provisions of the Agreement, including provisions regarding death after retirement, death prior to retirement, and disability prior to retirement provisions. In 2000, BYL Bank accrued $7,740 for Ms. Van Kampen's benefit, and BYL Bank has accrued a total of $13,660 through December 31, 2000 for Ms. Van Kampen's benefit. If Ms. Van Kampen voluntarily terminates her employment, she will receive the accrued amount under the Agreement within two (2) years of the termination. If Ms. Van Kampen is terminated without cause, Ms. Van Kampen will begin receiving the amount accrued in the year of termination at age sixty-five (65) in equal monthly installments spread over ten (10) years. Ms. Van Kampen will receive no benefits under the Agreement if Ms. Van Kampen's employment is terminated for cause.

BYL Bank Bonus Pool

    In December 1991, the board of directors established a Bonus Pool which takes effect only if certain threshold tests are met. The Bonus Pool is calculated based on BYL Banks return on equity, loan losses and income after taxes. In 1994, the 1991 Bonus Pool called for payment of $170,982 although actual payment was only $28,020 of which $20,000 was paid to the three Executive Officers and $8,020 was distributed among 42 staff members. The $142,962 difference between the calculated and actual bonus was not accepted by executive management in order to maintain an adequate Tier 1 capital ratio. In 1995, the 1991 Bonus Pool accrued a total of $448,092; $177,370 was paid in 1995 and the balance of $270,722 was paid in February 1996. Of the $448,092 total, $412,032 was paid to the three Executive Officers and $36,090 was distributed among 42 employees.

    In April 1996, the board of directors adopted the 1996 Executive Incentive Plan for the top executive officers of BYL Bank. The performance criteria includes return on average shareholders equity and average loan. In order to be eligible for incentive payout, BYL Bank must be satisfactorily rated by its regulatory agencies. In 1998, the 1996 Executive Incentive Plan accrued a total of $715,000. The sum of $747,298 was paid March 18, 1999 to the top four executive officers of BYL Bank. In 1999, the 1996 Executive Incentive Plan did not accrue any funds for incentive payout. No payment has been made in 2000 to the top four executive officers of BYL Bank.

401(k) Plan

    Effective February 1, 1992, BYL Bank adopted a 401(k) Plan that allows eligible employees to contribute, as deferred compensation, between one percent (1%) and fifteen percent (15%) of their salary to a trust established pursuant to the 401(k) Plan. BYL Bank may match contributions up to a given percentage of each participant's compensation. In addition, BYL Bank may make additional contributions on a discretionary basis as a profit sharing contribution. Contributions by BYL Bank vest immediately. In 2000, BYL Bank matched dollar for dollar contributed up to a maximum of 4% of an individual's salary or $4,000 dollars, whichever was less.

BYL 1997 Stock Option Plan

    Shareholders of BYL Bank, as prospective shareholders of BYL, approved in October 1997 BYL's 1997 Stock Option Plan (the "Plan"), which was adopted by the board of directors of BYL on April 23, 1997, subsequently amended on July 23, 1997 and February 18, 1998. The purpose of the Plan is to strengthen BYL by providing an additional means of attracting and retaining competent managerial personnel and by providing to participating officers, key employees, directors and consultants added incentive for high levels of performance and for unusual efforts to increase the earnings of BYL and BYL Bank. The Plan seeks to accomplish these purposes and achieve these results by providing a means whereby such officers, key employees, directors and consultants may purchase shares of BYL Common Stock pursuant to options granted in accordance with the Plan.

    460,519 unissued shares of BYL, or approximately 30% of the then issued and outstanding shares of BYL, were originally reserved for issuance to directors, officers, employees, and consultants ("Eligible Participants"). Options granted pursuant to the Plan may be non-qualified options or incentive stock options within the meaning of Section 422A of the Internal Revenue Code.

    The Plan is administered by the board of directors of BYL or by a committee appointed from time to time by the board. The board of directors or the committee will determine with respect to the Eligible Participants in the Plan and the extent of their participation.

    The purchase price of stock subject to each option shall be not less than one hundred (100%) of the fair market value of such stock at the time such option is granted. An Eligible Participant owning more than ten percent (10%) of the total combined voting power of all classes of BYL stock may only be granted an option with an exercise price at least 110% of the fair value of Common Stock at the date of grant. The purchase price of any shares exercised shall be paid in full in cash or, with the prior written approval of the committee, in shares of BYL or on a deferred basis evidenced by a promissory note. In addition, the optionee shall have the right upon exercise of an option to surrender for cancellation a portion of the option for the number of shares exercised. Options may be granted pursuant to the Plan for a term of up to ten (10) years. Each option shall be exercisable according to the determination of the board or committee, except that options granted to employees that are not directors or officers shall be exercisable at a minimum of 20% per year over a five year period.

    Options granted under the Plan shall not be transferable by the optionee during the optionee's lifetime. In the event of termination of employment as a result of the optionee's disability or in the event of an employee's death during the exercise period, to the extent the option is exercisable on the date employment terminates or the date the employee dies, the option shall remain exercisable for up to one (1) year (but not beyond the end of the original option term) by the disabled optionee or, in the event of death of the optionee, a non-qualified option shall be exercisable by the person or persons to whom rights under the option shall have passed by will or the laws of descent and distribution.

    If an optionee's employment is terminated, unless termination was by reason of disability or death, the optionee shall have the right, for a 3-month period after termination, to exercise that portion of the option which was exercisable immediately prior to such termination. If an optionee's employment is terminated for cause, except for options granted to consultants and business advisors, the optionee shall have the right for a 30 day period after termination, to exercise that portion of the option which was exercisable immediately prior to such termination. In no event may the option be exercised after the end of the original option term.

    In the event of certain changes in the outstanding BYL Common Stock without receipt of consideration by BYL, such as stock dividends, stock splits, recapitalization, reclassification, reorganization, merger, stock consolidation, or otherwise, appropriate and proportionate adjustments shall be made in the number, kind and exercise price of shares covered by any unexercised or partially unexercised options which were already granted. Optionees will receive prior notice of any pending dissolution or liquidation of BYL, or reorganization, merger or dissolution or liquidations of BYL, or reorganization, merger or consolidation where BYL is not the surviving corporation or sale of substantially all the assets of BYL or other form of corporate reorganization in which BYL is not a surviving entity, or the acquisition of stock representing more than 50% of the voting power of the stock of BYL then outstanding ("Terminating Event"). Optionees have thirty (30) days from the date of mailing of such notices to exercise any option in full. After such thirty (30) days, any option not exercised shall terminate and upon the occurrence of the Terminating Event, the Plan shall terminate, unless some other provision is made in connection with the Terminating Event.

    The board reserves the right to suspend, amend, or terminate the Plan, and, with the consent of the optionee, make such modifications, of the terms and conditions of his or her option as it deems advisable, such as changing the number of shares or the period such shares are vested, except that the board may not, without further approval of a majority of the shares, increase the maximum number of shares covered by the Plan, change the minimum option price, increase the maximum term of options under the Plan or permit options to be granted to any one other than an officer, employee, director, or consultant of BYL.

    Unless previously terminated by the board of directors, the Plan shall terminate ten years from the date the Plan was originally adopted by the board of directors of BYL, or April 23, 2007.

    BYL has received a permit from the California Commissioner of Corporations and has registered the Common Stock reserved for issuance under the Plan with the SEC.

AGGREGATED OPTIONS EXERCISED IN LAST FISCAL YEAR
AND FY-END OPTION/SAR VALUES

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Unexercised Options/SARs at FY-End (#) Exercisable/Unexercisable	Value of Unexercised In-the-Money Options/SARs at FY-End (#) Exercisable/ Unexercisable(1)
Robert Ucciferri	10,000	N/A	39,466/4,200	$555,010/59,065
Barry J. Moore	-0-	N/A	45,401/5,100	$638,474/71,721
Michael H. Mullarky	6,666	N/A	16,335/4,500	$229,719/63,284
Gloria Van Kampen	-0-	N/A	3,200/4,800	$45,002/67,502

(1)
As a result of trades on December 31, 2000 at $14.063 per share.

    As of December 31, 2000, there were options outstanding to purchase a total of 311,686 shares of BYL's Common Stock.

Certain Transactions

    During the previous three (3) years, BYL has had, and expects to have in the future, banking transactions in the ordinary course of its business with directors, officers and their associates. These transactions have been (and those in the future are intended to be) on substantially the same terms, including interest rates, collateral and repayment terms on extensions of credit, as those prevailing at the same time for comparable transactions with others and did not involve more than the normal risk of collectability or present other unfavorable features. During the period from January 1, 2000 through December 31, 2000, the maximum aggregate extensions of credit to directors, executive officers and persons with which they are financially or otherwise closely associated was approximately $2,789,488 or 9.8% of BYL's equity capital.

    Loans to directors, officers and employees or their related interests are permitted, but must be made in compliance with all applicable laws and regulations including Regulation O, Section 215.4(b) of the Financial Institutions Regulatory and Interest Rate Control Act of 1978, and Section 3372 of the California Financial Code. These laws require that all director and director related loan requests are granted with interest rates and terms based on the same criteria as comparable credit risks within BYL. All loans to executive officers and directors must be approved by the Senior Loan Committee prior to submission to the board of directors. All loans made to any member of the board of directors or the Executive Officers of BYL on behalf of himself or any related entity, or immediate family member requires prior approval of the majority of the full board of directors. At December 31, 2000, BYL had $1,822,657 in loan commitments to directors and executive officers with an aggregate outstanding balance of $1,815,657.

    BYL Bank leases its Riverside branch office from a partnership, two of whose partners are directors of BYL and BYL Bank. This branch was acquired in the 1998 acquisition of DNB Financial and DeAnza National Bank. The initial term of the lease commenced in 1982, and the lease expires in

2002, with two ten-year renewal options. Monthly rental expense is currently $14,166, and it is adjusted for cost of living increases every three years. BYL Bank also pays its pro-rata share of taxes and common operating expenses.

The Board of Directors recommends a vote "FOR" the Election of Directors

Relationship With Independent Accountants

    The board of directors has appointed Vavrinek, Trine, Day & Co., LLP as independent public accountants for BYL for the fiscal year ending December 31, 2001. For the fiscal year ended December 31, 2000, Vavrinek, Trine, Day & Co., LLP performed an annual audit of BYL's financial statements. All professional services rendered by Vavrinek, Trine, Day & Co., LLP during 2000 were furnished at customary rates and terms. Representatives of Vavrinek, Trine, Day & Co., LLP will be present at the BYL meeting and will be available to respond to appropriate questions from shareholders.

OTHER BUSINESS

    We are not aware of any business to come before the annual meeting other than those matters described in this proxy statement. However, if any other matter should properly come before the annual meeting, it is intended that the proxy solicited hereby will be voted with respect to those other matters in accordance with the judgment of the persons voting the proxies.

APPENDIX A

Agreement and Plan of Reorganization

AGREEMENT AND PLAN OF REORGANIZATION

by and among

FIRST BANKS AMERICA, INC.,
a Delaware corporation,

FIRST BANK & TRUST,
a California banking corporation,

BYL BANCORP,
a California corporation

and

BYL BANK GROUP,
a California banking corporation

June 22, 2001

AGREEMENT AND PLAN OF REORGANIZATION

    This Agreement and Plan of Reorganization, dated as of June 22, 2001, is by and among First Banks America, Inc., a bank holding company organized as a Delaware corporation ("FBA"), First Bank & Trust, a California banking corporation which is a wholly-owned subsidiary of FBA ("FB&T"), BYL Bancorp, a bank holding company organized as a California corporation ("Bancorp"), and BYL Bank Group, a California banking corporation which is a wholly-owned subsidiary of Bancorp ("Bank"). This Agreement and Plan of Reorganization is hereinafter referred to as the "Agreement."

    In consideration of the mutual representations, warranties, agreements and covenants contained herein, FBA, FB&T, Bancorp and Bank hereby agree as follows:

ARTICLE I

TERMS OF THE MERGER & CLOSING; EXCHANGE OF SHARES

    Section 1.01  The Merger.  FBA will organize an interim subsidiary ("Newco") and, subject to the receipt of required regulatory approvals and the satisfaction or waiver of the conditions set forth in ARTICLE VI of this Agreement, FBA will cause Newco to merge with and into Bancorp (the "Merger") pursuant to the California General Corporation Law ("Corporate Law") and an Agreement of Merger in the form attached hereto as Exhibit A (the "Merger Agreement"). This Agreement also contemplates that, immediately following the Effective Time (as defined in Section 1.05 hereof), the Bank Merger (as defined in Section 4.09) will occur pursuant to an Agreement of Merger in the form attached hereto as Exhibit B.

    Section 1.02  Effects of the Mergers.

    (a) The Merger and the Bank Merger shall have all of the effects provided by Corporate Law and this Agreement. The separate corporate existence of Newco shall cease on consummation of the Merger and be combined in Bancorp, and the separate corporate existence of Bank shall cease on consummation of the Bank Merger and be combined in FB&T.

    (b) The Articles of Incorporation of Bancorp from and after the Effective Time shall be as stated on Exhibit A attached hereto. The Bylaws of Bancorp from and after the Effective Time shall be the same as the Bylaws of Newco immediately prior to the Effective Time, except that the name of the corporation shall be amended to read "BYL Bancorp." The directors and officers of Bancorp from and after the Effective Time shall be the persons serving as the directors and officers of Newco immediately prior to the Effective Time.

    Section 1.03  Conversion of Shares.

    (a) At the Effective Time, subject to the remaining provisions of this Section 1.03 requiring that a portion of the consideration otherwise payable upon consummation of the Merger be held in escrow, each share of common stock of Bancorp ("Bancorp Common") issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive $18.50 (the "Per Share Merger Price"); provided, however, that shares of Bancorp Common held in the treasury of Bancorp or by any direct or indirect subsidiary of Bancorp immediately prior to the Effective Time shall be canceled at the Effective Time.

    (b) The stock transfer books of Bancorp shall be closed, and no share transfers will be permitted after the Effective Time. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, all of the shares of Bancorp Common shall cease to be outstanding and be canceled, and certificates previously representing shares of Bancorp Common shall thereafter represent solely the right to receive the consideration payable pursuant to this Agreement.

A–1

    (c) If holders of Bancorp Common are entitled to require appraisal of their shares under applicable Corporate Law, shares held by a dissenting holder who has perfected the right to obtain an appraisal of his shares shall not be converted as described in this Section 1.03, but from and after the Effective Time shall represent only the right to receive such consideration as may be determined pursuant to applicable Corporate Law; provided, however, that each share of Bancorp Common outstanding immediately prior to the Effective Time and held by a dissenting holder who after the Effective Time shall withdraw his demand for appraisal or lose his right of appraisal shall thereafter have only such rights as are provided under applicable Corporate Law.

    (d) Any options to purchase shares of Bancorp Common which are outstanding immediately prior to the Effective Time and exercisable at a price less than the Per Share Merger Price ("Bancorp Options") may be surrendered to Bancorp as of the Effective Time. FBA shall pay for each share of Bancorp Common covered by such a surrendered option an amount equal to the difference between the Per Share Merger Price and the exercise price per share of the options surrendered. All options to acquire shares of Bancorp Common that are not exercised or surrendered in accordance with the preceding sentence shall be canceled as of the Effective Time.

    (e) At the Effective Time, the outstanding shares of common stock of Newco shall be converted into an equal number of shares of Bancorp Common, so that immediately following the Effective Time, the number of outstanding shares of common stock of Bancorp shall be equal to the number of outstanding shares of common stock of Newco immediately prior to the Merger.

    Section 1.04  The Closing.  The closing of the Merger (the "Closing") shall take place at the location mutually agreeable to the parties hereto at 10:00 a.m. local time on the Closing Date described in Section 1.05 of this Agreement.

    Section 1.05  The Closing Date.  At FBA's election, the Closing shall take place on either (i) one of the last five (5) business days of the month or (ii) the first business day of the month following the month, in either case, during which each of the conditions in Section 6.01 and Section 6.02 is satisfied or waived by the appropriate party, or on such other date as Bancorp and FBA may agree (the "Closing Date"). The Merger shall be effective upon the filing of the Merger Agreement with the Secretary of State of the State of California in accordance with Corporate Law (the "Effective Time").

    Section 1.06  Actions At Closing.

    (a) At the Closing, Bancorp shall deliver to FBA:

    (i)
    certified copies of the Articles of Incorporation and Bylaws of Bancorp and the Articles of Incorporation and Bylaws of each of its subsidiaries;

    (ii)
    certificates signed by the Presidents of Bancorp and Bank stating that (A) each of the representations and warranties contained in ARTICLE II is true and correct in all material respects at the time of the Closing with the same force and effect as if such representations and warranties had been made at the Closing, and (B) all of the conditions set forth in Section 6.01 have been satisfied or waived as provided therein;

    (iii)
    certified copies of resolutions of the Boards of Directors of Bancorp and Bank and of the shareholders of Bancorp, establishing the requisite approvals under applicable Corporate Law of this Agreement, the Merger and the other transactions contemplated hereby;

    (iv)
    tax clearance certificates issued by the Franchise Tax Board of the State of California with respect to Bancorp and each of its subsidiaries, dated a recent date, stating that all taxes imposed under the Bank and Corporation Law on such corporations have been paid or adequately secured; and

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    (v)
    a legal opinion from counsel for Bancorp and Bank with respect to the matters listed in Exhibit C hereto, in form reasonably satisfactory to FBA and its counsel.

    (b) At the Closing, FBA shall deliver to Bancorp:

    (i)
    certificates signed by the Presidents of FBA and FB&T stating that (A) each of the representations and warranties contained in ARTICLE III is true and correct in all material respects at the time of the Closing with the same force and effect as if such representations and warranties had been made at the Closing, and (B) all of the conditions set forth in Section 6.02 have been satisfied or waived as provided therein;

    (ii)
    certified copies of resolutions of the Boards of Directors of FBA and FB&T, establishing the requisite approvals under applicable Corporate Law of this Agreement, the Merger and the other transactions contemplated hereby; and

    (iii)
    a legal opinion from counsel for FBA and FB&T with respect to the matters listed in Exhibit D hereto, in form reasonably satisfactory to Bancorp and its counsel.

    Section 1.07  Exchange Procedures; Surrender of Certificates.  As soon as reasonably practicable after the Effective Time, FBA shall cause to be mailed to each record holder of shares of Bancorp Common a letter of transmittal in form reasonably satisfactory to Bancorp (which shall specify that delivery shall be effected, and risk of loss and title to certificates shall pass, only upon proper delivery of the certificates to FBA and shall be in such form and have such other provisions as FBA may reasonably specify) and instructions for use in effecting the surrender of certificates, and FBA shall promptly pay the appropriate consideration to former holders of Bancorp Common who make proper delivery of certificates or comply with FBA's reasonable instructions and requirements with respect to any certificate that has been lost or stolen.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF BANCORP AND BANK

    Bancorp and Bank each represent and warrant to FBA and FB&T as follows:

    Section 2.01  Organization and Capital Stock; Standing and Authority.

    (a) Bancorp and Bank are corporations duly organized, validly existing and in good standing under the laws of California. Each of such corporations has the power to own all of its property and assets, to incur all of its liabilities and to carry on its business as now conducted.

    (b) As of the date hereof, the authorized capital stock of Bancorp consists of 50,000,000 shares of Bancorp Common, of which 2,542,835 are outstanding, and 25,000,000 shares of Preferred Stock, none of which is outstanding. All of the outstanding shares of Bancorp Common are duly and validly issued, fully paid and non-assessable. Except as disclosed in Section 2.01(b) of that certain document delivered by Bancorp to FBA entitled the "Disclosure Schedule" and executed by Bancorp, Bank, FBA and FB&T concurrently with the execution and delivery of this Agreement (the "Disclosure Schedule"), each certificate representing shares of Bancorp Common issued in replacement of any certificate theretofore issued by it which was claimed by the record holder thereof to have been lost, stolen or destroyed was issued only upon receipt of an affidavit of lost stock certificate and a bond sufficient to indemnify Bancorp against any claim that may be made against it on account of the alleged loss, theft or destruction of a certificate or the issuance of a replacement certificate.

    (c) As of the date hereof, the authorized capital stock of Bank consists of 6,666,666 shares of common stock ("Bank Common"), of which 100 are outstanding, duly and validly issued, fully paid and non-assessable, and 1,000,000 shares of Preferred Stock, none of which is outstanding. None of the outstanding shares of Bank Common has been issued in violation of any preemptive rights.

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    (d) Except as disclosed in Section 2.01(d) of the Disclosure Schedule, there are no shares of capital stock or other equity securities of Bancorp or Bank issued or outstanding and no outstanding options, warrants, rights to subscribe for, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of capital stock of Bancorp or Bank or contracts, commitments, understandings or arrangements by which either of them is or may be obligated to issue additional shares of capital stock.

    (e) Bank holds a current valid license to engage in the commercial banking business at its banking offices in California, and, except as disclosed in Section 2.01(e) of the Disclosure Schedule, Bancorp and Bank are in material compliance with all agreements, understandings and orders of the Federal Reserve Board, the Federal Deposit Insurance Corporation ("FDIC") and other regulatory authorities having jurisdiction over their business, assets and properties. Neither the scope of the business of Bank nor the location of its properties requires it to be licensed to do business in any jurisdiction other than the State of California. The deposits of Bank are insured by the FDIC to the maximum extent permitted by applicable laws and regulations. Bancorp is a bank holding company registered pursuant to the Bank Holding Company Act, as amended.

    Section 2.02  Authorization; No Defaults.  The Boards of Directors of Bancorp and Bank have by all requisite action approved this Agreement, the Merger and the Bank Merger, and they have authorized the execution and delivery hereof and thereof on behalf of such corporations by duly authorized officers and the performance of their respective obligations thereunder. Bancorp, in its capacity as the sole holder of outstanding capital stock of Bank, has approved this Agreement, the Merger and the Bank Merger. Nothing in the Articles of Incorporation or Bylaws of Bancorp or Bank or any other agreement, instrument, decree, proceeding, law or regulation (except as specifically referred to in this Agreement) by or to which either entity is bound or subject would prohibit or inhibit either of such corporations from consummating this Agreement, the Merger and the Bank Merger on the terms and conditions herein contained. This Agreement has been duly and validly executed and delivered by Bancorp and Bank and constitutes a legal, valid and binding obligation of each of them, enforceable against them in accordance with its terms. Neither Bancorp nor Bank is in default under nor in violation of any provision of its Articles of Incorporation, Bylaws or any promissory note, indenture or any evidence of indebtedness or security therefor, lease, contract, purchase or other material commitment or agreement.

    Section 2.03  Subsidiaries.  Each of Bancorp's direct and indirect subsidiaries (hereinafter referred to singly as a "Bancorp Subsidiary" and collectively as the "Bancorp Subsidiaries"), the names and jurisdictions of incorporation of which are listed in Section 2.03 of the Disclosure Schedule, is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and each of the Bancorp Subsidiaries has the corporate power to own its properties and assets, to incur its liabilities and to carry on its business as now being conducted. The number of issued and outstanding shares of capital stock of each Bancorp Subsidiary and the ownership of such shares is set forth in Section 2.03 of the Disclosure Schedule, and all of such shares are owned by Bancorp or a Bancorp Subsidiary, free and clear of all liens, encumbrances, rights of first refusal, options or other restrictions of any nature whatsoever, except as disclosed in Section 2.03 of the Disclosure Schedule. There are no options, warrants or rights outstanding to acquire any capital stock of any Bancorp Subsidiary, and no person or entity has any other right to purchase or acquire any unissued shares of stock of any Bancorp Subsidiary, nor does any Bancorp Subsidiary have any obligation of any nature with respect to its unissued shares of stock. Except as disclosed in Section 2.03 of the Disclosure Schedule, neither Bancorp nor any Bancorp Subsidiary is a party to any partnership or joint venture or owns an equity interest in any other business or enterprise.

    Section 2.04  Financial Information.  The audited consolidated balance sheets of Bancorp and the Bancorp Subsidiaries as of December 31, 2000 and related consolidated income statements and statements of changes in shareholders' equity and of cash flows for the three years ended December 31,

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2000, together with the notes thereto, included in Bancorp's Annual Report on Form 10-K for the year ended December 31, 2000 as currently on file with the Securities and Exchange Commission (the "SEC"); the unaudited consolidated balance sheets of Bancorp and the Bancorp Subsidiaries as of March 31, 2001 and related consolidated income statements and statements of changes in shareholders' equity and of cash flows for the three months ended March 31, 2001, together with the notes thereto, included in Bancorp's Quarterly Report on Form 10-Q for the three months ended March 31, 2001 as currently on file with the SEC; and the year-end and quarter-end Reports of Condition and Reports of Income of Bank for 2000 and for the three month period ending March 31, 2001, as filed with the FDIC (such financial statements and notes collectively referred to herein as the "Bancorp Financial Statements"), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as disclosed therein and except for regulatory reporting differences required in Bank's reports) and fairly present the consolidated financial position and the consolidated results of operations, changes in shareholders' equity and cash flows of the respective entity and its respective consolidated subsidiaries as of the dates and for the periods indicated.

    Section 2.05  Absence of Changes.  Except as disclosed in Section 2.05 of the Disclosure Schedule, since December 31, 2000 there has not been any material adverse change in the financial condition, the results of operations or the business or prospects of Bancorp and the Bancorp Subsidiaries taken as a whole, nor have there been any events or transactions having such a material adverse effect which should be disclosed in order to make the Bancorp Financial Statements not misleading. Since December 11, 2000, there has been no material adverse change in the financial condition, the results of operations or the business or prospects of Bancorp or Bank except for any such changes as are disclosed in Bancorp Financial Statements filed since such date.

    Section 2.06  Regulatory Enforcement Matters.  Except as disclosed in Section 2.06 of the Disclosure Schedule, neither Bancorp nor any Bancorp Subsidiary is subject to, or has been informed that it may become subject to, any order, agreement, memorandum of understanding or other regulatory enforcement action or proceeding with or by any federal or state agency charged with the supervision or regulation of banks or bank holding companies or engaged in the insurance of bank deposits or any other governmental agency having supervisory or regulatory authority with respect to Bancorp or any of the Bancorp Subsidiaries.

    Section 2.07  Tax Matters.

    (a) Bancorp and the Bancorp Subsidiaries have filed all federal, state, local and foreign income, franchise, excise, sales, use, real and personal property and other tax returns required to be filed. All such returns fairly reflect the information required to be presented therein. All provisions for accrued but unpaid taxes contained in the Bancorp Financial Statements were made in accordance with generally accepted accounting principles and in the aggregate do not materially fail to provide for potential tax liabilities.

    (b) Bancorp has not (i) executed an extension or waiver that is currently in effect with respect to any statute of limitations on the assessment or collection of any tax; (ii) entered into any tax sharing or tax allocation agreement or been a part of a consolidated group filing a consolidated tax return (other than a group of which Bancorp is the parent); (iii) become liable for a tax of any other person or entity pursuant to Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign laws) as a transferee or successor or by contract or otherwise; or (iv) made any payment, become obligated to make any payment or been party to a contract or agreement that would obligate it to make any payment that would be disallowed as a deduction under Section 280G or 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

    (c) There has not been an ownership change of Bancorp, as defined in Section 382(g) of the Code, that occurred during or after any taxable period in which Bancorp incurred a net operating loss that carries over to any taxable period ending after December 31, 2000.

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    (d) All material elections with respect to taxes affecting Bancorp have been and will be timely made.

    Section 2.08  Litigation.  Except as disclosed in Section 2.08 of the Disclosure Schedule, there is no litigation, claim or other proceeding pending or, to the best of the knowledge of Bancorp and Bank, threatened against Bancorp or any of the Bancorp Subsidiaries, or of which the property of Bancorp or any of the Bancorp Subsidiaries is or would be subject.

    Section 2.09  Properties, Contracts, Employee Benefit Plans and Other Agreements.  Section 2.09 of the Disclosure Schedule specifically identifies the following:

    (a) all real property owned by Bancorp or any Bancorp Subsidiary and the principal buildings and structures located thereon, together with a legal description of such real estate, and each lease of real property to which Bancorp or any Bancorp Subsidiary is a party, identifying the parties thereto, the annual rental payable, the expiration date thereof and a brief description of the property covered;

    (b) all loan and credit agreements, conditional sales contracts or other title retention agreements or security agreements relating to money borrowed by Bancorp or a Bancorp Subsidiary, exclusive of deposit agreements with customers of Bank entered into in the ordinary course of business, agreements for the purchase of federal funds and repurchase agreements;

    (c) all agreements, loans, contracts, leases, guaranties, letters of credit, lines of credit or commitments of Bancorp or any Bancorp Subsidiary not referred to elsewhere in this Section 2.09 which:

    (i)
    involve payment by Bancorp or any Bancorp Subsidiary of more than $200,000 (other than loans, loan commitments or letters of credit);

    (ii)
    involve payments based on profits of Bancorp or any Bancorp Subsidiary;

    (iii)
    relate to the future purchase of goods or services in excess of the requirements of its respective business at current levels or for normal operating purposes;

    (iv)
    were not made in the ordinary course of business;

    (v)
    materially affect the business or financial condition of Bancorp or any Bancorp Subsidiary; or

    (vi)
    require the consent or approval of any third party for the Merger and the Bank Merger to be consummated.

    (d) all contracts, agreements, plans and arrangements by which any profit sharing, group insurance, hospitalization, stock option, pension, retirement, bonus, deferred compensation, stock bonus, stock purchase, collective bargaining agreements, contracts or arrangements under which pensions, deferred compensation or other retirement benefits is being paid, or plans or arrangements established or maintained, sponsored or undertaken by Bancorp or any Bancorp Subsidiary for the benefit of officers, directors or employees, including each trust or other agreement with any custodian or any trustee for funds held under any such agreement, plan or arrangement, and in respect to any of them, the latest reports or forms, if any, filed with the Department of Labor and Pension Benefit Guaranty Corporation under ERISA (as defined below), any current financial or actuarial reports and any currently effective IRS private ruling or determination letters obtained by or for the benefit of Bancorp or any Bancorp Subsidiary;

    (e) all leases, subleases or licenses with respect to real or personal property, whether as lessor, lessee, licensor or licensee, with annual rental or other payments due thereunder in excess of $60,000;

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    (f)  all agreements for the employment, retention or engagement, or with respect to the severance, of any officer, employee, agent, consultant or other person or entity which by its terms is not terminable by Bancorp or a Bancorp Subsidiary on thirty (30) days written notice or less without any payment by reason of such termination; and

    (g) the name and annual salary as of January 1, 2001 of each director or employee of Bancorp or any Bancorp Subsidiary with a salary in excess of $125,000.

    Copies of each document, plan or contract identified in Section 2.09 of the Disclosure Schedule are appended to such Schedule and are hereby incorporated in and constitute a part of the Disclosure Schedule.

    Section 2.10  Reports.  Bancorp and the Bancorp Subsidiaries have filed all reports and statements, together with any amendments required to be made with respect thereto, required to be filed with the SEC, the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), the Department of Financial Institutions of the State of California, the FDIC or any other governmental authority with jurisdiction over Bancorp or any Bancorp Subsidiary. As of the dates indicated thereon, each of such reports and documents, including any financial statements, exhibits and schedules thereto, complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed, and were accurate and complete in all material respects.

    Section 2.11  Investment Portfolio.  All United States Treasury securities, obligations of other United States Government agencies and corporations, obligations of States and political subdivisions of the United States and other investment securities held by Bancorp or any Bancorp Subsidiary, as reflected in the latest consolidated balance sheet of Bancorp included in the Bancorp Financial Statements, are carried in accordance with generally accepted accounting principles.

    Section 2.12  Loan Portfolio.

    (a) All loans and discounts reflected in the Bancorp Financial Statements as of March 31, 2001 or which were or will be entered into after March 31, 2001 but before the Closing Date were and will be made for good, valuable and adequate consideration in the ordinary course of the business of Bancorp and the Bancorp Subsidiaries, in accordance with Bancorp's or the Bancorp Subsidiaries' written lending policies, and they are not subject to any known defenses, setoffs or counterclaims, including without limitation as are afforded by usury or truth in lending laws, except as provided by bankruptcy, insolvency or similar laws or by general principles of equity;

    (b) the notes and other evidences of indebtedness evidencing such loans and all forms of pledges, mortgages and other collateral documents and security agreements are and will be in all material respects enforceable, valid, true and genuine and what they purport to be;

    (c) Except as disclosed in Section 2.12(c) of the Disclosure Schedule, Bancorp and the Bancorp Subsidiaries have complied and will through the Closing Date comply with all laws and regulations relating to such loans, or to the extent there has not been such compliance, such failure to comply will not materially interfere with the collection of any loan. All loans and loan commitments extended by Bank and any extensions, renewals or continuations of such loans and loan commitments were made in accordance with its customary lending standards in the ordinary course of business. Such loans are evidenced by appropriate and sufficient documentation based upon customary and ordinary past practices of Bank; and

    (d) Except as disclosed in Section 2.12(d) of the Disclosure Schedule, the reserve for loan losses reflected in the Bancorp Financial Statements as of March 31, 2001 is adequate under the requirements of generally accepted accounting principles to provide for losses on loans outstanding as of March 31, 2001.

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    Section 2.13  Employee Matters and ERISA.

    (a) Except as disclosed in Section 2.13(a) of the Disclosure Schedule, neither Bancorp nor any Bancorp Subsidiary has entered into any collective bargaining agreement with any labor organization with respect to any group of employees of Bancorp or any Bancorp Subsidiary, and there is no present effort nor existing proposal to attempt to unionize any group of employees of Bancorp or any Bancorp Subsidiary.

    (b) (i) Bancorp and the Bancorp Subsidiaries have been and are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, any laws respecting employment discrimination and occupational safety and health requirements, and neither Bancorp nor any Bancorp Subsidiary is engaged in any unfair labor practice; (ii) there is no unfair labor practice complaint against Bancorp or any Bancorp Subsidiary pending or, to the best of Bancorp's knowledge, threatened before the National Labor Relations Board; (iii) there is no labor dispute, strike, slowdown or stoppage actually pending or threatened against or directly affecting Bancorp or any Bancorp Subsidiary; and (iv) neither Bancorp nor any Bancorp Subsidiary has experienced any work stoppage or other material labor difficulty during the past five years.

    (c) Except as disclosed in Section 2.13(c) of the Disclosure Schedule, neither Bancorp nor any Bancorp Subsidiary maintains, contributes to or participates in or has any liability under any employee benefit plans, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or any nonqualified employee benefit plans or deferred compensation, bonus, stock or incentive plans, or other employee benefit or fringe benefit programs for the benefit of former or current employees of Bancorp or any Bancorp Subsidiary (collectively, the "Employee Plans"). No present or former employee of Bancorp or any Bancorp Subsidiary has been charged with breaching nor has breached a fiduciary duty under any Employee Plan. Neither Bancorp nor any Bancorp Subsidiary participates in, nor has it in the past five years participated in, nor has it any present or future obligation or liability under, any multiemployer plan (as defined at Section 3(37) of ERISA). Except as separately disclosed in Section 2.13(c) of the Disclosure Schedule, neither Bancorp nor any Bancorp Subsidiary maintains, contributes to, or participates in any plan that provides health, major medical, disability, life insurance, severance, salary continuation or other benefits to one or more former employees or consultants.

    (d) All liabilities of the Employee Plans have been funded on the basis of consistent methods in accordance with sound actuarial assumptions and practices, and no Employee Plan, at the end of any plan year, or at March 31, 2001 had an accumulated funding deficiency. No actuarial assumptions have been changed since the last written report of actuaries on the Employee Plans. All insurance premiums (including premiums to the Pension Benefit Guaranty Corporation) have been paid in full, subject only to normal retrospective adjustments in the ordinary course. Except as reflected in the Bancorp Financial Statements, Bancorp and the Bancorp Subsidiaries have no contingent or actual liabilities under Title IV of ERISA. No accumulated funding deficiency (within the meaning of Section 302 of ERISA or Section 412 of the Code has been incurred with respect to any Employee Plan, whether or not waived. No reportable event (as defined in Section 4043 of ERISA) has occurred with respect to any Employee Plan as to which a notice would be required to be filed with the Pension Benefit Guaranty Corporation. No claim is pending, threatened or imminent with respect to any Employee Plan (other than a routine claim for benefits for which plan administrative review procedures have not been exhausted) for which Bancorp or any Bancorp Subsidiary would be liable, except as is reflected in the Bancorp Financial Statements. Bancorp and the Bancorp Subsidiaries have no liability for excise taxes under Sections 4971, 4975, 4976, 4977, 4979 or 4980B of the Code or for a fine under Section 502 of ERISA with respect to any Employee Plan. All Employee Plans have in all material respects been operated, administered and maintained in accordance with the terms thereof and in compliance with the requirements of all applicable laws, including, without limitation, ERISA.

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    Section 2.14  Title to Properties; Licenses; Insurance.

    (a) Bancorp and the Bancorp Subsidiaries have marketable title, insurable at standard rates, free and clear of all liens, charges and encumbrances (except taxes which are a lien but not yet payable and liens, charges or encumbrances reflected in the Bancorp Financial Statements and easements, rights-of-way, and other restrictions which are not material, and further excepting in the case of other Real Estate Owned, as such real estate is internally classified on the books of Bancorp or any Bancorp Subsidiary, rights of redemption under applicable law), to all of their real properties;

    (b) all leasehold interests for real property and any material personal property used by Bancorp or a Bancorp Subsidiary in its business are held pursuant to lease agreements which are valid and enforceable in accordance with their terms;

    (c) all such properties comply in all material respects with all applicable private agreements, zoning requirements and other governmental laws and regulations relating thereto, and there are no condemnation proceedings pending or threatened with respect to any of such properties;

    (d) Except as disclosed in Section 2.14(d) of the Disclosure Schedule, Bancorp and the Bancorp Subsidiaries have valid title or other ownership rights under licenses to all material intangible personal or intellectual property used by Bancorp or any Bancorp Subsidiary in its business, free and clear of any material claim, defense or right of any other person or entity, subject only to rights of the licensors pursuant to applicable license agreements, which rights do not materially and adversely interfere with the use of such property; and

    (e) Bancorp and the Bancorp Subsidiaries carry the property, liability, workers' compensation and such other types of insurance with coverage amounts as is set forth in Section 2.14(e) of the Disclosure Schedule. Valid and enforceable policies are outstanding and duly in force and will remain duly in force through the Effective Time. Neither Bancorp nor any Bancorp Subsidiary has received notice or other communication from the issuer of any such insurance policy canceling or amending such policy or threatening to do so.

    Section 2.15  Environmental Matters.  As used in this Agreement, "Environmental Laws" means all local, state and federal environmental, health and safety laws and regulations in all jurisdictions in which Bancorp or any Bancorp Subsidiary has done business or owned, leased or operated property, including, without limitation, the Federal Resource Conservation and Recovery Act, the Federal Comprehensive Environmental Response, Compensation and Liability Act, the Federal Clean Water Act, the Federal Clean Air Act, and the Federal Occupational Safety and Health Act.

    Neither the conduct nor operation of Bancorp or any Bancorp Subsidiary nor any condition of any property presently or previously owned, leased or operated by any of them on their own behalf or in a fiduciary capacity violates or violated any Environmental Law in any respect material to the business of Bancorp and the Bancorp Subsidiaries, taken as a whole, and no condition or event has occurred with respect to any of them or any property that, with notice or the passage of time, or both, would constitute a violation material to the business of Bancorp and the Bancorp Subsidiaries, taken as a whole, of any Environmental Law or obligate (or potentially obligate) Bancorp or any Bancorp Subsidiary to remedy, stabilize, neutralize or otherwise alter the environmental condition of any property, where the aggregate cost of such actions would be material to Bancorp and the Bancorp Subsidiaries, taken as a whole. Neither Bancorp nor any Bancorp Subsidiary has received notice from any person or entity that Bancorp or any Bancorp Subsidiary, or the operation or condition of any property ever owned, leased or operated by any of them on their own behalf or in a fiduciary capacity, are or were in violation of any Environmental Law, or that Bancorp or any Bancorp Subsidiary is responsible (or potentially responsible) for remedying, or the cleanup of, any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on or beneath any such property.

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    Section 2.16  Compliance with Laws and Regulations.  Bancorp and the Bancorp Subsidiaries have all licenses, franchises, permits and other governmental authorizations that are necessary to enable them to conduct their respective businesses, are qualified to conduct business in every jurisdiction in which such qualification is legally required and are in compliance in all material respects with all applicable laws, ordinances and regulations.

    Section 2.17  Brokerage.  Except for fees payable by Bancorp to Endicott Financial Advisors, L.L.C., there are no claims or agreements for brokerage commissions, investment banking fees, financial advisory fees, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement payable by Bancorp or any Bancorp Subsidiary.

    Section 2.18  No Undisclosed Liabilities.  Neither Bancorp nor any Bancorp Subsidiary has any material liability, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due (and there is no past or present fact, situation, circumstance, condition or other basis for any present or future action, suit or proceeding, hearing, charge, complaint, claim or demand against Bancorp or any Bancorp Subsidiary giving rise to any such liability), except (i) liabilities reflected in the Bancorp Financial Statements and (ii) liabilities of the same types incurred in the ordinary course of business since March 31, 2001.

    Section 2.19  Statements True and Correct.  None of the information supplied or to be supplied by Bancorp for inclusion in any document to be filed with the SEC or any banking or other regulatory authority in connection with the transactions contemplated hereby, at the respective times such documents are filed, and, in the case of the Proxy Statement (as defined in Section 4.03), when first mailed to the stockholders of Bancorp and at the time of the Shareholders' Meeting (as defined in Section 4.03), will be false or misleading with respect to any material fact, omit to state any material fact necessary in order to make the statements therein not misleading or omit to state any material fact required to be stated in order to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders' Meeting. All documents that Bancorp is responsible for filing with the SEC or any banking or other regulatory authority in connection with the transactions contemplated hereby will comply in all material respects with the provisions of applicable law and the applicable rules and regulations thereunder.

    Section 2.20  Commitments and Contracts.  Except as disclosed in Section 2.20 of the Disclosure Schedule (and with a true and correct copy of the document or other item in question having been made available to FBA for inspection), neither Bancorp nor any Bancorp Subsidiary is a party or subject to any of the following (whether written or oral, express or implied):

    (a) any agreement, arrangement or commitment not made in the ordinary course of business;

    (b) any agreement, indenture or other instrument not reflected in the Bancorp Financial Statements relating to the borrowing of money by Bancorp or a Bancorp Subsidiary or the guarantee by Bancorp or a Bancorp Subsidiary of any obligation (except trade payables or instruments related to transactions entered into in the ordinary course of business by Bancorp or a Bancorp Subsidiary, such as deposits, federal funds borrowings and repurchase agreements), other than agreements, indentures or instruments providing for annual payments of less than $50,000; or

    (c) any contract containing covenants which limit the ability of Bancorp or any Bancorp Subsidiary to compete in any line of business or with any person or containing any restriction of the geographical area in which, or method by which, Bancorp or any Bancorp Subsidiary may carry on its business.

    Section 2.21  Material Interest of Certain Persons.

    (a) Except as disclosed in Section 2.21(a) of the Disclosure Schedule, no officer or director of Bancorp or Bank or any "associate" (as such term is defined in Rule 14a-1 under the Securities

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Exchange Act of 1934, as amended (the "Exchange Act")) of any such officer or director has any material interest in any contract or property (real or personal, tangible or intangible), used in or pertaining to the business of Bancorp or any Bancorp Subsidiary.

    (b) All outstanding loans from Bancorp or any Bancorp Subsidiary to any present officer, director, employee or any associate or related interest of any person referred to in subsection (a) were approved by or reported to the Board of Directors of the applicable entity in accordance with all applicable laws and regulations.

    Section 2.22  Conduct to Date.  From and after December 31, 2000 through the date of this Agreement, except as disclosed in Section 2.22 of the Disclosure Schedule, neither Bancorp nor any Bancorp Subsidiary has done the following:

    (a) failed to conduct its business in the ordinary and usual course consistent with past practices;

    (b) issued, sold, granted, conferred or awarded any common or other stock, or any corporate debt securities properly classified under generally accepted accounting principles applied on a consistent basis as long-term debt on the balance sheets of Bancorp or Bank;

    (c) effected any stock split or adjusted, combined, reclassified or otherwise changed its capitalization;

    (d) declared, set aside or paid any cash or stock dividend or other distribution in respect of its capital stock, or purchased, redeemed, retired, repurchased, or exchanged, or otherwise directly or indirectly acquired or disposed of any of its capital stock;

    (e) incurred any material obligation or liability (absolute or contingent), except normal trade or business obligations or liabilities incurred in the ordinary course of business, or subjected to lien any of its assets or properties other than in the ordinary course of business consistent with past practice;

    (f)  discharged or satisfied any material lien or paid any material obligation or liability (absolute or contingent), other than in accordance with its terms in the ordinary course of business;

    (g) sold, assigned, transferred, leased, exchanged, or otherwise disposed of any of its properties or assets other than for a fair consideration in the ordinary course of business;

    (h) except as required by contract, (A) increased the rate of compensation of, or paid any bonus to, any of its directors, officers, or other employees, except merit or promotion increases in accordance with existing policy, (B) entered into any new, or amended or supplemented any existing, employment, management, consulting, deferred compensation, severance or other similar contract, except as described in Section 5.04(c) and Section 5.04(d) of the Disclosure Schedule, (C) entered into, terminated or substantially modified any of the Employee Plans or (D) agreed to do any of the foregoing;

    (i)  suffered any material damage, destruction or loss, whether as the result of fire, explosion, earthquake, accident, casualty, labor trouble, taking of property by any governmental authority, flood, windstorm, embargo, riot, act of God, act of war or other casualty or event, whether or not covered by insurance;

    (j)  canceled or compromised any debt, except for debts charged off or compromised in accordance with past practice;

    (k) entered into any material transaction, contract or commitment outside the ordinary course of its business; or

    (l)  made or guaranteed any loan to any of the Employee Plans.

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ARTICLE III

REPRESENTATIONS AND WARRANTIES OF FBA AND FB&T

    FBA and FB&T each represents and warrants to Bancorp as follows:

    Section 3.01  Organization.  FBA and FB&T are corporations duly organized, validly existing and in good standing under the laws of the States of Delaware and California, respectively. Each of such corporations has the power to own all of its property and assets, to incur all of its liabilities and to carry on its business as now conducted.

    Section 3.02  Authorization.  The Boards of Directors of FBA and FB&T have by all requisite action approved this Agreement, the Merger and the Bank Merger and authorized the execution hereof on behalf of each corporation by duly authorized officers and the performance of their respective obligations hereunder. FBA, in its capacity as the sole holder of outstanding capital stock of FB&T, has approved this Agreement, the Merger and the Bank Merger. Nothing in the Certificate of Incorporation of FBA, the Articles of Incorporation of FB&T, or the Bylaws of either entity or any other agreement, instrument, decree, proceeding, law or regulation (except as specifically referred to in this Agreement) by or to which FBA or FB&T is bound or subject prohibits or inhibits either of them from consummating this Agreement, the Merger and the Bank Merger on the terms and conditions herein contained. This Agreement has been duly and validly executed and delivered by FBA and FB&T and constitutes a legal, valid and binding obligation of each of them, enforceable against them in accordance with its terms.

    Section 3.03  Financial Information.  The audited consolidated balance sheets of FBA and its subsidiaries as of December 31, 2000 and related consolidated statements of income and statements of changes in stockholders' equity and of cash flows for the three years ended December 31, 2000, together with the notes thereto, included in FBA's Annual Report on Form 10-K for the year ended December 31, 2000 as currently on file with the SEC, and the unaudited consolidated balance sheets of FBA and its consolidated subsidiaries as of March 31, 2001 and related consolidated statements of income and statements of changes in stockholders' equity and of cash flows for the three months ended March 31, 2001, together with the notes thereto, included in FBA's Quarterly Report on Form 10-Q for the three months ended March 31, 2001 as currently on file with the SEC have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as disclosed therein) and fairly present the consolidated financial position and the consolidated results of operations, changes in shareholders' equity and cash flows of the FBA and its consolidated subsidiaries as of the dates and for the periods indicated.

    Section 3.04  Absence of Changes.  Since December 31, 2000 there has not been any material adverse change in the financial condition, the results of operations or the business or prospects of FBA and its subsidiaries taken as a whole, that would reasonably be expected to adversely affect FBA's ability to consummate the transactions contemplated by this Agreement.

    Section 3.05  Litigation; Proceedings.  There is no litigation, claim or other proceeding pending or, to the best of the knowledge of FBA or FB&T, threatened, that would prohibit either of them from consummating the transactions contemplated by this Agreement. There is no regulatory proceeding pending or, to the best knowledge of FBA or FB&T, threatened, that would prohibit either of them from consummating the transactions contemplated by this Agreement.

    Section 3.06  Statements True and Correct.  None of the information supplied or to be supplied by FBA or FB&T for inclusion in any document to be filed with any regulatory authority in connection with the transactions contemplated hereby will, at the respective times such documents are filed be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading. All documents that FBA and FB&T are

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responsible for filing with any other regulatory authority in connection with the transactions contemplated hereby will comply with applicable laws, rules and regulations.

    Section 3.07  Access to Funds.  As of the date of this Agreement, FBA has, and on the Closing Date it will have, access to sufficient funds to enable it to pay all of the consideration contemplated to be paid in connection with the Merger and all fees and expenses contemplated by this Agreement payable by FBA.

    Section 3.08  Regulatory Approvals.  Neither FBA nor FB&T is aware of any fact or circumstance related to their respective business operations that cause either of them to believe that FBA and FB&T will not be able to obtain the regulatory approvals necessary for the consummation of the transactions contemplated by this Agreement.

ARTICLE IV

AGREEMENTS OF BANCORP AND BANK

    Section 4.01  Business in Ordinary Course.  Bancorp and Bank agree that, from the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms:

    (a) Bancorp and the Bancorp Subsidiaries shall continue to carry on their business and the discharge or incurrence of obligations and liabilities only in the usual, regular and ordinary course of business, as heretofore conducted, and by way of amplification and not limitation, Bancorp and each Bancorp Subsidiary will not:

    (i)
    declare or pay any dividend or make any other distribution to shareholders, whether in cash, stock or other property, except for dividends of Bancorp Subsidiaries payable to Bancorp or a Bancorp Subsidiary; or

    (ii)
    issue any Bancorp Stock or other capital stock or any options, warrants, or other rights to subscribe for or purchase Bancorp Stock or any other capital stock or any securities convertible into or exchangeable for any capital stock (except for the issuance of Bancorp Common in accordance with the terms of convertible securities, exchangeable securities or Bancorp Options identified in Section 2.01(d) of the Disclosure Schedule); or

    (iii)
    directly or indirectly redeem, purchase or otherwise acquire any Common Stock or any other capital stock of Bancorp or any Bancorp Subsidiary; or

    (iv)
    effect a reclassification, recapitalization, splitup, exchange of shares, readjustment or other similar change in or to any capital stock, or otherwise reorganize or recapitalize; or

    (v)
    change its certificate or articles of incorporation, as the case may be, or bylaws, nor enter into any agreement to merge or consolidate with, or sell a significant portion of its assets to, any person or entity.

    (b) Bancorp and each Bancorp Subsidiary will not, without the prior written consent of FBA:

    (i)
    grant any increase (other than ordinary and normal increases consistent with past practices) in the compensation payable or to become payable to officers or salaried employees, grant any stock options or, except as required by law or as described in Section 5.04(c) of the Disclosure Schedule, adopt or make any change in any bonus, insurance, pension, or other Employee Plan, agreement, payment or arrangement made to, for or with any of such officers or employees;

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    (ii)
    borrow or agree to borrow any amount of funds except in the ordinary course of business, or directly or indirectly guarantee or agree to guarantee any obligations of others;

    (iii)
    make or commit to make any new loan or letter of credit or any new or additional discretionary advance under any existing line of credit, in principal amounts in excess of $1,000,000 or that would increase the aggregate credit outstanding to any one borrower (or group of affiliated borrowers) to more than $2,000,000 (excluding for this purpose any accrued interest or overdrafts);

    (iv)
    purchase or otherwise acquire any investment security for its own account having an average remaining life to maturity greater than five years or any asset-backed securities other than those issued or guaranteed by the Government National Mortgage Association, the Federal National Mortgage Association or the Federal Home Loan Mortgage Corporation;

    (v)
    enter into any agreement, contract or commitment having a term in excess of three (3) months other than letters of credit, loan agreements, credit and deposit agreements and documents, in each case in the ordinary course of business;

    (vi)
    except in the ordinary course of business, place on any of its assets or properties any mortgage, pledge, lien, charge, or other encumbrance;

    (vii)
    except in the ordinary course of business, cancel or accelerate any material indebtedness owing to Bancorp or a Bancorp Subsidiary or any claim which Bancorp or any Bancorp Subsidiary may possess, or waive any material rights of substantial value;

    (viii)
    sell or otherwise dispose of any real property or any material amount of any tangible or intangible personal property, other than properties acquired in foreclosure or otherwise in the ordinary collection of indebtedness;

    (ix)
    foreclose upon or otherwise take title to or possession or control of any real property without first obtaining a phase one environmental report thereon which indicates that the property is free of pollutants, contaminants or hazardous or toxic waste materials; provided, however, that a report shall not be required with respect to single family, non-agricultural residential property of one acre or less to be foreclosed upon unless the entity proposing to acquire the property has reason to believe that such property might contain any such waste materials or otherwise might be contaminated;

    (x)
    commit any act or fail to do any act which will cause a breach of any agreement, contract or commitment and which will have a material adverse effect on the business, financial condition or earnings of Bancorp or a Bancorp Subsidiary;

    (xi)
    violate any law, statute, rule, governmental regulation or order, which violation might have a material adverse effect on the business, financial condition, or earnings of Bancorp or a Bancorp Subsidiary;

    (xii)
    purchase any single piece of real or personal property or make any other single capital expenditure where the amount paid or committed therefor is in excess of $75,000; or

    (xiii)
    increase or decrease the rate of interest paid on time deposits, except in a manner consistent with past practices.

    (c) Bancorp and the Bancorp Subsidiaries shall not, without the prior written consent of FBA, engage in any transaction or take any action that would render untrue in any material respect any of the representations and warranties of Bancorp and Bank contained in ARTICLE II hereof, if such representations and warranties were given immediately following such transaction or action.

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    (d) Bancorp shall promptly notify FBA of the occurrence of any matter or event known to and directly involving Bancorp that is materially adverse to the business, operations, properties, assets, or condition (financial or otherwise) of Bancorp and the Bancorp Subsidiaries, taken as a whole.

    (e) Bancorp shall not solicit or encourage, or, except to the extent determined by Bancorp's Board of Directors, after consulting with outside counsel, to be required by applicable law, hold discussions or negotiations with or provide information to any person or entity in connection with any proposal for the acquisition of all or a substantial portion of the business, assets, shares of Bancorp Common or other securities or assets of Bancorp or any Bancorp Subsidiary (an "Acquisition Proposal"). Bancorp shall promptly advise FBA of its receipt of any Acquisition Proposal and the substance thereof.

    Section 4.02  Breaches.  Bancorp and Bank shall, in the event either has knowledge of the occurrence, or impending or threatened occurrence, of any event or condition which would cause or constitute a breach (or would have caused or constituted a breach had such event occurred or been known prior to the date hereof) of any of its representations or agreements contained or referred to herein, give prompt written notice thereof to FBA and use their best efforts to prevent or promptly remedy the same.

    Section 4.03  Submission to Shareholders.  Bancorp shall as soon as practicable (i) prepare and file with the SEC a Proxy Statement for a meeting of its shareholders (such meeting together with any adjournments is referred to as the "Shareholders' Meeting") for approval of this Agreement and the Merger (the "Proxy Statement") and (ii) promptly cause the Shareholders' Meeting to be duly called and held. Unless the Board of Directors of Bancorp shall have determined, after consulting with outside counsel, that it is required by applicable Corporate Law and fiduciary principles not to do so, Bancorp's Board of Directors shall unanimously recommend to Bancorp's shareholders the approval of this Agreement and the Merger, cause the Proxy Statement to be mailed to Bancorp's shareholders and use its best efforts to obtain such shareholder approval.

    Section 4.04  Consummation of Agreement.  Bancorp and Bank shall perform and fulfill all conditions and obligations on their respective parts to be performed or fulfilled pursuant to this Agreement and to effect the Merger and the Bank Merger in accordance with the terms and provisions hereof. Bancorp and Bank shall furnish to FBA in a timely manner all information, data and documents reasonably requested by FBA and shall cooperate fully with FBA and FB&T in seeking such approvals and in consummating the transactions contemplated by this Agreement.

    Section 4.05  Environmental Reports.  Bancorp and Bank shall provide to FBA, as soon as reasonably practical, but not later than forty five (45) days after the date hereof, a report of a phase one environmental investigation on all real property owned, leased or operated by Bancorp or any Bancorp Subsidiary as of the date hereof (other than space in retail and similar establishments leased by Bancorp for automatic teller machines), and within ten (10) days after the acquisition or lease of any real property acquired or leased by Bancorp or any Bancorp Subsidiary after the date hereof (other than space in retail and similar establishments leased or operated for automatic teller machines), except as otherwise provided in Section 4.01(b)(ix). If required by the phase one investigation, in FBA's reasonable opinion, Bancorp shall obtain and provide to FBA a report of a phase two investigation on properties requiring such additional study. FBA shall have fifteen (15) business days from the receipt of any such phase two report to notify Bancorp of any objection to the contents of such report. Should the cost of taking all remedial and corrective actions and measures with respect to any real property owned by Bancorp or any Bancorp Subsidiary (i) required by applicable law or (ii) recommended or suggested by such report or prudent in light of serious life, health or safety concerns, in the aggregate, exceed the sum of $400,000 as reasonably estimated by an environmental expert retained for such purpose by FBA and reasonably acceptable to Bancorp, or if the cost of such actions and measures cannot be so reasonably estimated by such expert to be $400,000 or less with a reasonable degree of

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certainty, then FBA shall have the right pursuant to Section 7.05 hereof, for a period of ten (10) business days following receipt of such estimate or indication that the cost of such actions and measures can not be so reasonably estimated, to terminate this Agreement, which shall be FBA's sole remedy in such event.

    Section 4.06  Access to Information.  Bancorp and Bank shall permit FBA reasonable access, in a manner which will avoid undue disruption or interference with their normal operations, to their properties and shall cause the Bancorp Subsidiaries to provide to FBA comparable access to their properties. Bancorp and Bank shall disclose and make available to FBA all books, documents, papers and records relating to the assets, stock ownership, properties, operations, obligations and liabilities of Bancorp and the Bancorp Subsidiaries including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors' and shareholders' meetings, organizational documents, material contracts and agreements, loan files, filings with any regulatory authority, accountants' workpapers (if available and subject to the respective independent accountants' consent), litigation files, plans affecting employees, and any other business activities or prospects in which FBA may have a reasonable and legitimate interest in furtherance of the transactions contemplated by this Agreement. However, Bancorp and Bank shall not be required to disclose or make available to FBA any documents or minutes that discuss FBA and the rights of Bancorp and Bank under the terms of this Agreement. FBA will hold any such information which is nonpublic in confidence in accordance with the provisions of Section 8.01 hereof.

    Section 4.07  Consents of Third Parties.  Bancorp and Bank shall use their best efforts to obtain all consents of third parties necessary or desirable for the consummation of the transactions contemplated by this Agreement.

    Section 4.08  Subsequent Financial Statements.  As soon as available after the date hereof, Bancorp shall deliver to FBA the monthly unaudited consolidated balance sheets and profit and loss statements of Bancorp prepared for its internal use, the Report of Condition and Income of Bank for each quarterly period completed prior to the Closing, and all other financial reports or statements submitted to regulatory authorities after the date hereof, to the extent permitted by law (collectively, the "Subsequent Bancorp Financial Statements"). The Subsequent Bancorp Financial Statements shall be prepared on a basis consistent with past accounting practices, shall fairly present the financial condition and results of operations for the dates and periods presented and shall not include any material assets or omit to state any material liabilities, absolute or contingent, or other facts, which inclusion or omission would render such financial statements misleading in any material respect.

    Section 4.09  Merger of Banks.  Bancorp and Bank shall cooperate with FBA, execute such documents and file such applications and notices as may be required or desirable in order to enable Bank to enter into and consummate a merger with FB&T (the "Bank Merger"), to be effective immediately following the Effective Time or as soon thereafter as practicable.

ARTICLE V

AGREEMENTS OF FBA AND FB&T

    Section 5.01  Regulatory Approvals.  FBA and FB&T promptly shall file all regulatory applications required in order to consummate the Merger and the Bank Merger, including but not limited to the necessary applications for the prior approval of the Federal Reserve Board. FBA shall keep Bancorp reasonably informed as to the status of such applications and make available to Bancorp, upon reasonable request, copies of such applications and any supplementally filed materials.

    Section 5.02  Breaches.  FBA and FB&T shall, in the event either has knowledge of the occurrence, or impending or threatened occurrence, of any event or condition which would cause or constitute a breach (or would have caused or constituted a breach had such event occurred or been

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known prior to the date hereof) of any of its representations or agreements contained or referred to herein, give prompt written notice thereof to Bancorp and use their best efforts to prevent or promptly remedy the same.

    Section 5.03  Consummation of Agreement.  FBA and FB&T shall use their best efforts to perform and fulfill all conditions and obligations on their parts to be performed or fulfilled under this Agreement and to effect the Merger and the Bank Merger in accordance with the terms and conditions of this Agreement.

    Section 5.04  Employee Benefits.

    (a) FBA shall provide the benefits described in this Section 5.04 with respect to each person who remains an employee of Bancorp or a Bancorp Subsidiary following the Closing Date (each a "Continued Employee"). Subject to FBA's ongoing right to adopt subsequent amendments or modifications of any plan referred to in this Section 5.04 or to terminate any such plan, in FBA's sole discretion, each Continued Employee shall be entitled, as a new employee of a subsidiary of FBA, to participate in such employee benefit plans, as defined in Section 3(3) of ERISA, or any non-qualified employee benefit plans or deferred compensation, stock option, bonus or incentive plans, or other employee benefit or fringe benefit programs as may be in effect generally for employees of all of FBA's subsidiaries (the "FBA Plans"), if and as a Continued Employee shall be eligible and, if required, selected for participation therein under the terms thereof and otherwise shall not be participating in a similar plan which is maintained by Bancorp after the Effective Time. Bancorp employees shall participate therein on the same basis as similarly situated employees of other subsidiaries of FBA. All such participation shall be subject to the terms of such plans as may be in effect from time to time, and this Section 5.04 shall not give Continued Employees any rights or privileges superior to those of other employees of subsidiaries of FBA. FBA may terminate or modify all Employee Plans, and FBA's obligation under this Section 5.04 shall not be deemed or construed so as to provide duplication of similar benefits but, subject to that qualification, FBA shall credit each Continued Employee with his or her term of service with Bancorp, for purposes of vesting and any age or period of service requirements for commencement of participation with respect to any FBA Plan in which Continued Employees may participate. Nothing in this Agreement shall obligate FBA, Bancorp or any other entity to employ any person or to continue to employ any person for any period of time.

    (b) Following the consummation of the Merger, FBA will cause Bancorp and FB&T to perform all of their obligations pursuant to the agreements identified in Section 2.09(f) of the Disclosure Schedule relating to severance obligations and payments required to be made upon a change of control.

    (c) Following the consummation of the Merger, FBA will provide, or cause Bancorp to provide, the benefits set forth in Section 5.04(c) of the Disclosure Schedule with respect to the employees of Bancorp and the Bancorp Subsidiaries.

    (d) Following the consummation of the Merger, FBA will pay, or cause Bancorp to pay, to the employees to be listed in a supplement to Section 5.04(d) of the Disclosure Schedule, which supplement is to be delivered by Bancorp to FBA within 30 days of the date of this Agreement, the retention bonuses listed on Schedule 5.04(d) of the Disclosure Schedule.

    Section 5.05  Indemnification and Insurance.

    (a) For five years after the Closing Date, FBA shall cause Bancorp to indemnify, defend and hold harmless the present and former officers, directors, employees and agents of Bancorp and the Bancorp Subsidiaries (each, an "Indemnified Party") against all losses, expenses, claims, damages or liabilities arising out of actions or omissions related to their positions at Bancorp or a Bancorp Subsidiary occurring on or prior to the Closing Date (including, without limitation, the transactions contemplated by this Agreement) to the extent permitted by applicable Corporate Laws and required by Bancorp's Articles of Incorporation as in effect on March 31, 2001.

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    (b) If after the Closing Date Bancorp or its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, FBA shall cause Bancorp's successors and assigns to assume any remaining obligations set forth in this Section 5.05. If Bancorp shall liquidate, dissolve or otherwise wind up its business, then FBA shall indemnify, defend and hold harmless each Indemnified Party to the same extent and on the same terms that Bancorp was so obligated pursuant to this Section 5.05.

    (c) BYL shall be permitted to maintain up to $3 million in aggregate directors' and officers' liability insurance coverage for acts or omissions occurring prior to the Effective Time by persons who are currently covered by the directors' and officers' liability insurance policy maintained by BYL and to purchase an extension of the claims reporting period for the policy providing such coverage for a period of four years following the Effective Date. The total premium for the four-year extension of the claims reporting period shall not exceed $40,000.

    Section 5.06  Access to Information.  FBA and FB&T shall disclose and make available to Bancorp all books, documents, papers and records relating to the assets, stock ownership, properties, operations, obligations and liabilities of FBA and FB&T including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors' and shareholders' meetings, organizational documents, material contracts and agreements, loan files, filings with any regulatory authority, accountants' workpapers (if available and subject to the respective independent accountants' consent), litigation files, plans affecting employees, and any other business activities or prospects in which FBA may have a reasonable and legitimate interest in furtherance of the transactions contemplated by this Agreement. However, FBA and FB&T shall not be required to disclose or make available to Bancorp any documents or minutes that discuss Bancorp or Bank and the rights of FBA and FB&T under the terms of this Agreement. Bancorp will hold any such information which is nonpublic in confidence in accordance with the provisions of Section 8.01 hereof.

    Section 5.07  Conduct of Business.  From the date of this Agreement until the Effective Time, FBA and FB&T will conduct their respective businesses in accordance with safe and sound business practices.

ARTICLE VI

CONDITIONS PRECEDENT TO THE MERGER

    Section 6.01  Conditions to the Obligations of FBA and FB&T.  The obligations of FBA and FB&T to effect the Merger and the other transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver by FBA and FB&T) prior to or on the Closing Date of the following conditions:

    (a) the representations and warranties made by Bancorp and Bank in this Agreement shall be true in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date;

    (b) Bancorp and Bank shall have performed and complied in all material respects with all of its obligations and agreements required to be performed prior to the Closing Date;

    (c) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or the Bank Merger shall be in effect, nor shall any proceeding by any regulatory authority or other person seeking any of the foregoing be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger or the Bank Merger which makes the consummation thereof illegal;

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    (d) all necessary approvals, consents and authorizations required by law for consummation of the Merger, including the requisite approvals of the shareholders of Bancorp and all legally required regulatory approvals, shall have been obtained, and all waiting periods required by law shall have expired;

    (e) FBA shall have received the environmental reports required by Section 4.05 hereof and shall not have elected pursuant to Section 7.05 hereof to terminate this Agreement;

    (f)  FBA shall have received all documents required to be received from Bancorp, including without limitation the consents referred to in Section 4.07, on or prior to the Closing Date, all in form and substance reasonably satisfactory to FBA; and

    (g) the Bank Merger shall have been authorized by all necessary parties, and any regulatory approvals required in connection therewith shall have been granted.

    Section 6.02  Conditions to the Obligations of Bancorp and Bank.  The obligations of Bancorp and Bank to effect the Merger and the other transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver by Bancorp and Bank) prior to or on the Closing Date of the following conditions:

    (a) the representations and warranties made by FBA and FB&T in this Agreement shall be true in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on the Closing Date;

    (b) FBA shall have performed and complied in all material respects with all of its obligations and agreements hereunder required to be performed prior to the Closing Date;

    (c) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding by any bank regulatory authority or other person seeking any of the foregoing be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger or the Bank Merger which makes the consummation thereof illegal;

    (d) all necessary approvals, consents and authorizations required by law for consummation of the Merger, including the requisite approvals of the shareholders of Bancorp and all legally required regulatory approvals, shall have been obtained, and all waiting periods required by law shall have expired; and

    (e) Bancorp shall have received all documents required to be received from FBA on or prior to the Closing Date, all in form and substance reasonably satisfactory to Bancorp.

ARTICLE VII

TERMINATION

    Section 7.01  Mutual Agreement.  This Agreement may be terminated by the mutual written agreement of the parties at any time prior to the Closing Date, regardless of whether approval of this Agreement and the Merger by the shareholders of Bancorp shall have been previously obtained.

    Section 7.02  Breach of Agreements.  In the event that there is a material breach of any of the representations and warranties or agreements of FBA or FB&T, on one hand, or Bancorp or Bank, on the other hand, which breach is not cured within thirty (30) days after notice to cure such breach is given to the breaching party by the non-breaching party, then the non-breaching parties, regardless of whether approval of this Agreement and the Merger by the shareholders of Bancorp shall have been previously obtained, may terminate and cancel this Agreement by providing written notice of such action to the other parties. FBA and FB&T acknowledge that the institution by PBOC Holdings, Inc.

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("PBOC") or People's Bank of California ("People's Bank") or any of their respective successors of any legal proceedings against Bancorp or Bank related to the transactions contemplated by the Agreement and Plan of Reorganization dated as of November 1, 2000 between PBOC, People's Bank, Bancorp and Bank shall not constitute a material breach of the representations and warranties of Bancorp or Bank contained in this Agreement, entitling FBA and FB&T to terminate this Agreement.

    Section 7.03  Failure of Conditions.  In the event that any of the conditions to the obligations of a party are not satisfied or waived on or prior to the Closing Date, and if any applicable cure period provided in Section 7.02 hereof has lapsed, then such party may, regardless of whether approval of the transactions contemplated by this Agreement by the shareholders of Bancorp shall have been previously obtained, terminate and cancel this Agreement by delivery of written notice of such action to the other parties.

    Section 7.04  Denial of Regulatory Approval.  If any regulatory application filed pursuant to Section 5.01 hereof should be finally denied or disapproved by a regulatory authority, then this Agreement thereupon shall be deemed terminated and canceled; provided, however, that a request for additional information or undertaking by FBA, as a condition for approval, shall not be deemed to be a denial or disapproval so long as FBA diligently provides the requested information or undertaking. In the event an application is denied pending an appeal, petition for review or similar such act on the part of FBA (hereinafter referred to as the "Appeal"), then the application will be deemed denied unless FBA prepares and timely files and continues to pursue an Appeal seeking the necessary approval.

    Section 7.05  Environmental Reports.  FBA may terminate this Agreement to the extent provided in Section 4.05 by giving written notice of such termination to Bancorp.

    Section 7.06  Regulatory Enforcement Matters.  In the event that Bancorp or any Bancorp Subsidiary shall become a party or subject to any material written agreement, memorandum of understanding, cease and desist order, imposition of civil money penalties or other regulatory enforcement action or proceeding with any regulatory authority after the date of this Agreement, then FBA may terminate this Agreement by giving written notice of such termination to Bancorp; provided, however, that the matters identified in Section 2.06 of the Disclosure Schedule shall not be a basis of such a termination.

    Section 7.07  Unilateral Termination.  If the Closing Date shall not have occurred on or prior to the day which is 240 days after the date of this Agreement, then this Agreement may be terminated by any party by giving written notice to the other parties.

    Section 7.08  Liquidated Damages.  In the event that either FBA or Bancorp shall have breached any provision of this Agreement and the other party shall have properly terminated this Agreement pursuant to Section 7.02, then the party breaching this Agreement shall be liable to the non-breaching party for liquidated damages in the amount of $2,500,000.00. The amount of liquidated damages has been agreed to by the parties based upon their good faith analysis of the range of actual damages likely to be sustained by a non-breaching party, recognizing that the actual damages, including but not limited to fees of attorneys and other advisers, other out-of-pocket costs, opportunity costs and other potential direct and consequential damages would be difficult to ascertain with certainty; that the amount of liquidated damages is a reasonable amount as of the time this Agreement has been negotiated; and that no portion of such damages is intended to operate as a penalty to any party.

    Section 7.09  Acquisition Proposal.  Bancorp may terminate this Agreement if its Board of Directors shall have approved an Acquisition Proposal after determining, upon the basis of the written legal advice of outside counsel (who may be Bancorp's regular outside counsel), that such approval is required in the exercise of its fiduciary obligations under applicable law.

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    Section 7.10  Break-up Fee.

    (a) Bancorp hereby agrees to pay to FBA, and FBA shall be entitled to payment of, a fee in the amount of $2,500,000.00 (the "Fee") in immediately available funds within five (5) business days following the occurrence of a Purchase Event (as defined herein), provided that the right to receive the Fee shall terminate if any of the following (a "Fee Termination Event") occurs prior to the occurrence of a Purchase Event: (i) the Effective Time of the Merger; (ii) termination of this Agreement in accordance with the provisions hereof if such termination occurs prior to the occurrence of a Preliminary Purchase Event (as defined herein), except a termination by FBA pursuant to Section 7.02 hereof; or (iii) the expiration of eighteen months after termination of this Agreement if such termination follows the occurrence of a Preliminary Purchase Event or a termination by FBA pursuant to Section 7.02 hereof (provided that if a Preliminary Purchase Event continues or occurs beyond such termination, the Fee Termination Event shall be eighteen months after the expiration of the Last Preliminary Purchase Event but in no event more than 24 months after such termination). The "Last Preliminary Purchase Event" shall mean the last Preliminary Purchase Event to expire.

    (b) The term "Preliminary Purchase Event" shall mean any of the following events or transactions occurring after the date hereof:

    (i)
    Bancorp, without having received FBA's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as defined herein) with any person (the term "person" for purposes of this Section 7.10 having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Exchange Act and the rules and regulations thereunder) other than FBA or a subsidiary of FBA (an "FBA Subsidiary"), or the Board of Directors of Bancorp shall have approved or recommended that the shareholders of Bancorp approve or accept any Acquisition Transaction with any person other than FBA or an FBA Subsidiary. For purposes of this Agreement, "Acquisition Transaction" shall mean (A) a merger, consolidation or any similar transaction involving Bancorp or a Bancorp Subsidiary, (B) a purchase, lease or other acquisition of all or substantially all of the assets of Bancorp or a Bancorp Subsidiary, (C) a purchase or other acquisition in compliance with applicable laws and regulations (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of Bancorp or a Bancorp Subsidiary, or (D) any transaction substantially similar in effect to any of the foregoing;

    (ii)
    (A) any person (other than FBA, or an FBA Subsidiary, James F. Dierberg ("Dierberg"), any member of Dierberg's immediate family or any entity controlled by Dierberg or any member of Dierberg's immediate family) shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of any class of voting securities of Bancorp or a Bancorp Subsidiary (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto under Section 13(d) of the Exchange Act and the rules and regulations thereunder), or (B) any group (as such term is defined in Section 13(d) of the Exchange Act) other than a group of which FBA or an FBA Subsidiary is a member, shall have been formed that beneficially owns 10% or more of any class of voting securities of Bancorp or a Bancorp Subsidiary;

    (iii)
    any person other than FBA or an FBA Subsidiary shall have made a bona fide proposal to Bancorp or its shareholders, by public announcement or written communication, to engage in an Acquisition Transaction (including, without limitation, any transaction which any person other than FBA or an FBA Subsidiary shall have commenced, or shall have filed a registration statement under the Securities Act of 1933, as amended, with respect to a tender offer or exchange offer to purchase any shares of Bancorp Common such that, upon consummation of the offer, such person would own or control 25% or more of

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      the then outstanding shares of Bancorp Common (such an offer being referred to herein as a "Tender Offer" or an "Exchange Offer," respectively);

    (iv)
    after a proposal is made by a third party to Bancorp or its shareholders to engage in an Acquisition Transaction, Bancorp shall have breached any covenant or obligation contained in this Agreement, such breach would entitle FBA to terminate this Agreement under Section 7.02 of this Agreement and such breach shall not have been cured within thirty (30) days after written notice thereof from FBA;

    (v)
    any person other than FBA or an FBA Subsidiary, other than in connection with a transaction to which FBA has given its prior written consent, shall have filed an application or notice with a governmental authority or regulatory or administrative agency or commission, domestic or foreign, for approval to engage in an Acquisition Transaction; or

    (vi)
    the holders of Bancorp Common shall not have approved this Agreement at the meeting of shareholders held for the purpose of voting on this Agreement, such meeting shall not have been held or shall have been canceled or adjourned prior to termination of this Agreement, or Bancorp's Board of Directors shall have withdrawn or modified in a manner adverse to FBA the recommendation of Bancorp's Board of Directors with respect to this Agreement, in each case after any person (other than FBA or an FBA Subsidiary) shall have (A) made or disclosed an intention to make a proposal to engage in an Acquisition Transaction or (B) commenced a Tender Offer or an Exchange Offer.

    (c) the Term "Purchase Event" shall mean either of the following events or transactions occurring after the date hereof:

    (i)
    the acquisition by any person, other than FBA or an FBA Subsidiary, alone or together with such person's affiliates and associates, or any group (as defined in Section 13(d) of the Exchange Act), of beneficial ownership of 25% or more of the then outstanding voting securities of Bancorp; or

    (ii)
    the occurrence of a Preliminary Purchase Event described in Section 7.10(b)(i), except that the percentage referred to in clause (C) shall be 25%.

    (d) Bancorp shall notify FBA promptly in writing of its knowledge of the occurrence of any Preliminary Purchase Event or Purchase Event, but such notice by Bancorp shall not be a condition precedent to the right of FBA to receive payment of the Fee.

ARTICLE VIII

GENERAL PROVISIONS

    Section 8.01  Confidential Information.  The parties acknowledge the confidential and proprietary nature of the "Information" (as herein defined) which has heretofore been exchanged and which will be received from each other hereunder and agree to hold and keep the same confidential. Such Information will include any and all financial, technical, commercial, marketing, customer or other information concerning the business, operations and affairs of a party that may be provided to the others, irrespective of the form of the communications, by such party's employees or agents. Such Information shall not include information which is or becomes generally available to the public other than as a result of a disclosure by a party or its representatives in violation of this Agreement. The parties agree that the Information will be used solely for the purposes contemplated by this Agreement and that such Information will not be disclosed to any person other than employees and agents of a party who are directly involved in implementing the Merger, who shall be informed of the confidential nature of the Information and directed individually to abide by the restrictions set forth in this

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Section 8.01. The Information shall not be used in any way detrimental to a party, including use directly or indirectly in the conduct of the other party's business or any business or enterprise in which such party may have an interest, now or in the future, and whether or not now in competition with such other party. Neither FBA nor Bancorp will purchase or sell any security issued by the other party for so long as this Agreement remains in effect.

    Section 8.02  Publicity.  FBA and Bancorp shall cooperate with each other in the development and distribution of all news releases and other public disclosures concerning this Agreement and the Merger. No party shall issue any news release or make any other public disclosure without the prior consent of the other parties, unless such is required by law upon the written advice of counsel or is in response to published newspaper or other mass media reports regarding the transactions contemplated hereby, in which latter event the parties shall consult with each other to the extent practicable regarding such responsive disclosure.

    Section 8.03  Return of Documents.  Upon termination of this Agreement without the Merger becoming effective, each party shall deliver to the others originals and all copies of all Information made available to such party and will not retain any copies, extracts or other reproductions, in whole or in part, of such Information.

    Section 8.04  Notices.  Any notice or other communication shall be in writing and shall be deemed to have been given or made on the date of delivery, in the case of hand delivery, or three (3) business days after deposit in the United States registered or certified mail, return receipt requested, postage prepaid, or upon receipt if transmitted by facsimile telecopy or any other means, addressed (in any case) as follows:

    (a) if to FBA:

    First Banks America, Inc.
    600 James S. McDonnell Boulevard
    Mail Stop 014
    Hazelwood, Missouri 63042
    Attention: Mr. Allen H. Blake
    Facsimile: (314) 592-6627

    (b) if to FB&T:

    First Bank & Trust
    550 Montgomery Street
    San Francisco, California 94111
    Attention: Mr. Terrance M. McCarthy, President
    Facsimile: (415) 782-0536

    with a copy to:

    John S. Daniels
    Attorney at Law
    6440 North Central Expressway
    Suite 503
    Dallas, Texas 75206
    Facsimile: (214) 368-9094

    (c) if to Bancorp:

    BYL Bancorp
    1875 N. Tustin Avenue
    Orange, California 92865
    Attn: Robert Ucciferri President and Chief Executive Officer
    Facsimile: (714) 685-1372

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    (d) if to Bank

    BYL Bank Group
    1875 N. Tustin Avenue
    Orange, California 92865
    Attn: Robert Ucciferri President and Chief Executive Officer
    Facsimile: (714) 685-1372

    with a copy to:

    Knecht & Hansen
    1301 Dove Street Suite 900
    Newport Beach, California
    Attn: Loren P. Hansen, Esq.
    Facsimile: (949) 851-1732

or to such other address as any party may from time to time designate by notice to the others.

    Section 8.05  Nonsurvival of Representations, Warranties and Agreements.  Except for the agreements set forth in Section 5.04, Section 5.05, Section 8.01 and Section 8.06 hereof, no representation, warranty or agreement contained in this Agreement shall survive the Closing. In the event that this Agreement is terminated prior to Closing, the representations, warranties and agreements set forth herein shall survive such termination.

    Section 8.06  Costs and Expenses.  Except as otherwise provided herein, each party shall pay its own costs and expenses incurred in connection with this Agreement and the matters contemplated hereby, including without limitation all fees and expenses of attorneys, accountants, brokers, financial advisors and other professionals.

    Section 8.07  Entire Agreement.  This Agreement, together with the Escrow Agreement, constitutes the entire agreement among the parties and supersedes and cancels any and all prior discussions, negotiations, undertakings, agreements in principle and other agreements among the parties relating to the subject matter hereof.

    Section 8.08  Headings and Captions.  The captions of Articles and Sections hereof are for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

    Section 8.09  Waiver, Amendment or Modification.  The conditions of this Agreement which may be waived may only be waived by a written instrument delivered to the other party. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. This Agreement may not be amended or modified except by a written document duly executed by the parties hereto.

    Section 8.10  Rules of Construction.  Unless the context otherwise requires: (a) a term has the meaning assigned to it; (b) an accounting term not otherwise defined has the meaning assigned to it in accordance with generally accepted accounting principles; (c) "or" is not exclusive; and (d) words in the singular may include the plural and in the plural include the singular.

    Section 8.11  Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall be deemed one and the same instrument.

    Section 8.12  Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. There shall be no third party beneficiaries hereof.

    Section 8.13  Governing Law.  This Agreement shall be governed by the laws of the State of California and any applicable federal laws and regulations.

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    IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

FIRST BANKS AMERICA, INC.
By:	/s/ ALLEN H. BLAKE Its: Executive Vice President and Chief Executive Officer
FIRST BANK & TRUST
By:	/s/ ALLEN H. BLAKE Its: Vice President
BYL BANCORP
By:	/s/ ROBERT UCCIFERRI Its: President and Chief Executive Officer
BYL BANK GROUP
By:	/s/ ROBERT UCCIFERRI Its: President and Chief Executive Officer

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EXHIBIT A

AGREEMENT OF MERGER

    This Agreement of Merger is entered into between Newco, a California corporation ("Merging Corporation"), and BYL Bancorp, a California corporation ("Surviving Corporation").

    1.  Merging Corporation shall be merged into Surviving Corporation.

    2.  The outstanding shares of Surviving Corporation shall be converted into the right to receive cash consideration of $               per share.

    3.  The outstanding shares of Merging Corporation shall be converted into an equal number of shares of Surviving Corporation, so that immediately following the effective time of the merger, the number of outstanding shares of common stock of the Surviving Corporation shall be equal to the number of outstanding shares of common stock of the Merging Corporation immediately prior to the merger.

    4.  Until amended in accordance with applicable law, the Articles of Incorporation and Bylaws of Surviving Corporation remain the same as those of the Surviving Corporation immediately prior to the merger.

    5.  The effect and the effective date of the merger shall be as prescribed by applicable law.

    In Witness Whereof, the parties have executed this Agreement of Merger as of            , 2001.

NEWCO	BYL BANCORP
President	President
Secretary	Secretary

A–A–1

EXHIBIT B
AGREEMENT OF MERGER

    This Agreement of Merger is entered into between BYL Bank Group, a California banking corporation ("Merging Corporation"), and First Bank & Trust, a California banking corporation ("Surviving Corporation").

    1.  Merging Corporation shall be merged into Surviving Corporation.

    2.  The outstanding shares of Surviving Corporation shall be converted into the right to receive cash consideration of $               per share.

    3.  The outstanding shares of Merging Corporation shall be converted into an equal number of shares of Surviving Corporation, so that immediately following the effective time of the merger, the number of outstanding shares of common stock of the Surviving Corporation shall be equal to the number of outstanding shares of common stock of the Merging Corporation immediately prior to the merger.

    4.  Until amended in accordance with applicable law, the Articles of Incorporation and Bylaws of Surviving Corporation remain the same as those of the Surviving Corporation immediately prior to the merger.

    5.  The effect and the effective date of the merger shall be as prescribed by applicable law.

    In Witness Whereof, the parties have executed this Agreement of Merger as of            , 2001.

BYL BANK GROUP	FIRST BANK & TRUST
President	President
Secretary	Secretary

A–B–1

EXHIBIT C

Legal Opinion Matters
Bancorp and Bank

    1.  The due incorporation, valid existence and good standing of Bancorp and Bank under the laws of the State of California, their corporate power and authority to own and operate their respective properties and to carry on their businesses as now conducted, and their corporate power and authority to enter into the Agreement and the Merger Agreement and to consummate the transactions contemplated thereby.

    2.  The due incorporation, valid existence and good standing of each of the Bancorp Subsidiaries other than Bank, their power and authority to own and operate their properties and the possession of all licenses, permits and authorizations required to carry on their respective businesses as now conducted.

    3.  With respect to Bancorp: (i) the number of authorized, issued and outstanding shares of capital stock of Bancorp immediately prior to the Closing, (ii) the nonexistence of any violation of the preemptive or subscription rights of any person, (iii) the nonexistence of any outstanding options, warrants, or other rights to acquire, or securities convertible into, any equity security of Bancorp, except as set forth in Section 2.01 of the Agreement and (iv) the nonexistence of any obligation, contingent or otherwise, to reacquire any shares of capital stock of Bancorp.

    4.  With respect to each of the Bancorp Subsidiaries: (i) the number of authorized, issued and outstanding shares of capital stock of such subsidiary; (ii) the valid ownership by Bancorp of all outstanding shares thereof, free and clear of any claims, interests, liens, security interests and encumbrances; (iii) the nonexistence of any outstanding options, warrants, or other rights to acquire, or securities convertible into, any equity security of such subsidiary; and (iv) the nonexistence of any obligation, contingent or otherwise, to reacquire any shares of capital stock of such subsidiary.

    5.  The due and proper performance of all corporate acts and other corporate proceedings necessary or required to be taken by Bancorp and Bank to authorize the execution, delivery and performance of the Agreement and the Merger Agreement, the due execution and delivery of the Agreement and the Merger Agreement by Bancorp and Bank, and the Agreement and the Merger Agreement as valid and binding obligations of Bancorp and Bank, enforceable against them in accordance with their respective terms (subject to the provisions of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting the enforceability of creditors' rights generally from time to time in effect, and equitable principles relating to the granting of specific performance and other equitable remedies as a matter of judicial discretion).

    6.  The execution of the Agreement and the Merger Agreement by Bancorp and Bank and the consummation of the Merger do not violate or cause a default under their respective Articles of Incorporation or Bylaws, any statute, regulation or rule applicable to Bancorp or Bank or any judgment, order or decree known to counsel against, or any agreement binding upon Bancorp or Bank.

    7.  The receipt of all required consents, approvals, orders and authorizations of, and registrations, declaration and filings with and notices to, any court, administrative agency and commission and other governmental authority and instrumentality, domestic and foreign, and the approval of Bancorp's shareholders, in connection with the execution and delivery of the Agreement and the Merger Agreement by Bancorp, the performance of its obligations thereunder and the consummation of the transactions contemplated therein.

    8.  The nonexistence of knowledge of any material actions, suits, proceedings, orders, investigations or claims pending or threatened against or affecting Bancorp or any Bancorp Subsidiary which, if adversely determined, would have a material adverse effect upon their respective properties or assets or the consummation of the Merger.

A–C–1

EXHIBIT D

Legal Opinion Matters
FBA and FB&T

    1.  The due incorporation, valid existence and good standing of FBA and FB&T under the laws of the States of Delaware and California, respectively, their corporate power and authority to own and operate their respective properties and to carry on their businesses as now conducted, and their corporate power and authority to enter into the Agreement and the Merger Agreement and to consummate the transactions contemplated by the Agreement and the Merger Agreement.

    2.  The due incorporation or organization, valid existence and good standing of Newco and its power and authority to enter into and consummate the Merger Agreement.

    3.  The due and proper performance of all corporate acts and other corporate proceedings necessary or required to be taken by FBA and FB&T to authorize the execution, delivery and performance of the Agreement and the Merger Agreement, the due execution and delivery of the Agreement and the Merger Agreement by FBA and FB&T, and the Agreement and the Merger Agreement as the valid and binding obligations of FBA and FB&T, enforceable against them in accordance with their respective terms (subject to the provisions of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting the enforceability of creditors' rights generally from time to time in effect, and equitable principles relating to the granting of specific performance and other equitable remedies as a matter of judicial discretion).

    4.  The execution of the Agreement by FBA and FB&T and of the Merger Agreement by Newco, and the consummation of the Merger do not violate or cause a default under their respective Certificate or Articles of incorporation or Bylaws, any statute, regulation or rule applicable to FBA, FB&T or Newco or any judgment, order or decree known to counsel against, or any material agreement known to counsel and binding upon, FBA, FB&T or Newco.

    5.  The receipt of all required consents, approvals, orders and authorizations of, and registrations, declaration and filings with and notices to, any court, administrative agency and commission and other governmental authority and instrumentality, domestic and foreign, and every other person and entity known by counsel to be required to be obtained or made by FBA, FB&T or Newco in connection with the execution and delivery of the Agreement and the Merger Agreement, the performance of their respective obligations thereunder or the consummation of the transactions contemplated therein.

    6.  The nonexistence of any material actions, suits, proceedings, orders, investigations or claims pending or threatened against or affecting FBA, FB&T or Newco which, if adversely determined, would have a material adverse effect upon the consummation of the Merger.

A–D–1

APPENDIX B

Fairness Opinion of Endicott Financial Advisors, LLC
dated June 22, 2001

June 22, 2001

Board of Directors
BYL Bancorp
1875 North Tustin Avenue
Orange, CA 92865

Attention:    Mr. Robert Ucifferri
President and Chief Executive Officer

Directors:

    You have requested our opinion as to the fairness, from a financial point of view, of the merger consideration being paid to the holders of the outstanding shares of common stock, par value $0.00 per share (the "BYL Shares"), of BYL Bancorp ("BYL") pursuant to the Agreement and Plan of Reorganization, dated as of June 22, 2001 (the "Merger Agreement"), between BYL and First Banks America, Inc. ("First Banks").

    Pursuant to the Merger Agreement, BYL will merge with and into First Banks (the "Merger") and each BYL Share issued and outstanding immediately prior to the Merger Effective Date (subject to certain exceptions) shall be cancelled and extinguished and converted into the right to receive, $18.50 in cash (the "Merger Consideration"). It is our understanding that the Merger will be accounted for using the purchase method under generally accepted accounting principles.

    The investment banking business of Endicott Financial Advisors, L.L.C. ("Endicott") includes the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

    In connection with this opinion, we have reviewed and considered, among other things: (a) the Merger Agreement; (b) audited consolidated statements and management's discussion and analysis of the financial condition and results of operations for the three fiscal years ended December 31, 2000, together with the notes thereto, included in BYL's and First Banks' Annual Report on Form 10-K; (c) unaudited consolidated financial statements and management's discussion and analysis of the financial condition and results of operations for the quarter ended March 31, 2001, together with the notes thereto, included in BYL's and First Banks' Quarterly Report on Form 10-Q; (d) financial analyses and forecasts for BYL and for First Banks prepared by their respective managements; (e) the views of senior management of BYL and First Banks of their respective past and current business operations, results thereof, financial condition and future prospects; (f) certain reported price and trading activity for the common stock of BYL, including a comparison of certain financial and stock market information with similar information for certain other companies the securities of which are publicly traded; (g) the financial terms of recent business combinations in the banking industry; (h) the pro forma impact of the transaction on First Banks; (i) the current financial market environment generally and the banking industry environment in particular; and (j) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant.

    In performing our review, we have assumed and relied upon, without independent verification, the accuracy and completeness of all of the financial information, analyses and other information reviewed by and discussed with us, and we have not assumed any responsibility to independently verify such information. We have not made any independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities of BYL or First Banks or any of their subsidiaries, or the collectibility of any such assets (relying, where relevant on the analyses and estimates of BYL and First Banks), nor have we been furnished with any such appraisals. With respect to the financial forecast and cost savings information reviewed with BYL and First Banks management, we have assumed that they reflect the best currently available estimates and good faith judgments of the senior management of

B–1

BYL and First Banks as to the future performance of BYL and First Banks. We have also assumed that there has been no material change in BYL's or First Banks' assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to us. We have also assumed without independent verification that the aggregate consolidated allowance for loan losses for BYL and First Banks will be adequate to cover such losses. We have also assumed that obtaining all regulatory and other approvals and third-party consents required for consummation of the merger will not have an adverse impact on First Banks or on the anticipated benefits of the Merger. We have further assumed that the conditions precedent in the Merger Agreement are not waived.

    Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof. This opinion does not constitute a recommendation to any shareholder of BYL as to how any such shareholder should vote on the Merger.

    We have acted as BYL's financial advisor in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion. In the normal course of business, affiliates of Endicott have invested for their own account in shares of BYL.

    It is understood that this opinion is for the information of the Board of Directors of BYL and, except for inclusion in its entirety in a proxy statement required to be circulated to shareholders in connection with the Merger, may not be quoted, referred to or reproduced at any time or in any manner, without Endicott's written consent.

    Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair from a financial point of view to the holders of BYL Shares.

                      Very Truly Yours,
                       ENDICOTT FINANCIAL ADVISORS, L.L.C.

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APPENDIX C

Dissenter's Rights
Chapter 13 of California Corporations Code

CALIFORNIA CORPORATIONS CODE

CHAPTER 13
DISSENTERS' RIGHTS

SECTION 1300.  RIGHT TO REQUIRE PURCHASE—"DISSENTING SHARES" AND "DISSENTING SHAREHOLDER" DEFINED.

    (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split or share dividend which becomes effective thereafter.

    (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

    (1)
    Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or (B) listed on the National Market System of the NASDAQ Stock Market, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

    (2)
    Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of reorganization or, (B) if described in subparagraph (A) or (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

    (3)
    Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

    (4)
    Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

    (c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

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SECTION 1301.  DEMAND FOR PURCHASE.

    (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

    (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

    (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

SECTION 1302.  ENDORSEMENT OF SHARES.

    Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates or appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

SECTION 1303.  AGREED PRICE—TIME FOR PAYMENT.

    (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

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    (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

SECTION 1304.  DISSENTER'S ACTION TO ENFORCE PAYMENT.

    (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

    (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

    (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

SECTION 1305.  APPRAISERS' REPORT—PAYMENT—COSTS.

    (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

    (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

    (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

    (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

    (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).

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SECTION 1306.  DISSENTING SHAREHOLDER'S STATUS AS CREDITOR.

    To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

SECTION 1307.  DIVIDENDS PAID AS CREDIT AGAINST PAYMENT.

    Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

SECTION 1308.  CONTINUING RIGHTS AND PRIVILEGES OF DISSENTING SHAREHOLDERS.

    Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

SECTION 1309.  TERMINATION OF DISSENTING SHAREHOLDER STATUS.

    Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

    (a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

    (b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

    (c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

    (d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

SECTION 131O.  SUSPENSION OF PROCEEDINGS FOR PAYMENT PENDING LITIGATION.

    If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Section 1304 and 1305 shall be suspended until final determination of such litigation.

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SECTION 1311.  EXEMPT SHARES.

    This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

SECTION 1312.  ATTACKING VALIDITY OF REORGANIZATION OR MERGER.

    (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

    (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such a shareholder is a member.

    (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

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PROXY	BYL BANCORP	PROXY

ANNUAL MEETING OF SHAREHOLDERS
September 26, 2001

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

   The undersigned shareholder acknowledges receipt of the Notice of Annual Meeting of Shareholders of BYL Bancorp and the accompanying Proxy Statement dated August 8, 2001, and revoking any proxy heretofore given, hereby appoints Barry J. Moore, John F. Myers and H. Rhoads Martin or any one of them, with full power to act alone, my true and lawful attorney(s), agent(s) and proxy, with full power of substitution, for me and in my name, place and stead to vote and act with respect to all shares of common stock of the Bank which the undersigned would be entitled to vote at the Annual Meeting of Shareholders to be held on September 26, 2001, at 9:00 a.m., at the Yorba Linda Community Center, Club Room, 4501 Casa Loma Avenue, Yorba Linda, California and at any and all adjournment or adjournments thereof, with all the powers that the undersigned would possess if personally present, as follows:

   1. APPROVAL OF MERGER AGREEMENT. To approve the Agreement to Merge and Plan of Reorganization dated June 22, 2001 (the "Agreement") and the principal terms of the merger whereby (i) each outstanding share of BYL will be converted into the right to receive $18.50 in cash; and (ii) BYL will be merged with a subsidiary of First Banks America, Inc. ("FBA"), and BYL Bank Group will be merged with and into First Bank and Trust ("FB&T") (the term "merger" includes the merger as well as the other corporate steps of BYL being merged with and into FBA and BYL Bank Group being merged with and into FB&T).

/ / FOR	/ / AGAINST	/ / ABSTAIN

   2. ELECTION OF DIRECTORS.

   To elect as directors the nominees set forth below:

/ /	FOR all nominees listed below (except as indicated to the contrary below).
/ /	WITHHOLD AUTHORITY to vote for all nominees listed below.
Henry C. Cox II	Neil F. Hatcher
Seymour M. Jacobs	H. Rhoads Martin, Jr.

(Instruction: To withhold authority to vote for any individual nominee(s), write the nominee(s) name in the space above.)

   3. OTHER BUSINESS.

   To transact such other business as may properly come before the meeting.

   Execution of this proxy confers authority to vote "FOR" each proposal listed above unless the shareholder directs otherwise. If any other business is presented at said meeting, this proxy shall be voted in accordance with the recommendations of the Board of Directors. When signing as attorney, executor, administrator, trustee or guardian, please give full title. If more than one trustee, all should sign. All joint owners should sign.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE LISTED PROPOSALS. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO ITS EXERCISE.

I/WE DO / / or I/WE DO NOT / / expect to attend the meeting.

Dated: _______________________, 2001	(Number of Shares)
Signature of Shareholder(s)
Signature of Shareholder(s)

QuickLinks

TABLE OF CONTENTS
QUESTIONS AND ANSWERS ABOUT THE MERGER
SUMMARY
BYL SELECTED FINANCIAL DATA
THE ANNUAL MEETING OF BYL BANCORP
PROPOSAL 1: THE MERGER
THE MERGER AGREEMENT
INFORMATION ABOUT BYL BANCORP AND BYL BANK GROUP
INFORMATION ABOUT FIRST BANKS AMERICA, INC. AND FIRST BANK & TRUST
FORWARD-LOOKING STATEMENTS
PROPOSAL 2: ELECTION OF DIRECTORS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
AGGREGATED OPTIONS EXERCISED IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES
OTHER BUSINESS
TABLE OF CONTENTS
AGREEMENT AND PLAN OF REORGANIZATION
ARTICLE I TERMS OF THE MERGER & CLOSING; EXCHANGE OF SHARES
ARTICLE II REPRESENTATIONS AND WARRANTIES OF BANCORP AND BANK
ARTICLE III REPRESENTATIONS AND WARRANTIES OF FBA AND FB&T
ARTICLE IV AGREEMENTS OF BANCORP AND BANK
ARTICLE V AGREEMENTS OF FBA AND FB&T
ARTICLE VI CONDITIONS PRECEDENT TO THE MERGER
ARTICLE VII TERMINATION
ARTICLE VIII GENERAL PROVISIONS
EXHIBIT A AGREEMENT OF MERGER
EXHIBIT B AGREEMENT OF MERGER
EXHIBIT C Legal Opinion Matters Bancorp and Bank
EXHIBIT D Legal Opinion Matters FBA and FB&T
CALIFORNIA CORPORATIONS CODE CHAPTER 13 DISSENTERS' RIGHTS